As filed with the Securities and Exchange Commission on June 21, 2019

Registration No. 333-231839

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

China SXT Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

British Virgin Islands	4953	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

178 Taidong Rd North, Taizhou

Jiangsu, China
+86- 523-86298290

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Hunter Taubman Fischer & Li LLC
1450 Broadway, 26th Floor
New York, NY 10018
(917) 512-0827

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Joan Wu, Esq.
Hunter Taubman Fischer & Li LLC
1450 Broadway, 26th Floor
New York, NY 10018

(212) 530-2208

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered (1)		Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, par value $0.001 per share, underlying convertible notes	3,961,784	(2)	$4.09	(5)	$16,203,696.60	$1,963.89
Ordinary Shares, par value $0.001 per share, underlying warrants issued to investors (“Investor Warrants”)	1,789,976	(3)	$8.38	(6)	$14,999,998.60	$1,818.00
Ordinary Shares, par value $0.001 per share, underlying warrants issued on May 2, 2019 and to be issued upon receipt of proceeds of certain Series B Senior Secured Convertible Note (as defined below) to placement agent (“Placement Agent Warrants”, collectively with Investor Warrant, “Warrants”)	536,992	(4)	$8.38	(7)	$4,499,992.96	$545.40
Total	6,288,752				$35,703,688.16	4,327.29	(5)(6)(7)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, there is also being registered hereby such indeterminate number of additional shares of ordinary share, par value $0.001 per share, of the registrant as may be issued or issuable because of share split, share dividend, recapitalization, exchange or similar event or otherwise.

(2)	Representing 200% of the sum of maximum number of ordinary shares issuable pursuant to the convertible notes, including payment of interest on the notes through May 2, 2021, which is the second anniversary of the closing date (May 2, 2019 as the “Closing Date”) of certain private placement (“Private Placement”).

(3)	Representing 200% of the sum of maximum number of ordinary shares issuable upon exercise of the Investor Warrants.

(4)	Representing 200% of the sum of maximum number of ordinary shares issuable upon exercise of the Placement Agent Warrants.

(5)	Estimated solely for the purpose of determining the amount of registration fees in accordance with Rule 457(g) under the Securities Act based upon the higher of (a) assumed alternate conversion price of $3.89; (b) $4.09, the average of high and low prices for one ordinary share as reported on Nasdaq Capital Market on May 28, 2019.

(6)	Estimated solely for the purpose of determining the amount of registration fees in accordance with Rule 457(g) under the Securities Act based upon $8.38, which is the price at which the Investor Warrants may be exercised.

(7)	Estimated solely for the purpose of determining the amount of registration fees in accordance with Rule 457(g) under the Securities Act based upon $8.38, which is the price at which the Placement Agent Warrants may be exercised.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall the become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED    , 2019

6,288,752 Ordinary Shares

China SXT Pharmaceuticals, Inc.

This prospectus relates to the resale, from time to time, by the selling shareholders identified in this prospectus under the caption “Selling Shareholders,” of up to 6,288,752 shares of our Ordinary Shares, par value $0.001 per share, issuable upon conversion, repayment or exercise of certain outstanding convertible notes and warrants issued and sold by us. We are not selling any Ordinary Shares under this prospectus and will not receive any proceeds from the sale of the Ordinary Shares by the selling shareholders. We will receive proceeds from any exercise of the warrants, which, if exercised in cash with respect to all of the 1,163,484 Ordinary Shares underlying the Warrants offered hereby (assuming current exercise prices), would result in gross proceeds to us of approximately $9.75 million; however, we cannot predict when or if the warrants will be exercised and it is possible that the warrants may expire and never be exercised, in which case we would not receive any cash proceeds. The selling shareholders will bear all commissions and discounts, if any, attributable to the sale of the shares. We will pay for the expenses of this offering which are estimated to be approximately $50,000.

The selling shareholders may sell the Ordinary Shares offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under the caption “Plan of Distribution”. The Ordinary Shares may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price or at negotiated prices.

Our Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “SXTC.” On May 28, 2019, the closing price of our Ordinary Shares was $4.00 per share.

We are an “emerging growth company” as defined under the federal securities laws and will be subject to reduced public company reporting requirements. Please read the disclosures beginning on page 10 of this prospectus for more information.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

date of this prospectus is  May 30, 2019.

Prospectus dated May 30, 2019.

i

About this Prospectus

This prospectus relates to the resale by the selling shareholders identified in this prospectus under the caption “Selling Shareholders,” from time to time, of up to an aggregate of 6,288,752 Ordinary Shares, par value $0.001 per share, issuable upon conversion, repayment or exercise of certain outstanding convertible notes and warrants. As described below under “Prospectus Summary — Description of Private Placements,” our Ordinary Shares registered by this prospectus representing 200% of the sum of Ordinary Shares issuable upon conversion and/or exercise of  (a) senior convertible notes with an aggregate principal amount of  $15,000,000 (the “Notes”) which are initially convertible into an aggregate of 1,980,892 of the Company’s Ordinary Shares at the assumed alternate conversion price of 3.89 per share (b) Investor Warrants to purchase an aggregate of 894,988 Ordinary Shares at an initial exercise price of  $8.38 per share; and (c) Placement Agent Warrants to purchase an aggregate of 268,496 Ordinary Shares at an exercise price of $8.38 per share. We are not selling any Ordinary Share under this prospectus, and we will not receive any proceeds from the sale of the Ordinary Shares offered hereby by the selling shareholders. Such selling shareholders will receive all proceeds from any such sales.

This prospectus is part of a registration statement on Form F-1 (File No. 333-231839) that we have filed with the Securities and Exchange Commission, or SEC on May 30, 2019. It omits some of the information contained in the registration statement, and reference is made to the full registration statement for further information with regard to us and the securities being offered by the selling shareholders. Any statement contained in the prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC is not necessarily complete, and in each instance, reference is made to the copy of the document filed. You should review the complete document to evaluate these statements.

You should read this prospectus, any documents that we incorporate by reference in this prospectus and the information below under the caption “Where You Can Find Additional Information” and “Incorporation of Documents By Reference” before making an investment decision. You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it.

This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information in this prospectus or any documents we incorporate by reference herein is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus and the documents that are incorporated by reference herein contain certain market data and industry statistics and forecasts that are based on studies and clinical trials sponsored by the Company or third parties, independent industry publications and other publicly available information. Many of these statements involve risks and uncertainties and are subject to change based on various factors, including those discussed under the caption “Risk Factors” in this prospectus and under similar captions in the documents that are incorporated by reference herein. Accordingly, investors should not place undue reliance on this information.

ii

Other Pertinent Information

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

●	“China” or the “PRC” are to the People’s Republic of China, excluding Taiwan and the special administrative regions of Hong Kong and Macau for the purposes of this prospectus only;

●	“SXT HK” is to China SXT Group, Limited, a Hong Kong limited liability company organized under the laws of Hong Kong;

●	“shares”, “Shares” or “Ordinary Shares” are to the Ordinary Shares of China SXT Pharmaceuticals, Inc., par value US$0.001 per share;

●	“Suxuangtang”(苏轩堂), is the TCM brand which is also a registered trademark in China owned by Taizhou Suxuantang.

●	“Taizhou Suxuantang” is to Jiangsu Suxuantang Pharmaceutical Co., Ltd., a limited liability company organized under the laws of the PRC.

●	“TCM” means Traditional Chinese Medicine, a style of traditional medicine built on a foundation of more than 2,500 years of Chinese medical practice that includes various forms of herbal medicine, acupuncture, massage (tui na), exercise (qigong), and dietary therapy.

●	“TCMP” means Traditional Chinese Medicine Pieces, a type of TCM that has been processed to be ready for use.

●	“we”, “us” or the “Company” is to China SXT Pharmaceuticals, Inc., and its affiliated entities; and

●	“WFOE” is to Taizhou Suxuantang Biotechnology Co., Ltd., a limited liability company organized under the laws of the People’s Republic of China (the “PRC”), which is wholly-owned by SXT HK.

Our business is conducted by our VIE entity-in the PRC, using RMB, the currency of China. Our unaudited condensed consolidated financial statements are presented in United States dollars. In this prospectus, we refer to assets, obligations, commitments and liabilities in our unaudited condensed consolidated financial statements in United States dollars. These dollar references are based on the exchange rate of RMB to United States dollars, determined as of a specific date or for a specific period. Changes in the exchange rate will affect the amount of our obligations and the value of our assets in terms of United States dollars which may result in an increase or decrease in the amount of our obligations (expressed in dollars) and the value of our assets, including accounts receivable (expressed in dollars).

iii

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements included elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our Ordinary Shares, discussed under “Risk Factors,” before deciding whether to buy our Ordinary Shares.

Overview

We are an innovative pharmaceutical company based in China focusing on the research, development, manufacture, marketing and sales of Traditional Chinese Medicine Pieces (“TCMP”), which is a type of Traditional Chinese Medicine (“TCM”) that has been processed to be ready for use. TCMP is a type of TCM that has been widely accepted by Chinese people for thousands of years. Over the past decades, TCMP products’ origin, identification, prepared process, quality standard, indication, dosage and administration, precautions, and storage have been well documented, listed and specified in “China Pharmacopoeia” an official guidance on manufacturing TCMP compiled by the Pharmacopoeia Commission of the Ministry of Health of the People’s Republic of China. In recent years, the TCMP industry has enjoyed more rapid growth than any other segment of the pharmaceutical industry primarily due to favorable government policies, as TCMP products do not have to go through rigorous clinical trials before commercialization.  We currently sell three types of TCMP products: Advanced TCMP, Fine TCMP and Regular TCMP. Although all of our TCMP products are generic TCMP drugs and we did not change the medical effects of these products in any significant way, these products are innovative in terms of their unconventional administration.  The complexity of the manufacturing process is what differentiates these types of products. Advanced TCMP typically is of the highest quality because it requires specialized equipment to manufacture, and has to go through more manufacturing steps to produce than Fine TCMP and Regular TCMP. Fine TCMP is also manufactured with more refined ingredients than regular TCMP.

In China, TCMP companies are treated differently from pharmaceutical companies manufacturing chemical entities (“Western Drugs”) and Traditional Chinese Patent Medicine (“TCPM”). Both Western Drugs and TCPM are required to go through clinical trials and obtain approval, whereas TCMP products have no such requirement. Once a TCM company has obtained a Pharmaceutical Manufacturing Permit and GMP Certificate, it can begin manufacturing TCMP products immediately.

We currently produce 19 Advanced TCMPs, among which 6 are being in commercial launch and 13 have been marketed, 20 Fine TCMP and 427 Regular TCMP products.  Recently, we have also been granted the permission to produce TCM Homologous Supplements (“TCMHS”), a classification of health-supporting food used traditionally in China as TCM but which are also consumed as food. Our Advanced TCMP segment has gradually become our primary focus due to the products in such segment’s quality and greater market potential. For the fiscal year ended March 31, 2016, 23% of the total revenue was attributable to Advanced TCMP, with Fine TCMP and Regular TCMP each bringing in 2% and 75% of the total revenue, respectively. For the fiscal year ended March 31, 2017, Advanced TCMP brought in 40% of the total revenue, whereas Fine TCMP and Regular TCMP each brought in 2% and 58% of the total revenue, respectively. For the fiscal year ended March 31, 2018, Advanced TCMP brought in 34% of the total revenue, whereas Fine TCMP and Regular TCMP each brought in 5% and 61% of the total revenue, respectively.

Our Advanced TCMP segment includes thirteen products, which can be further divided into seven Directly-Oral TCMP products, and six After-Soaking-Oral TCMP products. Directly-Oral TCMP, as the name suggests, has the advantage of being taken orally. After-Soak-Oral TCMP comes as a small, porous, sealed bag that can be immersed in boiling water to make an infusion. Our major Directly-Oral-TCMP products are SanQiFen, CuYanHuSuo, XiaTianWu and LuXueJing, and our major After-Soaking-Oral-TCMP products are ChenXiang, SuMu, ChaoSuanZaoRen, and JiangXiang.

The following table summarizes the approved indications for our marketed TCMP products and the year in which each such product was first marketed to our distributors.

Product	Ingredients	Indication	Year of Commercial Launch

ChenXiang (powders)	Powders of timbers of Aquilaria sinensis containing chromone, triterpenoid, volatile constituents.	Hiccups; vomit; chest distension; abdominal pain; urethral syndrome; prostatitis; atrophic gastritis, gastric ulcer; irritable bowel syndrome; and chronic pulmonary heart disease.	2015

SanQiFen (powders)	Powders of roots and rhizomes of Panax notoginseng containing ginsenoside and sanchinoside, dencichine, flavonoids, amino acids.	Coronary heart disease; high cholesterol; angina; hyperlipidemia; hemorrhage (bleeding); hepatobiliary diseases; intractable headache; and cancer.	2015

HongQi (pieces)	Dry roots of Hedysarum polybotrys containing flavonoids, saponins, polysaccharides.	Sweating; dizziness, palpitations, shortness of breath; chronic diarrhea archoptosis; dyspeptic fullness; indigestion; hemiplegia, arthralgia, numbness; chronic wound; diabetic nephropathy; and low immunity, cancer, liver disease.	2015

SuMu (powders)	Powders heartwoods of Caesalpinia sappan containing homeisoflavonoid, and triterpenoid compounds.	Digestive tract tumor; liver cancer; ovarian neoplasms; cervical cancer, chronic myeloid leukemia; fractures, traumatic injury; thoracic abdominal pain; carbuncle furuncle sore; immunosuppressive agent; and diabetes.	2015

JiangXiang(powders)	Powder of heartwoods of trunks and roots of Dalbergia odorifera containing flavonoid, terpenoid, volatile constituents.	Coronary heart disease; angina pectoris, arrhythmia; hypertension; hyperlipidemia, dizzy; vomiting blood, nose bleeding, bleeding and injury; pain caused by ecchymoma; pediatric glomerulonephritis; and pediatric pneumonia.	2015

CuYanHuSuo (powders)	Powders of dry tubers of Corydalis yanhusuo W.T.Wang containing isoquinoline alkaloids.	Various pains (non-addictive analgesics); paroxysmal atrial fibrillation; rapid supraventricular arrhythmia; superficial gastritis; acute or chronic torsion and contusion.	2015

XiaTianWu (powders)	Powders of tubers of Corydalis decumbens containing isoquinoline alkaloid constituents.	Hemiplegia; facial paralysis; cerebral infarction; waist intervertebral disc prominent sickness; cervical spondylopathy; shoulder periarthritis; sciatica; arthritic symptoms; cerebral apoplexy; and pseudomyopia.	2016

LuXueJing (crystal-like scales)	Dry blood of Cervus nippon or Cervus elaphus containing proteins.	Leukopenia, thrombocytopenia, or hypoimmunity; chronic anemia, aplastic anemia; erectile dysfunction; and postoperative rehabilitation.	2016

XueJie (powders)	Powders of fruit resins of Daemonorops draco containing flavanoide, terpenoid, and phlobaphene constituents, and resins.	Myocardial infarction, coronary heart disease; angina pectoris; anorectal; gastrointestinal diseases; internal and external bleeding; chronic inflammatory colitis; chronic dermal ulcer; cervical erosion; diabetic foot ulcer; scrotal edema; and post-herpetic neuralgia.	2016

ChaoSuanZaoRen (powders)	Powders of slight flied seeds of Ziziphus jujuba containing flavonoid, saponin, alkaloid compounds.	Insomnia; upsetting; spontaneous sweating, night sweating; hyperhidrosis; cardiovascular atherosclerosis; hypertension; high blood lipids; epileptic; and hypoimmunity.	2016

HongQuMi (grains)	Dry rice fermented by fungi Monascus purpureus containing monacolins, monascus pigments, polysaccharides.	High blood lipids; high blood pressure; postpartum lochiorrhea; abdominal pain; dyspeptic fullness; indigestion, poor appetite; osteoporosis, climacteric syndrome; hypoimmunity; and diabetic nephropathy syndrome	2016

ChuanBeiMu (powders)	Powders of bulbus of Fritilaria cirrhosa or F. unibracteata or F. przezvalskii or F. delavayi or F. taipaiensis, or F. unibracteata containing alkaloid, sterol, nucleosides constituents.	Children with chronic irritating cough; difficultly in expectoration, sore throat; acute or chronic bronchitis; dry cough; epilepsy; mastitis; and hypertension.	2017

HuangShuKuiHua (powders)	Powders of corollas of Abelmoschus manihot containing flavonoid and flavone glycoside, polysaccharide constituents, volatile oil, proteins.	Chronic nephritis; hydremic nephritis; adiabatic nephropathy; oral ulcers; parotitis; edemas; cerebrovascular disease; cancer; and scalds or burns.	2017

WuWeiZi (Crude powders)	Ripe fruits of Schisandra chinensis (Turcz.) Baill. containing lignans, volatile constituents, organic acids, sterol, vitamin C, vitamin E.	Acute or chronic hepatitis; dizziness and vitreous opacification; neurasthenic and insomnia; asthma and bronchitis; angioneurotic headache; gallstones.	2018

DingXiang (powders)	Buds of Ewgewia caryophyllata Thunb. containing volatile oil, such aseugenol, beta-caryophyllene, humuleno, chavicol, eugenone; flavonoids, and triterpenoid constituents.	Abdominal pain; hiccup, nausea and vomiting; erectile dysfunctiona (ED); chronic gastritis and gastric ulcer; tooth pains.	2018

RenShen (powders)	Roots and rhizomes of Panax ginseng C. A. Mey. containing panaxosides, such as panaxoside Rg1, Re, Rb1, flavonoids, panax polysaccharides, organogermanium.	Cardiogenic shock, fatigue, diabetes, impotence, senility, and asthenic overstrain.	2018

QingGuo (crude powders)	Dry fruits of Canarium album Raeusch. containing flavonoids, triterpenes, lignans, polyphenols, organic acids, volatile oil, etc.	Sore throat, laryngopharyngitis, cough, allergic asthma, diabetes, and intoxication.	2018

JueMingZi (powders)	Mature seeds of Cassia obtusifolia L. containing anthraquinones, naphthyl ketones, fatty acids, volatile constituents, daidzein, polysaccharides, amino acids.	High blood pressure; hyperlipidemia; cerebrovascular diseases; constipation; mastitis; ophthalmologic diseases.	2018

ShaRen (powders)	Ripe fruits of Amomom villosum Lour. or A. villosum var. xanthioides T. L. Wu et Senjen or A. longiligulare T. L. Wu containing volatile constituents and flavonoids.	Gastric and duodenal ulcer, enteritidis; pediatrics abdominal pain and chronic diarrhea; irritable bowel syndrome; threatened abortion; chronic renal failure, glomerulonephritis; kidney stones; asthma; chronic myeloid leukemia, malignant lymphoma.	2018

Taizhou Suxuantang, our VIE entity, was founded in 2005 and has grown significantly in recent years. Our net revenues increased from $4,881,523 in fiscal year ended March 31, 2017 to $7,019,243 in fiscal year ended March 31, 2018, representing an increase of 43.8%. Our net income increased from $1,185,146 in fiscal year ended March 31, 2017 to $1,187,581 in fiscal year ended March 31, 2018, representing an increase of 0.2% during this period. Our net revenues increased from $3,889,851 for the six months ended September 30, 2017 to $3,917,707 in six months ended Sepetember 30, 2018, representing an increase of 1%. Our net revenues increased from $3,718,605 in fiscal year ended March 31, 2016 to $4,881,523 in fiscal year ended March 31, 2017, representing an increase of 31.3%.  Our net income increased from $141,544 in fiscal year ended March 31, 2016 to $1,185,146 in fiscal year ended March 31, 2017, representing an increase of 737.3% during this period, and increased from $787,305 for the six months ended September 30, 2017 to $992,364 for the six months ended September 30, 2018, representing an increase of 26%.

Our Competitive Advantages

We believe our principal competitive strengths are as follows:

Recognized Brand Name

“Suxuangtang”(苏轩堂), which has over 270 years of history, is a famous TCM brand in Eastern China. Due of its brand recognition, Suxuantang has received many awards from the local government such as the Jiangsu Taizhou Famous Product Award, and Well-known Brand Trademark granted by the government of Taizhou city. To some, Suxuantang is more than just a TCM brand; it is a symbol of tradition and culture, which Chinese customers value deeply. Suxuantang is also widely recognized by the industry as one of the three most famous TCM brands; the other two are “Hui Chun Tang” (回春堂) and “Tong Ren Tang”(同仁堂). It is a household brand in Jiangsu province, having originated there and being well recognized in provinces nearby, such as Hubei, Shandong, Anhui, where our products have been widely used and their curative effects had been proven. Our Fine and Regular TCMP products have been in pharmaceutical markets such as hospitals and drug stores for decades, and received steady and consistent positive feedbacks from our customers. As a result, we believe the curative effects of our products have been firmly demonstrated. Unlike Western Drugs or TCPMs, it is difficult to conduct systematic evaluations on curative effects of TCMPs and we believe the curative effect of our products is demonstrated by the fact that they has been widely used by patients for years. In fact, the Chinese Food and Drug Administration (the “CFDA”) utilizes the same standard to determine the safety and efficacy of TCMPs, namely the thousand years of constant usage and practice. Each TCMP’s safety and efficacy are documented in China Pharmacopoeia issued by the National Health and Family Planning Commission of the PRC. All of our products are currently in compliance with the safety and efficacy standard set forth in China Pharmacopoeia Part I. In accordance with the Pharmaceutical Administration Law of the PRC, it is not necessary to re-evaluate the safety and efficacy TCMPs.

Ready to Use TCMPs

Unlike most TCMPs in the market that have to be prepared as decoction before use, our innovative Directly-Oral TCMPs and After-soaking-oral TCMPs can be easily dissolved or infused in hot water without requiring lengthy preparation. This feature sets us apart from our peers and makes our products more appealing to our customers.

Complete Permits to Produce Advanced TCMP Products

We have the Pharmaceutical Manufacturing Permit and Pharmaceutical Good Manufacturing Practices (“GMP”) Certificates, with both the Permit and the Certificate defining the scope of TCMP through the inspection authorized by Jiangsu FDA, to produce After-Soaking-Oral-TCMPs, Directly-Oral-TCMPs, Fine TCMPs and Regular TCMPs. There is no need to apply for additional permits from the Jiangsu Food and Drug Commission in order to manufacture or sell our products. In China, TCMP companies are treated differently from other pharmaceutical companies manufacturing Western Drugs and TCPMs. Both Western Drugs and TCPMs are required to go through clinical trials and obtain clinical trial approval, whereas TCMP products have no such requirement. Once a TCMP company obtains the Pharmaceutical Manufacturing Permit and Pharmaceutical GMP Certificates, it is allowed to begin manufacturing its products immediately.  Currently, we believe there are only few TCM companies in China that have both the permit and the certificate required to produce all TCMPs including After-Soaking-Oral- TCMP and Directly-oral TCMP products.

Strong Research and Development Capability

We believe that our research and development capabilities allow us to create innovative TCMP that fulfill our customers’ needs. Although all of our TCMP products are generic TCMP drugs and we did not change the medical effects of these products in any significant way, these products are innovative in terms of their unconventional administration. Our advance TCMPs come in the form of powders or sachets, which make oral administration easier for our customers. This improvement is significant because otherwise TCMP have to be prepared through decoction before use, which has proven to be both inconvenient and overly complex for customers.  Our research and development team has demonstrated its success in use of the sophisticated research strategies and modern technologies to develop TCMP products with innovative features that lend us an edge over our major competitors. We have established a strong research and development team of 15 dedicated researchers as of March 31, 2019. Our R&D Team has successfully developed multiple modernized TCMPs, many of which have already been commercialized with our Pharmaceutical Manufacturing Permit, the Pharmaceutical GMP certificate, and China Pharmacopoeia without the need for additional approvals or registrations by the regulatory authorities.

Experienced and accomplished leadership team with a proven track record.

We have an experienced management team, where most of our members, except our CEO Mr. Feng Zhou whom carries the family heritage in the Suxuantang brand, possess more than 10 years of pharmaceutical and related industry experience.  We believe that our leadership team is well-positioned to lead us through clinical development, regulatory approval and commercialization of our product candidates. Collectively, our management team has extensive experience in research and development, manufacturing, commercialization, and in-licensing and acquisition of companies in China’s TCM industry. Experienced in managing fast-growing enterprises, our entrepreneurial management team takes the initiative to adapt our business strategies based on market, industry and therapeutic trends. Our management team has successfully established a deep product pipeline, and built an integrated research and development, production, and sales and marketing infrastructure. Our success in existing product development and branding reflects the significant experience that members of our management team have in their respective fields of expertise and their in-depth knowledge of the regulatory framework in China.

Our Growth Strategies

The key elements of our strategy to grow our business include:

Promoting Our Existing Brands to Increase Our National Recognition. Although “Suxuantang” is a brand (“苏轩堂”) with a solid reputation in Eastern China, particularly Jiangsu Province, our national reach is relatively limited. In order to become a national brand, we intend to support and grow the existing recognition and reputation of our over 270-year old brand “Suxuantang” and maintain our branded pricing strategy through continued sales and marketing efforts, as well as our newly upgraded GMP-compliant production lines. To achieve this goal, we plan to promote the efficacy and safety profiles of all of our Advanced TCMP products to physicians at hospitals and clinics through our sales force, independent distributors and educational physician conferences and seminars. Under the current pharmaceutical regulations in China, TCMP manufacturers are not required to obtain approval from any regulatory authority in order to claim the efficacy and safety of TCMP products, since the efficacy and safety of such products are specifically indicated in “China Pharmacopeia”. China Pharmacopoeia provides state pharmaceutical standards and quality control requirements in China. There are currently 618 TCMP raw materials and their related products exclusively listed in China Pharmacopoeia Part I (version 2015). China Pharmacopeia offers guidance related to each TCMP raw material such as its origin, characteristics, properties, identification, quantitation (assay), indication (action), preparation processing, administration and dosage, storage, and side effects. Each TCMP manufacturer is required by law to follow the guidance set forth in the China Pharmacopoeia. China Pharmacopoeia Part I also stipulates the national standard for TCMP products regarding their efficacy and safety.  We intend to promote and advertise the efficacy and safety profiles of all of our Advanced TCMP products by educating the physicians who might not be familiar with the China Pharmacopoeia.

Developing and Introducing Additional Products to Expand or Strengthen Our Existing Product Portfolio. We plan to focus on our development capabilities towards expanding our existing portfolio. We have a number of pipeline products in various stages of research and development. In addition, we are constantly in the process of developing new types of Advanced TCMP products. We are introducing new products at a steady pace to further strengthen our branded market leadership position in Directly-Oral and After-Soaking-Oral-TCMPs.

Expanding Our Distribution Network to Increase Market Penetration. We intend to expand our reach in the PRC to drive additional growth in our existing and future products. We currently contract with over 143 distributors in the PRC and plan to expand on these relationships to target new markets. We plan to continue to broaden our marketing efforts outside of major cities in the PRC and to increase our market penetration in cities and rural areas where we already have a growing presence. Over the long term, we intend to expand our presence beyond the PRC to international markets by partnering with international pharmaceutical companies in cross-selling our products.

Our Corporate Structure

China SXT Pharmaceutical Inc. is a British Virgin Islands corporation which holds 100% Ordinary Shares of its wholly owned Hong Kong subsidiary, China SXT Group Limited. China SXT Group Limited holds all of the share capital of Taizhou Suxuantang Biotechnology Co. Ltd., a wholly foreign-owned enterprise. Taizhou Suxuantang Biotechnology Co. Ltd., through a series of contractual arrangements, controls our operating entity, Jiangsu Taizhou Suxuantang Pharmaceutical Col. Ltd.

The following diagram illustrates our corporate structure as of the date of this prospectus:

Corporate Information

Our principal executive offices are located at 178 Taidong Rd North, Taizhou, Jiangsu, PRC, and our phone number is +86-523-8629-8290. We maintain a corporate website at www.sxtchina.com. The information contained in, or accessible from, our website or any other website does not constitute a part of this prospectus.

Implications of Our Being an “Emerging Growth Company”

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company, we:

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A;

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

●	will not be required to conduct an evaluation of our internal control over financial reporting for two years.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Certain of these reduced reporting requirements and exemptions were already available to us due to the fact that we also qualify as a “smaller reporting company” under SEC rules. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding management’s assessment of internal control over financial reporting, are not required to provide a compensation discussion and analysis, are not required to provide a pay-for-performance graph or CEO pay ratio disclosure, and may present only two years of audited financial statements and related MD&A disclosure.

Description of Private Placements

On May 2, 2019, we completed a private placement (the “Private Placement”) with certain unaffiliated institutional investors. The securities sold by the Company in the Private Placement consisted of (1) Senior Convertible Notes in the aggregate principal amount of $15 million (each, a “Note” and collectively, the “Notes”), consisting of (i) a Series A Senior Convertible Note in the principal amount of $10 million, and (ii) a Series B Senior Secured Convertible Note in the principal amount of $5 million and (2) Investor Warrants to purchase such amount of shares of the Company’s ordinary shares equal to 50% of the shares issuable upon conversion of the Notes, exercisable for a period of five years at an initial exercise price of $8.38, for consideration consisting of (i) a cash payment of $10,000,000, and (ii) a secured promissory note payable by the Investors to the Company (the “Investor Note”) in the principal amount of $5 million. Pursuant to the Amendment No.1 to the previous Purchase Agreement (the “Amendment” and the Original Purchase Agreement, as amended, the “Purchase Agreement”), the Company shall pre-deliver four million Ordinary Shares of the Company to the Investors issuable upon conversion of the Notes. FT Global Capital, Inc. acted as the exclusive placement agent for the transaction (the “Placement Agent”) pursuant to the terms of an Engagement Letter, dated March 1, 2019, between the Company and the Placement Agent (the “Engagement Letter”). At the closing, the Company issued and sold to the Placement Agent for a sum of $100 a warrant (the “Placement Agent Warrants”) to purchase 268,496 Ordinary Shares, pursuant to the terms of the Engagement Letter. The Placement Agent Warrants have substantially the same terms as the Investor Warrants.

In connection with the Private Placement, we are registering the resale of our Ordinary Shares issuable upon conversion of the Notes and exercise of the Warrants.

THE OFFERING

Ordinary Shares offered by Selling Shareholders	6,288,752 Ordinary Shares (3,961,784 underlying the Notes, 1,789,976 underlying the Investor Warrants, 536,992 underlying the Placement Agent Warrants)

Ordinary Shares outstanding prior to completion of this offering	26,706,701 Ordinary Shares.

Ordinary Shares outstanding immediately after this offering	32,995,453 Ordinary Shares, assuming the full conversion of the Notes, exercise of all the Warrants, repayment of all the interest on the Notes in shares, and no change to the initial conversion rate and the initial exercise price.

Terms of this offering	The Selling Shareholders, including their transferees, donees, pledgees, assignees and successors-in-interest, may sell, transfer or otherwise dispose of any or all of Ordinary Shares offered by this prospectus from time to time on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. The Ordinary Shares may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price or at negotiated prices.

Trading	Our Ordinary Shares currently trade on the Nasdaq Capital Market. There is no established trading market for the Warrants or the Notes that are convertible or exercisable for the shares offered hereby.

NASDAQ symbol	“SXTC”

Transfer Agent	TranShare Corporation

Use of proceeds	All proceeds from the sale of the Ordinary Shares offered hereby will be for the account of the selling shareholders. We will not receive any proceeds from the sale of the Ordinary Shares offered pursuant to this prospectus. We will receive proceeds upon cash exercises, if any, of the Warrants to purchase the Ordinary Shares offered hereby. See the caption “Use of Proceeds” in this prospectus.

Risk factors	The Ordinary Shares offered hereby involve a high degree of risk. You should read “Risk Factors,” beginning on page 10 for a discussion of factors to consider before deciding to invest in our Ordinary Shares.

Summary Financial Data

	For the Six Months Ended September 30,	For Year ended March 31,
	2018 (Unaudited)	2018	2017
Consolidated Statements of Operations and Comprehensive Income Data:
Total Sales	$3,917,707	$7,019,243	$4,881,523
Gross profit	2,678,684	3,401,495	2,312,001
Operating expenses	(1,354,431)	(1,769,229)	(709,819)
Income from operations	1,324,253	1,632,266	1,602,182
Other income (expenses)	517	(4,582)	(21,987)
Provision for income taxes	(332,406)	(440,103)	(395,049)
Net income	992,364	1,187,581	1,185,146
Other comprehensive loss:
Foreign currency translation gain (loss)	311,599	245,548	(75,267)
Comprehensive Income	1,303,963	1,433,129	1,109,879
Earnings per share – basic and diluted	0.050	0.059	0.059
Weighted average number of shares - basic and diluted	20,000,000	20,000,000	20,000,000

	For the Six Months Ended September 30,	As of March 31,
	2018 (Unaudited)	2018	2017
Consolidated Balance Sheet Data:
Cash	$217,009	$560,252	$65,570
Total current assets	6,479,645	6,102,190	4,905,116
Total assets	7,934,349	7,657,894	5,431,414
Total current liabilities	3,967,809	4,372,119	3,578,768
Total liabilities	3,967,809	4,372,119	3,578,768
Total equity	3,966,540	3,285,775	1,852,646
Total liabilities and equity	7,934,349	7,657,894	5,431,414

RISK FACTORS

Investment in our securities involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. The risks and uncertainties described below represent our known material risks to our business. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, you may lose all or part of your investment. You should not invest in this offering unless you can afford to lose your entire investment.

Risks Related to Our Business and Industry

We have limited sources of working capital and will need substantial additional financing

The working capital required to implement our business plan will most likely be provided by funds obtained through offerings of our equity, debt, debt-linked securities, and/or equity-linked securities, and revenues generated by us. No assurance can be given that we will have revenues sufficient to sustain our operations or that we would be able to obtain equity/debt financing in the current economic environment. If we do not have sufficient working capital and are unable to generate sufficient revenues or raise additional funds, we may delay the completion of or significantly reduce the scope of our current business plan; delay some of our development and clinical or marketing efforts; postpone the hiring of new personnel; or, under certain dire financial circumstances, substantially curtail or cease our operations.

To date, we have relied almost exclusively on organically generated revenues and financing transactions to fund our operations. Our inability to obtain sufficient additional financing would have a material adverse effect on our ability to implement our business plan and, as a result, could require us to significantly curtail or potentially cease our operations. At March 31, 2018, we had cash and cash equivalents of approximately $560,252, total current assets of approximately $6,102,190 and total current liabilities of approximately $4,372,119. At September 30, 2018, we had cash and cash equivalents of approximately $217,009, total current assets of approximately $6,479,645 and total current liabilities of approximately $3,967,809. We will need to engage in capital-raising transactions in the near future. Such financing transactions may well cause substantial dilution to our shareholders and could involve the issuance of securities with rights senior to the outstanding shares. Our ability to complete additional financings is dependent on, among other things, the state of the capital markets at the time of any proposed offering, market reception of the Company and the likelihood of the success of its business model and offering terms. There is no assurance that we will be able to obtain any such additional capital through asset sales, equity or debt financing, or any combination thereof, on satisfactory terms or at all. Additionally, no assurance can be given that any such financing, if obtained, will be adequate to meet our capital needs and to support our operations. If we do not obtain adequate capital on a timely basis and on satisfactory terms, our revenues and operations and the value of our Ordinary Shares and Ordinary Share equivalents would be materially negatively impacted and we may cease our operations.

Although we were incorporated 14 years ago, our significant business lines have a limited operating history, which makes it difficult to evaluate our future prospects and results of operations.

We only started to produce Directly-Oral TCMP and After-Soaking-TCMP as our principal products three years ago.  As a result, our past operating results are not an accurate indication of the lines of business we are principally engaged in currently. Thus, you should consider our future prospects in light of the risks and uncertainties experienced by early stage companies in evolving markets rather than typical companies of our age. Some of these risks and uncertainties relate to our ability to:

●	attract additional customers and increased spending per customer;

●	increase awareness of our brand and develop customer loyalty;

●	respond to competitive market conditions;

●	respond to changes in our regulatory environment;

●	manage risks associated with intellectual property rights;

●	maintain effective control of our costs and expenses;

●	raise sufficient capital to sustain and expand our business;

●	attract, retain and motivate qualified personnel; and

●	upgrade our technology to support additional research and development of new products.

If we are unsuccessful in addressing any of these risks and uncertainties, our business may be materially and adversely affected.

Our failure to compete effectively may adversely affect our ability to generate revenue.

We compete with other companies, many of whom are developing or can be expected to develop products similar to ours. Many of our competitors are also more established than we are, and have significantly greater financial, technical, marketing and other resources than we presently possess. Some of our competitors, such as “Huichuntang” and “Tongrentang”, have greater name recognition and a larger customer base. These competitors may be able to respond more quickly to new or changing opportunities and customer requirements and may be able to undertake more extensive promotional activities, offer more attractive terms to customers, and adopt more aggressive pricing policies. We cannot assure you that we will be able to compete effectively with current or future competitors or that the competitive pressures we face will not harm our business.

Our dependence on a small number of customers could adversely affect our business or results of operations.

We derive a substantial portion of our revenue from a relatively small number of customers. For additional information regarding Suxuantang’s customer concentrations, see “Statement Schedules - Note 5. Concentration Risks.” We expect that Suxuantang’s largest customers will continue to account for a substantial portion of its total net revenue for the foreseeable future. Suxuantang has long-standing relationships with many of its significant customers. However, because Suxuantang’s customers generally contract with a finite duration, Suxuantang may lose these customers if the contracts are not renewed or replaced. The loss or reduction of, or failure to renew or replace, any significant contracts with any of these customers could materially reduce Suxuantang’s revenue and cash flows. If Suxuantang does not replace them with other customers, the loss of business from any one of such customers could have a material adverse effect on our business or results of operations.

We are dependent on certain key personnel and loss of these key personnel could have a material adverse effect on our business, financial condition and results of operations.

Our success is, to a certain extent, attributable to the management, sales and marketing, and research and development expertise of key personnel. We are dependent upon the services of Mr. Zhou, our President, Chief Executive Officer and Chairman of the Board, for the continued growth and operation of our Company, due to his industry experience, as well as his personal and business contacts in the PRC. We may not be able to retain Mr. Zhou for any given period of time. Although we have no reason to believe that Mr. Zhou will discontinue his services with us or Taizhou Suxuantang, the interruption or loss of his services would adversely affect our ability to effectively run our business and pursue our business strategy as well as our results of operations. Additionally, Jingzhen Deng, our Chief Scientific Officer (R&D team leader) and Chief Operation Officer, performs key functions in the operation of our business. There can be no assurance that we will be able to retain these officers after the terms of their employment expire. The loss of these officers could have a material adverse effect upon our business, financial condition, and results of operations. We do not carry key man life insurance for any of our key personnel, nor do we foresee purchasing such insurance to protect against the loss of key personnel.

We may not be able to hire and retain qualified personnel to support our growth and if we are unable to retain or hire these personnel in the future, our ability to improve our products and implement our business objectives could be adversely affected.

We must attract, recruit and retain a sizeable workforce of technically competent employees. Competition for senior management and personnel in the PRC is intense and the pool of qualified candidates in the PRC is very limited. We may not be able to retain the services of our senior executives or personnel, or attract and retain high-quality senior executives or personnel in the future. This failure could materially and adversely affect our future growth and financial condition.

If we fail to increase our brand recognition, we may face difficulty in obtaining new customers.

Although our brand is well-respected in TCMP industry, we still believe that maintaining and enhancing our brand recognition in a cost-effective manner outside of that market is critical to achieving widespread acceptance of our current and future products and services and is an important element in our effort to increase our customer base. Successful promotion of our other brands, or Suxuantang outside the TCMP industry, will depend largely on our ability to maintain a sizeable and active customer base, our marketing efforts and ability to provide reliable and useful products and services at competitive prices. Brand promotion activities may not yield increased revenue, and even if they do, any increased revenue may not offset the expenses we will incur in building our brand. If we fail to successfully promote and maintain our brand, or if we incur substantial expenses in an unsuccessful attempt to promote and maintain our brand, we may fail to attract enough new customers or retain our existing customers to the extent necessary to realize a sufficient return on our brand-building efforts, in which case our business, operating results and financial condition, would be materially adversely affected.

Any disruption in the supply chain of raw materials and our products could adversely impact our ability to produce and deliver products.

As to the products we manufacture, we must manage our supply chain for raw materials and delivery of our products. Supply chain fragmentation and local protectionism within China further complicates supply chain disruption risks. Local administrative bodies and physical infrastructure built to protect local interests pose transportation challenges for raw material transportation as well as product delivery throughout China. In addition, profitability and volume could be negatively impacted by limitations inherent within the supply chain, including competitive, governmental, legal, natural disasters, and other events that could impact both supply and price. Any of these occurrences could cause significant disruptions to our supply chain, manufacturing capability and distribution system that could adversely impact our ability to produce and deliver some of our products.

Additionally, some of the raw materials we use are procured from farmers, who can be faced with environmental risks outside of their control. If these farmers are unable to control any environmental issues, they may not have the ability to supply continuously and stably.

Our success depends on our ability to protect our intellectual property.

Our success depends on our ability to obtain and maintain patent protection for products developed utilizing our technologies, in the PRC and in other countries, and to enforce these patents. There is no assurance that any of our existing and future patents will be held valid and enforceable against third-party infringement or that our products will not infringe any third-party patent or intellectual property. Although we have filed additional patent applications with the Patent Administration Department of the PRC, there is no assurance that they will be granted.

Any patents relating to our technologies may not be sufficiently broad to protect our products. In addition, our patents may be challenged, potentially invalidated or potentially circumvented. Our patents may not afford us protection against competitors with similar technology or permit the commercialization of our products without infringing third-party patents or other intellectual property rights.

We also rely on or intend to rely on our trademarks, trade names and brand names to distinguish our products from the products of our competitors, and have registered or will apply to register a number of these trademarks. However, third parties may oppose our trademark applications or otherwise challenge our use of the trademarks. In the event that our trademarks are successfully challenged, we could be forced to rebrand our products, which could result in loss of brand recognition and could require us to devote resources to advertising and marketing these new brands. Further, our competitors may infringe our trademarks, or we may not have adequate resources to enforce our trademarks.

In addition, we also have trade secrets, non-patented proprietary expertise and continuing technological innovation that we shall seek to protect, in part, by entering into confidentiality agreements with licensees, suppliers, employees and consultants. These agreements may be breached and there may not be adequate remedies in the event of a breach. Disputes may arise concerning the ownership of intellectual property or the applicability of confidentiality agreements. Moreover, our trade secrets and proprietary technology may otherwise become known or be independently developed by our competitors. If patents are not issued with respect to products arising from research, we may not be able to maintain the confidentiality of information relating to these products.

Our TCMP business is subject to inherent risks relating to product liability and personal injury claims.

TCMP companies, similar to pharmaceutical companies, are exposed to risks inherent in the manufacturing and distribution of TCMP products, such as with respect to improper filling of prescriptions, labeling of prescriptions, adequacy of warnings, and unintentional distribution of counterfeit drugs. In addition, product liability claims may be asserted against us with respect to any of the products we sell and as a distributor, we are required to pay for damages for any successful product liability claim against us, although we may have the right under applicable PRC laws, rules and regulations to recover from the relevant manufacturer for compensation we paid to our customers in connection with a product liability claim. We may also be obligated to recall affected products. If we are found liable for product liability claims, we could be required to pay substantial monetary damages. Furthermore, even if we successfully defend ourselves against this type of claim, we could be required to spend significant management, financial and other resources, which could disrupt our business, and our reputation as well as our brand name may also suffer. We, like many other similar companies in China, do not carry product liability insurance. As a result, any imposition of product liability could materially harm our business, financial condition and results of operations. In addition, we do not have any business interruption insurance due to the limited coverage of any available business interruption insurance in China, and as a result, any business disruption or natural disaster could severely disrupt our business and operations and significantly decrease our revenue and profitability.

We face risks related to research and the ability to develop new TCMP products.

Our growth and survival depends on our ability to consistently discover, develop and commercialize new products and find new and improved technology and platforms. As such, if we fail to make sufficient investments in research, be attentive to consumer needs or focus on the most advanced technology, our current and future products could be surpassed by more effective or advanced products of other companies.

Our business requires a number of permits and licenses in order to carry on their business.

Pharmaceutical companies in China are required to obtain certain permits and licenses from various PRC governmental authorities, including Good Manufacturing Practice (“GMP”) certification. We are also required to obtain a Pharmaceutical Product Permit.

Also, we participate in the manufacture of Chinese medicine, which is subject to various PRC laws and regulations pertaining to the pharmaceutical industry. We have obtained certificates, permits, and licenses required for the operation of a pharmaceutical enterprise and the manufacturing of pharmaceutical products in the PRC. We are required to meet GMP standards in order to continue manufacturing pharmaceutical products. We are required to renew the GMP every five years and our current GMP expires in 2019. There is no guarantee we will be able to renew the GMP when it next expires.

We cannot assure you that we can maintain all required licenses, permits and certifications to carry on our business at all times, and in the past from time to time we may have not been in compliance with all such required licenses, permits and certifications. Moreover, these licenses, permits and certifications are subject to periodic renewal and/or reassessment by the relevant PRC governmental authorities and the standards of such renewal or reassessment may change from time to time. We intend to apply for the renewal of these licenses, permits and certifications when required by then applicable laws and regulations. Any failure by us to obtain and maintain all licenses, permits and certifications necessary to carry on our business at any time could have a material adverse effect on our business, financial condition and results of operations. In addition, any inability to renew these licenses, permits and certifications could severely disrupt our business and prevent us from continuing to carry on our business. Any changes in the standards used by governmental authorities in considering whether to renew or reassess our business licenses, permits and certifications, as well as any enactment of new regulations that may restrict the conduct of our business, may also decrease our revenue and/or increase our costs and materially reduce our profitability and prospects. Furthermore, if the interpretation or implementation of existing laws and regulations changes or if new regulations come into effect requiring us to obtain any additional licenses, permits or certifications that were previously not required to operate our existing businesses, we cannot assure you that we will successfully obtain such licenses, permits or certifications.

Our innovative Directly-Oral-TCMP and After-Soaking-Oral-TCMP in China are subject to continuing regulation by the CFDA. If the labeling or manufacturing process of an approved medicine is significantly modified, the CFDA requires that we obtain a new pre-market approval or pre-market approval supplement. Furthermore, there is no specific law or details of regulations that apply to our innovative Directly-Oral-TCMP and After-Soaking-Oral-TCMP, but we will be required to comply with all existing and new rules related to them.

Price control regulations may decrease our profitability.

The laws of the PRC provide for the government to fix and adjust prices. The prices of certain TCMP products we distribute, including those listed in the Chinese government’s catalogue of medications that are reimbursable under the PRC’s social insurance program, or the Insurance Catalogue, are subject to control by the relevant state or provincial price administration authorities. The PRC establishes price levels for products based on market conditions, average industry cost, supply and demand and social responsibility. In practice, price control with respect to these medicines sets a ceiling on their retail price. The actual price of such medicines set by manufacturers, wholesalers and retailers cannot historically exceed the price ceiling imposed by applicable government price control regulations. Although, as a general matter, government price control regulations have resulted in lower drug prices over time, there has been no predictable pattern for such decreases. It is possible that additional products may be subject to price control, or that price controls may be increased in the future. To the extent that our products are subject to price control, our revenue, gross profit, gross margin and net income will be affected since the revenue we derive from our sales will be limited and we may face no limitation on our costs. Further, if price controls affect both our revenue and costs, our ability to be profitable and the extent of our profitability will be effectively subject to determination by the applicable regulatory authorities in the PRC. Since May 1998, the relevant PRC governmental authorities have ordered price reductions on thousands of pharmaceutical products. Such reductions, along with any future price controls or government mandated price reductions may have a material adverse effect on our financial condition and results of operations, including significantly reducing our revenue and profitability.

If the TCMP products we produce are replaced by other medicines or are removed from the PRC’s insurance catalogue in the future, our revenue may suffer.

Under Chinese regulations, patients purchasing medicine listed by the central and/or provincial governments in the insurance catalogue may be reimbursed, in part or in whole, by a social medicine fund. Accordingly, pharmaceutical distributors prefer to engage in the distribution of medicine listed in the insurance catalogue. Currently, 95% of our TCMP products, including 12 Advanced TCMP products are listed in the insurance catalogue. The content of the insurance catalogue is subject to change by the PRC Ministry of Labor and Social Security, and new medicine may be added to the insurance catalogue by provincial level authorities as part of their limited ability to change certain medicines listed in the insurance catalogue. If the TCMP products we produce are replaced by other medicines or removed from the insurance catalogue in the future, our revenue may suffer.

While we have purchased insurance to cover certain assets and property of our business, the amounts and scope of coverage could leave our business inadequately protected from loss. If we were to incur substantial losses or liabilities due to fire, explosions, floods, other natural disasters or accidents or business interruption, our results of operations could be materially and adversely affected.

Adverse publicity associated with our products, ingredients or network marketing program, or those of similar companies, could harm our financial condition and operating results.

The results of our operations may be significantly affected by the public’s perception of our product and similar companies. This perception is dependent upon opinions concerning:

●	the safety and quality of our products and ingredients;

●	the safety and quality of similar products and ingredients distributed by other companies; and

●	our sales force.

Adverse publicity concerning any actual or purported failure to comply with applicable laws and regulations regarding product claims and advertising, good manufacturing practices, or other aspects of our business, whether or not resulting in enforcement actions or the imposition of penalties, could have an adverse effect on our goodwill and could negatively affect our sales and ability to generate revenue. In addition, our consumers’ perception of the safety and quality of products and ingredients as well as similar products and ingredients distributed by other companies can be significantly influenced by media attention, publicized scientific research or findings, widespread product liability claims and other publicity concerning our products or ingredients or similar products and ingredients distributed by other companies. Adverse publicity, whether or not accurate or resulting from consumers’ use or misuse of our products, that associates consumption of our products or ingredients or any similar products or ingredients with illness or other adverse effects, questions the benefits of our or similar products or claims that any such products are ineffective, inappropriately labeled or have inaccurate instructions as to their use, could negatively impact our reputation or the market demand for our products.

Risks Related to Our Corporate Structure

We rely on contractual arrangements with our variable interest entities in China for our business operations, which may not be as effective in providing operational control or enabling us to derive economic benefits as through ownership of controlling equity interests.

We rely on and expect to continue to rely on our wholly owned PRC subsidiary’s contractual arrangements with Taizhou Suxuantang and its respective shareholders to operate business. These contractual arrangements may not be as effective in providing us with control over Taizhou Suxuantang as ownership of controlling equity interests would be in providing us with control over, or enabling us to derive economic benefits from the operations of Taizhou Suxuantang. Under the current contractual arrangements, as a legal matter, if Taizhou Suxuantang or any of their shareholders fails to perform its, his or her respective obligations under these contractual arrangements, we may have to incur substantial costs and resources to enforce such arrangements, and rely on legal remedies available under PRC laws, including seeking specific performance or injunctive relief, and claiming damages, which we cannot assure you will be effective. For example, if shareholders of a variable interest entity were to refuse to transfer their equity interests in such variable interest entity to us or our designated persons when we exercise the purchase option pursuant to these contractual arrangements, we may have to take a legal action to compel them to fulfill their contractual obligations.

If (i) the applicable PRC authorities invalidate these contractual arrangements for violation of PRC laws, rules and regulations, (ii) any variable interest entity or its shareholders terminate the contractual arrangements or (iii) any variable interest entity or its shareholders fail to perform their obligations under these contractual arrangements, our business operations in China would be materially and adversely affected, and the value of your stock would substantially decrease. Further, if we fail to renew these contractual arrangements upon their expiration, we would not be able to continue our business operations unless the then current PRC law allows us to directly operate businesses in China.

In addition, if any variable interest entity or all or part of its assets become subject to liens or rights of third-party creditors, we may be unable to continue some or all of our business activities, which could materially and adversely affect our business, financial condition and results of operations. If any of the variable interest entities undergoes a voluntary or involuntary liquidation proceeding, its shareholders or unrelated third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business and our ability to generate revenues.

All of these contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration in the PRC. The legal environment in the PRC is not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. In the event we are unable to enforce these contractual arrangements, we may not be able to exert effective control over our operating entities and we may be precluded from operating our business, which would have a material adverse effect on our financial condition and results of operations.

Taizhou Suxuantang’s shareholders may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.

The equity interests of Taizhou Suxuantang are held by Mr. Feng Zhou, who is our founder, director. His interests may differ from the interests of our Company as a whole. He may breach, or cause Taizhou Suxuantang to breach, or refuse to renew the existing contractual arrangements we have with Taizhou Suxuantang, which would have a material adverse effect on our ability to effectively control Taizhou Suxuantang and receive economic benefits from them. For example, the shareholders may be able to cause our agreements with Taizhou Suxuantang to be performed in a manner adverse to us by, among other things, failing to remit payments due under the contractual arrangements to us on a timely basis. We cannot assure you that when conflicts of interest arise, any or all of these shareholders will act in the best interests of our Company or such conflicts will be resolved in our favor.

Currently, we do not have any arrangements to address potential conflicts of interest between these shareholders and our Company, except that we could exercise our purchase option under the exclusive option agreement with these shareholders to request them to transfer all of their equity interests in Taizhou Suxuantang to a PRC entity or individual designated by us, to the extent permitted by PRC laws. If we cannot resolve any conflict of interest or dispute between us and the shareholders of Taizhou Suxuantang, we would have to rely on legal proceedings, which could result in the disruption of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.

Contractual arrangements in relation to our variable interest entity may be subject to scrutiny by the PRC tax authorities and they may determine that we or our PRC variable interest entity owe additional taxes, which could negatively affect our results of operations and the value of your investment.

Under applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities within ten years after the taxable year when the transactions are conducted. The PRC enterprise income tax law requires every enterprise in China to submit its annual enterprise income tax return together with a report on transactions with its related parties to the relevant tax authorities. The tax authorities may impose reasonable adjustments on taxation if they have identified any related party transactions that are inconsistent with arm’s length principles. We may face material and adverse tax consequences if the PRC tax authorities determine that the contractual arrangements between our WFOE, our variable interest entity Taizhou Suxuantang and the shareholders of Taizhou Suxuantang were not entered into on an arm’s length basis in such a way as to result in an impermissible reduction in taxes under applicable PRC laws, rules and regulations, and adjust Taizhou Suxuantang’s income in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among other things, result in a reduction of expense deductions recorded by Taizhou Suxuantang for PRC tax purposes, which could in turn increase their tax liabilities without reducing WFOE’s tax expenses. In addition, if WFOE requests the shareholders of Taizhou Suxuantang to transfer their equity interests in Taizhou Suxuantang at nominal or no value pursuant to these contractual arrangements, such transfer could be viewed as a gift and subject WFOE to PRC income tax. Furthermore, the PRC tax authorities may impose late payment fees and other penalties on Taizhou Suxuantang for the adjusted but unpaid taxes according to the applicable regulations. Our results of operations could be materially and adversely affected if Taizhou Suxuantang’s tax liabilities increase or if they are required to pay late payment fees and other penalties.

If we exercise the option to acquire equity ownership of Taizhou Suxuantang, the ownership transfer may subject us to certain limitation and substantial costs.

Pursuant to the contractual arrangements, WFOE has the exclusive right to purchase all or any part of the equity interests in Taizhou Suxuantang from Taizhou Suxuantang’s shareholders for a nominal price, unless the relevant government authorities or then applicable PRC laws request that a minimum price amount be used as the purchase price, in such case the purchase price shall be the lowest amount under such request. The shareholders of Taizhou Suxuantang will be subject to PRC individual income tax on the difference between the equity transfer price and the then current registered capital of Taizhou Suxuantang. Additionally, if such a transfer takes place, the competent tax authority may require WFOE to pay enterprise income tax for ownership transfer income with reference to the market value, in which case the amount of tax could be substantial.

Risks Related to This Offering and Ownership of Our Ordinary Shares

Failure to effectuate a registration statement in a timely manner could materially adversely affect our company.

We have agreed, at our expense, to prepare a registration statement covering the Conversion Shares and Warrant Shares in connection with the Offering pursuant to our recent Private Placement with certain buyers. The Private Placement was closed on May 2, 2019 (“Closing Date”). We are obligated to file the Registration Statement with the SEC on or prior to 5 days after the 20th trading day following the Closing Date, and to have it declared effective on or prior to 5 days after the earlier of the (i) 75th business day after the Closing Date (or, if such registration statement is subject to a full review by the SEC, the 100th business day after the Closing Date), and (ii) 2nd business day after the date when the SEC notifies the Company that such registration statement will not be reviewed or will not be subject to further review. The registration rights agreement for the Private Placement Shares also contains “piggyback” registration rights. There are many reasons, including those over which we have no control, which could delay the filing or effectiveness of the Registration Statement, including delays resulting from the SEC review process and comments raised by the SEC during that process. Failure to file or cause the Registration Statement to become effective in a timely manner or maintain its effectiveness will be deemed as an event of default with regard to the convertible notes issued pursuant to the Private Placement and could materially adversely affect us.

Note and warrant holders who convert the notes or exercise the warrants may experience immediate and substantial dilution.

The conversion price of the notes and the exercise price of the warrants associated with the Ordinary Shares offered in the Private Placement may be substantially higher than the net tangible book value per Ordinary Share. Therefore, if warrant and note holders exercise their warrants or convert their notes, they will incur immediate and substantial dilution in the net tangible book value per Ordinary Share from the exercise or conversion price they pay.

The exercise prices of the warrants and conversion prices of the convertible notes are not indications of our value.

The exercise prices of the warrants and the conversion prices of the convertible notes may not necessarily bear any relationship to the book value of our assets, past operations, cash flows, losses, financial condition or any other established criteria for value. You should not consider the exercise price or the conversion price as an indication of the value of the Ordinary Shares underlying the warrants. After May 30, 2019, the Ordinary Shares may trade at prices above or below such exercise prices.

The management will have broad discretion in how the Company uses the proceeds from this offering, the Company may use the proceeds in ways with which you disagree.

Our management will have significant flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to influence how the proceeds are being used. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

The offering price of our Ordinary Shares may not be indicative of the market price of our Ordinary Shares after this offering. In addition, our stock price may be volatile.

Prior to this offering, our Ordinary Shares were traded on NASDAQ. The market price of our Ordinary Shares could vary significantly as a result of a number of factors, some of which are beyond our control. In the event of a drop in the market price of our Ordinary Shares, you could lose a substantial part or all of your investment in our Ordinary Shares. The offering price will be determined by us, based on numerous factors and may not be indicative of the market price of our Ordinary Shares after this offering. Consequently, you may not be able to sell shares of our Ordinary Shares at prices equal to or greater than the price paid by you in this offering.

The following factors could affect our share price:

●	our operating and financial performance;

●	quarterly variations in the rate of growth of our financial indicators, such as net income per share, net income and revenues;

●	the public reaction to our press releases, our other public announcements and our filings with the SEC;

●	strategic actions by our competitors;

●	changes in revenue or earnings estimates, or changes in recommendations or withdrawal of research coverage, by equity research analysts;

●	speculation in the press or investment community;

●	the failure of research analysts to cover our Ordinary Shares;

●	sales of our Ordinary Shares by us or other shareholders, or the perception that such sales may occur;

●	changes in accounting principles, policies, guidance, interpretations or standards;

●	additions or departures of key management personnel;

●	actions by our shareholders;

●	domestic and international economic, legal and regulatory factors unrelated to our performance; and

●	the realization of any risks described under this “Risk Factors” section.

The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our Ordinary Shares. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. Such litigation, if instituted against us, could result in very substantial costs, divert our management’s attention and resources and harm our business, operating results and financial condition.

For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.

In April 2012, President Obama signed into law the JOBS Act. We are classified as an “emerging growth company” under the JOBS Act. For as long as we are an emerging growth company, which may be up to five full fiscal years, unlike other public companies, we will not be required to, among other things, (i) provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act, (ii) comply with any new requirements adopted by the PCAOB requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer, (iii) provide certain disclosure regarding executive compensation required of larger public companies or (iv) hold nonbinding advisory votes on executive compensation. We will remain an emerging growth company for up to five years, although we will lose that status sooner if we have more than $1.07 billion of revenues in a fiscal year, have more than $700 million in market value of our Ordinary Shares held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period.

To the extent that we rely on any of the exemptions available to emerging growth companies, you will receive less information about our executive compensation and internal control over financial reporting than issuers that are not emerging growth companies. If some investors find our Ordinary Shares to be less attractive as a result, there may be a less active trading market for our Ordinary Shares and our stock price may be more volatile.

If we fail to establish and maintain proper internal financial reporting controls, our ability to produce accurate financial statements or comply with applicable regulations could be impaired.

Pursuant to Section 404 of the Sarbanes-Oxley Act, we will be required to file a report by our management on our internal control over financial reporting, including an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. However, while we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. The presence of material weaknesses in internal control over financial reporting could result in financial statement errors which, in turn, could lead to errors in our financial reports and/or delays in our financial reporting, which could require us to restate our operating results. We might not identify one or more material weaknesses in our internal controls in connection with evaluating our compliance with Section 404 of the Sarbanes-Oxley Act. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal controls over financial reporting, we will need to expend significant resources and provide significant management oversight. Implementing any appropriate changes to our internal controls may require specific compliance training of our directors and employees, entail substantial costs in order to modify our existing accounting systems, take a significant period of time to complete and divert management’s attention from other business concerns. These changes may not, however, be effective in maintaining the adequacy of our internal control.

If we are unable to conclude that we have effective internal controls over financial reporting, investors may lose confidence in our operating results, the price of the Ordinary Shares could decline and we may be subject to litigation or regulatory enforcement actions. In addition, if we are unable to meet the requirements of Section 404 of the Sarbanes-Oxley Act, the Ordinary Shares may not be able to remain listed on the NASDAQ Capital Market.

As a foreign private issuer, we are not subject to certain U.S. securities law disclosure requirements that apply to a domestic U.S. issuer, which may limit the information publicly available to our shareholders.

As a foreign private issuer we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act and therefore there may be less publicly available information about us than if we were a U.S. domestic issuer. For example, we are not subject to the proxy rules in the United States and disclosure with respect to our annual general meetings will be governed by British Virgin Islands requirements. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules thereunder. Therefore, our shareholders may not know on a timely basis when our officers, directors and principal shareholders purchase or sell our Ordinary Shares.

As a foreign private issuer, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the NASDAQ Stock Market corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with corporate governance listing standards.

As a foreign private issuer, we are permitted to take advantage of certain provisions in the NASDAQ Stock Market listing rules that allow us to follow British Virgin Islands law for certain governance matters. Certain corporate governance practices in the British Virgin Islands may differ significantly from corporate governance listing standards as, except for general fiduciary duties and duties of care, British Virgin Islands law has no corporate governance regime which prescribes specific corporate governance standards. When our Ordinary Shares are listed on the Nasdaq Capital Market, we intend to continue to follow British Virgin Islands corporate governance practices in lieu of the corporate governance requirements of the Nasdaq Stock Market in respect of the following: (i) the majority independent director requirement under Section 5605(b)(1) of the NASDAQ Stock Market listing rules, (ii) the requirement under Section 5605(d) of the NASDAQ Stock Market listing rules that a compensation committee comprised solely of independent directors governed by a compensation committee charter oversee executive compensation, (iii) the requirement under Section 5605(e) of the NASDAQ Stock Market listing rules that director nominees be selected or recommended for selection by either a majority of the independent directors or a nominations committee comprised solely of independent directors and (iv) the requirement under Section 5605(b)(2) of the NASDAQ Stock Market listing rules that our independent directors hold regularly scheduled executive sessions. British Virgin Islands law does not impose a requirement that our board of directors consist of a majority of independent directors. Nor does British Virgin Islands law impose specific requirements on the establishment of a compensation committee or nominating committee or nominating process. Therefore, our shareholders may be afforded less protection than they otherwise would have under corporate governance listing standards applicable to U.S. domestic issuers.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, we are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to us on June 30, 2018. We would lose our foreign private issuer status if, for example, more than 50% of our Ordinary Shares are directly or indirectly held by residents of the U.S. and we fail to meet additional requirements necessary to maintain our foreign private issuer status. If we lose our foreign private issuer status on this date, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms beginning on January 1, 2019, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the NASDAQ Stock Market listing rules. As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer, and accounting, reporting and other expenses in order to maintain a listing on a U.S. securities exchange.

The requirements of being a public company may strain our resources and divert management’s attention.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of the securities exchange on which we list, and other applicable securities rules and regulations. Despite recent reforms made possible by the JOBS Act, compliance with these rules and regulations will nonetheless increase our legal, accounting, and financial compliance costs and investor relations and public relations costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company.” The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and operating results as well as proxy statements.

As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business, brand and reputation and results of operations.

We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

We do not intend to pay dividends for the foreseeable future.

We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. As a result, you may only receive a return on your investment in our Ordinary Shares if we are successfully listed and the market price of our Ordinary Shares increases.

The price of the Ordinary Shares and other terms of this offering have been determined by us along with our underwriter.

If you purchase our Ordinary Shares in this offering, you will pay a price that was not established in a competitive market. Rather, you will pay a price that was determined by us along with our Underwriter. The offering price for our Ordinary Shares may bear no relationship to our assets, book value, historical results of operations or any other established criterion of value. The trading price, if any, of the Ordinary Shares that may prevail in any market that may develop in the future, for which there can be no assurance, may be higher or lower than the price you paid for our Ordinary Shares.

The obligation to disclose information publicly may put us at a disadvantage to competitors that are private companies.

We are a public company in the United States. As a public company, we will be required to file periodic reports with the Securities and Exchange Commission upon the occurrence of matters that are material to our Company and shareholders. Although we may be able to attain confidential treatment of some of our developments, in some cases, we will need to disclose material agreements or results of financial operations that we would not be required to disclose if we were a private company. Our competitors may have access to this information, which would otherwise be confidential. This may give them advantages in competing with our Company. Similarly, as a U.S. public company, we will be governed by U.S. laws that our competitors, which are mostly private Chinese companies, are not required to follow. To the extent compliance with U.S. laws increases our expenses or decreases our competitiveness against such companies, our public Company status could affect our results of operations.

A sale or perceived sale of a substantial number of shares of our Ordinary Shares may cause the price of our Ordinary Shares to decline.

All of our executive officers and directors and all of our shareholders have agreed not to sell shares of our Ordinary Shares for a period of six months following this offering, subject to extension under specified circumstances. See “Lock-Up Agreements.” Ordinary shares subject to these lock-up agreements will become eligible for sale in the public market upon expiration of these lock-up agreements, subject to limitations imposed by Rule 144 under the Securities Act of 1933, as amended. If our shareholders sell substantial amounts of our Ordinary Shares in the public market, the market price of our Ordinary Shares could fall. Moreover, the perceived risk of this potential dilution could cause shareholders to attempt to sell their shares and investors to short our ordinary shares. These sales also may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

Risks Related to Doing Business in China

PRC regulation of loans to, and direct investments in, PRC entities by offshore holding companies may delay or prevent us from using proceeds from this offering and/or future financing activities to make loans or additional capital contributions to our PRC operating subsidiaries.

As an offshore holding company with PRC subsidiaries, we may transfer funds to our PRC subsidiaries or finance our operating entity by means of loans or capital contributions. Any capital contributions or loans that we, as an offshore entity, make to our Company’s PRC subsidiaries, including from the proceeds of this offering, are subject to PRC regulations. Any loans to our PRC subsidiaries, which are foreign-invested enterprises, cannot exceed statutory limits based on the difference between the amount of our investments and registered capital in such subsidiaries, and shall be registered with China’s State Administration of Foreign Exchange (“SAFE”), or its local counterparts. Furthermore, any capital increase contributions we make to our PRC subsidiaries, which are foreign-invested enterprises, shall be approved by China’s Ministry of Commerce (“MOFCOM”), or its local counterparts. We may not be able to obtain these government registrations or approvals on a timely basis, if at all. If we fail to obtain such approvals or make such registration, our ability to make equity contributions or provide loans to our Company’s PRC subsidiaries or to fund their operations may be negatively affected, which may adversely affect their liquidity and ability to fund their working capital and expansion projects and meet their obligations and commitments. As a result, our liquidity and our ability to fund and expand our business may be negatively affected.

We must remit the offering proceeds to China before they may be used to benefit our business in China, and this process may take several months to complete.

The proceeds of this offering must be sent back to China, and the process for sending such proceeds back to China may take as long as six months after the closing of this offering. In utilizing the proceeds of this offering in the manner described in “Use of Proceeds,” as an offshore holding company of our PRC operating subsidiaries, we may make loans to our PRC subsidiaries, or we may make additional capital contributions to our PRC subsidiaries. Any loans to our PRC subsidiaries are subject to PRC regulations. For example, loans by us to our subsidiaries in China, which are foreign-invested enterprises, to finance their activities cannot exceed statutory limits and must be registered with SAFE.

To remit the proceeds of the offering, we must take the following steps:

●	First, we will open a special foreign exchange account for capital account transactions. To open this account, we must submit to SAFE certain application forms, identity documents, transaction documents, form of foreign exchange registration of overseas investments of the domestic residents, and foreign exchange registration certificate of the invested company.

●	Second, we will remit the offering proceeds into this special foreign exchange account.

●	Third, we will apply for settlement of the foreign exchange. In order to do so, we must submit to SAFE certain application forms, identity documents, payment order to a designated person, and a tax certificate.

The timing of the process is difficult to estimate because the efficiencies of different SAFE branches can vary significantly. Ordinarily the process takes several months but is required by law to be accomplished within 180 days of application.

We may also decide to finance our subsidiaries by means of capital contributions. These capital contributions must be approved by MOFCOM or its local counterpart. We cannot assure you that we will be able to obtain these government approvals on a timely basis, if at all, with respect to future capital contributions by us to our subsidiaries. If we fail to receive such approvals, our ability to use the proceeds of this offering and to capitalize our Chinese operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business. If we fail to receive such approvals, our ability to use the proceeds of this offering and to capitalize our Chinese operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

Labor disputes could significantly affect our operations.

Labor disputes with our employees or labor disputes regarding social welfare could significantly disrupt operations or expansion plans. Delays caused by any such disruptions could materially affect projections for increased capacity, production and revenues, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Adverse changes in political and economic policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could reduce the demand for our products and materially and adversely affect our competitive position.

Substantially all of our business operations are conducted in China. Accordingly, our business, results of operations, financial condition and prospects are subject to economic, political and legal developments in China. Although the Chinese economy is no longer a planned economy, the PRC government continues to exercise significant control over China’s economic growth through direct allocation of resources, monetary and tax policies, and a host of other government policies such as those that encourage or restrict investment in certain industries by foreign investors, control the exchange between RMB and foreign currencies, and regulate the growth of the general or specific market. These government involvements have been instrumental in China’s significant growth in the past 30 years. In response to the recent global and Chinese economic downturn, the PRC government has adopted policy measures aimed at stimulating the economic growth in China. If the PRC government’s current or future policies fail to help the Chinese economy achieve further growth or if any aspect of the PRC government’s policies limits the growth of our industry or otherwise negatively affects our business, our growth rate or strategy, our results of operations could be adversely affected as a result.

Labor laws in the PRC may adversely affect our results of operations.

On December 28, 2012, the PRC government released the revision of the Labor Contract Law of the PRC, which became effective on July 1, 2013. The Labor Contract Law imposes greater liabilities on employers and significantly affects the cost of an employer’s decision to reduce its workforce. Further, it requires certain terminations be based upon seniority and not merit. In the event we decide to significantly change or decrease our workforce, the Labor Contract Law could adversely affect our ability to enact such changes in a manner that is most advantageous to our business or in a timely and cost-effective manner, thus materially and adversely affecting our financial condition and results of operations.

Under the Enterprise Income Tax Law, we may be classified as a “Resident Enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC stockholders.

China passed the Enterprise Income Tax Law, or the EIT Law, and it is implementing rules, both of which became effective on January 1, 2008. Under the EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise.

On April 22, 2009, the State Administration of Taxation of China issued the Notice Concerning Relevant Issues Regarding Cognizance of Chinese Investment Controlled Enterprises Incorporated Offshore as Resident Enterprises pursuant to Criteria of de facto Management Bodies, or the Notice, further interpreting the application of the EIT Law and its implementation to offshore entities controlled by a Chinese enterprise or group. Pursuant to the Notice, an enterprise incorporated in an offshore jurisdiction and controlled by a Chinese enterprise or group will be classified as a “non-domestically incorporated resident enterprise” if (i) its senior management in charge of daily operations reside or perform their duties mainly in China; (ii) its financial or personnel decisions are made or approved by bodies or persons in China; (iii) its substantial assets and properties, accounting books, corporate stamps, board and stockholder minutes are kept in China; and (iv) all of its directors with voting rights or senior management reside in China. A resident enterprise would be subject to an enterprise income tax rate of 25% on its worldwide income and must pay a withholding tax at a rate of 10% when paying dividends to its non-PRC stockholders. Because substantially all of our operations and senior management are located within the PRC and are expected to remain so for the foreseeable future, we may be considered a PRC resident enterprise for enterprise income tax purposes and therefore subject to the PRC enterprise income tax at the rate of 25% on its worldwide income. However, it remains unclear as to whether the Notice is applicable to an offshore enterprise controlled by a Chinese natural person. Therefore, it is unclear how tax authorities will determine tax residency based on the facts of each case.

If the PRC tax authorities determine that we are a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that income such as non-China source income would be subject to PRC enterprise income tax at a rate of 25%. Currently, we do not have any non-China source income, as we conduct our sales, including export sales, in China. Second, under the EIT Law and its implementing rules, dividends paid to us from our PRC subsidiaries would be deemed as “qualified investment income between resident enterprises” and therefore qualify as “tax-exempt income” pursuant to the clause 26 of the EIT Law. Finally, it is possible that future guidance issued with respect to the new “resident enterprise” classification could result in a situation in which the dividends we pay with respect to our Ordinary Shares, or the gain our non-PRC stockholders may realize from the transfer of our Ordinary Shares, may be treated as PRC-sourced income and may therefore be subject to a 10% PRC withholding tax. The EIT Law and its implementing regulations are, however, relatively new and ambiguities exist with respect to the interpretation and identification of PRC-sourced income, and the application and assessment of withholding taxes. If we are required under the EIT Law and its implementing regulations to withhold PRC income tax on dividends payable to our non-PRC stockholders, or if non-PRC stockholders are required to pay PRC income tax on gains on the transfer of their shares of Ordinary Shares, our business could be negatively impacted and the value of your investment may be materially reduced. Further, if we were treated as a “resident enterprise” by PRC tax authorities, we would be subject to taxation in both China and such countries in which we have taxable income, and our PRC tax may not be creditable against such other taxes.

We may be exposed to liabilities under the Foreign Corrupt Practices Act and Chinese anti-corruption law.

In connection with this offering, we will become subject to the U.S. Foreign Corrupt Practices Act (the “FCPA”), and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute for the purpose of obtaining or retaining business. We are also subject to Chinese anti-corruption laws, which strictly prohibit the payment of bribes to government officials. We have operations, agreements with third parties, and make sales in China, which may experience corruption. Our activities in China create the risk of unauthorized payments or offers of payments by one of the employees, consultants or distributors of our Company, because these parties are not always subject to our control.

Although we believe to date we have complied in all material respects with the provisions of the FCPA and Chinese anti-corruption law, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants or distributors of our Company may engage in conduct for which we might be held responsible. Violations of the FCPA or Chinese anti-corruption law may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the government may seek to hold our Company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

Uncertainties with respect to the PRC legal system could adversely affect us.

We conduct all of our business through our subsidiaries and variable interests entities in China. Our operations in China are governed by PRC laws and regulations. Our PRC subsidiaries and variable interests entities are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws and regulations applicable to wholly foreign-owned enterprises. The PRC legal system is based on statutes. Prior court decisions may be cited for reference but have limited precedential value.

Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their nonbinding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

In utilizing the proceeds of this offering in the manner described in “Use of Proceeds,” as an offshore holding company of our PRC operating subsidiaries, we may make loans to our PRC subsidiaries, or we may make additional capital contributions to our PRC subsidiaries.

Any loans to our PRC subsidiaries are subject to PRC regulations. For example, loans by us to our subsidiaries in China, which are foreign invested entities (“FIEs”), to finance their activities cannot exceed statutory limits and must be registered with SAFE. On March 30, 2015, SAFE promulgated Hui Fa [2015] No.19, a notice regulating the conversion by a foreign-invested company of foreign currency into RMB. The foreign exchange capital, for which the monetary contribution has been confirmed by the foreign exchange authorities (or for which the monetary contribution has been registered for account entry) in the capital account of a foreign-invested enterprise may be settled at a bank as required by the enterprise’s actual management needs. Foreign-invested enterprises with investment as their main business (including foreign-oriented companies, foreign-invested venture capital enterprises and foreign-invested equity investment enterprises) are allowed to, under the premise of authenticity and compliance of their domestic investment projects, carry out based on their actual investment scales direct settlement of foreign exchange capital or transfer the RMB funds in the foreign exchange settlement account for pending payment to the invested enterprises’ accounts.

On May 10, 2013, SAFE released Circular 21, which came into effect on May 13, 2013. According to Circular 21, SAFE has simplified the foreign exchange administration procedures with respect to the registration, account openings and conversions, settlements of FDI-related foreign exchange, as well as fund remittances.

Circular 21 may significantly limit our ability to convert, transfer and use the net proceeds from this offering and any offering of additional equity securities in China, which may adversely affect our liquidity and our ability to fund and expand our business in the PRC.

We may also decide to finance our subsidiaries by means of capital contributions. These capital contributions must be approved by MOFCOM or its local counterpart, which usually takes no more than 30 working days to complete. We may not be able to obtain these government approvals on a timely basis, if at all, with respect to future capital contributions by us to our PRC subsidiaries. If we fail to receive such approvals, we will not be able to capitalize our PRC operations, which could adversely affect our liquidity and our ability to fund and expand our business.

Governmental control of currency conversion may affect the value of your investment.

The PRC government imposes controls on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in RMB. Under our current corporate structure, our income is primarily derived from dividend payments from our PRC subsidiaries. Shortages in the availability of foreign currency may restrict the ability of our PRC subsidiaries to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. However, approval from appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our security-holders.

We are a holding company and we rely for funding on dividend payments from our subsidiaries, which are subject to restrictions under PRC laws.

We are a holding company incorporated in the British Virgin Islands, and we operate our core businesses through our subsidiaries in the PRC and through various variable interest entities, or VIEs, agreements with third parties. Therefore, the availability of funds for us to pay dividends to our shareholders and to service our indebtedness depends upon dividends received from these PRC subsidiaries and VIEs. If our subsidiaries and VIEs incur debt or losses, their ability to pay dividends or other distributions to us may be impaired. As a result, our ability to pay dividends and to repay our indebtedness will be restricted. PRC laws require that dividends be paid only out of the after-tax profit of our PRC subsidiaries calculated according to PRC accounting principles, which differ in many aspects from generally accepted accounting principles in other jurisdictions. PRC laws also require enterprises established in the PRC to set aside part of their after-tax profits as statutory reserves. These statutory reserves are not available for distribution as cash dividends. In addition, restrictive covenants in bank credit facilities or other agreements that we or our subsidiaries may enter into in the future may also restrict the ability of our subsidiaries to pay dividends to us. These restrictions on the availability of our funding may impact our ability to pay dividends to our shareholders and to service our indebtedness.

Our business may be materially and adversely affected if any of our PRC subsidiaries declare bankruptcy or become subject to a dissolution or liquidation proceeding.

The Enterprise Bankruptcy Law of the PRC, or the Bankruptcy Law, came into effect on June 1, 2007. The Bankruptcy Law provides that an enterprise will be liquidated if the enterprise fails to settle its debts as and when they fall due and if the enterprise’s assets are, or are demonstrably, insufficient to clear such debts.

Our PRC subsidiaries hold certain assets that are important to our business operations. If any of our PRC subsidiaries undergoes a voluntary or involuntary liquidation proceeding, unrelated third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business, financial condition and results of operations.

According to SAFE’s Notice of the State Administration of Foreign Exchange on Further Improving and Adjusting Foreign Exchange Administration Policies for Direct Investment, effective on 17 December 2012, and the Provisions for Administration of Foreign Exchange Relating to Inbound Direct Investment by Foreign Investors, effective May 13, 2013, if any of our PRC subsidiaries undergoes a voluntary or involuntary liquidation proceeding, prior approval from SAFE for remittance of foreign exchange to our shareholders abroad is no longer required, but we still need to conduct a registration process with the SAFE local branch. It is not clear whether “registration” is a mere formality or involves the kind of substantive review process undertaken by SAFE and its relevant branches in the past.

Substantial uncertainties exist with respect to the enactment timetable and final content of draft PRC Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations.

The Ministry of Commerce published a discussion draft of the proposed Foreign Investment Law in January 2015 (the “Draft FIL”) aiming to, upon its enactment, replace the trio of existing laws regulating foreign investment in China, namely, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-invested Enterprise Law, together with their implementation rules and ancillary regulations. The Draft FIL embodies an expected PRC regulatory trend to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic investments. The Ministry of Commerce is currently soliciting comments on this draft and substantial uncertainties exist with respect to its enactment timetable, final content, interpretation and implementation.

Among other things, the Draft FIL expands the definition of foreign investment and introduces the principle of “actual control” in determining whether a company is considered a foreign-invested enterprise, or an FIE. The Draft FIL specifically provides that entities established in China but “controlled” by foreign investors will be treated as FIEs, whereas an entity set up in a foreign jurisdiction would nonetheless be, upon market entry clearance, treated as a PRC domestic investor provided that the entity is “controlled” by PRC entities and/or citizens. Once an entity is determined to be an FIE, it will be subject to the foreign investment restrictions or prohibitions set forth in a “negative list,” to be separately issued by the State Council later. Unless the underlying business of the FIE falls within the negative list, which calls for market entry clearance, prior approval from the government authorities as mandated by the existing foreign investment legal regime would no longer be required for establishment of the FIE. Under the Draft FIL, VIEs that are controlled via contractual arrangement would also be deemed as FIEs, if they are ultimately “controlled” by foreign investors. Therefore, for any companies with a VIE structure in an industry category that is on the “negative list” the VIE structure may be deemed legitimate only if the ultimate controlling person(s) is/are of PRC nationality (either PRC companies or PRC citizens). Conversely, if the actual controlling person(s) is/are of foreign nationalities, the VIEs will be treated as FIEs and any operation in the industry category on the “negative list” without market entry clearance may be considered as illegal.

The provision of services, which we conduct through our VIEs, is currently subject to foreign investment restrictions set forth in the Catalogue of Industries for Guiding Foreign Investment, or the Catalogue, issued by the National Development and Reform Commission and the Ministry of Commerce that was amended on June 28, 2017 and became effective On July 28 2017. The Draft FIL, if enacted as proposed, may materially impact the viability of our current corporate structure, corporate governance and business operations in many aspects.

Fluctuations in exchange rates could adversely affect our business and the value of our securities.

Changes in the value of the RMB against the U.S. dollar, Euro and other foreign currencies are affected by, among other things, changes in China’s political and economic conditions. Any significant revaluation of the RMB may have a material adverse effect on our revenues and financial condition, and the value of, and any dividends payable on our shares in U.S. dollar terms. For example, to the extent that we need to convert U.S. dollars we receive from our initial public offering into RMB for our operations, appreciation of the RMB against the U.S. dollar would have an adverse effect on RMB amount we would receive from the conversion. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of paying dividends on our shares of Ordinary Shares or for other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount available to us. In addition, fluctuations of the RMB against other currencies may increase or decrease the cost of imports and exports, and thus affect the price-competitiveness of our products against products of foreign manufacturers or products relying on foreign inputs.

Since July 2005, the RMB is no longer pegged to the U.S. dollar. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future PRC authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

If we become directly subject to the recent scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business operations, this offering and our reputation and could result in a loss of your investment in our stock, especially if such matter cannot be addressed and resolved favorably.

Recently, U.S. public companies that have substantially all of their operations in China, have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies, such as the SEC. Much of the scrutiny, criticism and negative publicity has centered around financial and accounting irregularities, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result of the scrutiny, criticism and negative publicity, the publicly traded stock of many U.S. listed Chinese companies has sharply decreased in value and, in some cases, has become virtually worthless. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism and negative publicity will have on our Company, our business and this offering. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend the Company. This situation may be a major distraction to our management. If such allegations are not proven to be groundless, our Company and business operations will be severely hampered and your investment in our stock could be rendered worthless.

You may face difficulties in protecting your interests and exercising your rights as a stockholder since we conduct substantially all of our operations in China, and almost all of our officers and directors reside outside the U.S.

Although we are incorporated in the British Virgin Islands, we conduct substantially all of our operations in China. All of our current officers and almost all of our directors reside outside the U.S. and substantially all of the assets of those persons are located outside of the U.S. It may be difficult for you to conduct due diligence on the Company or such directors in your election of the directors and attend shareholders meeting if the meeting is held in China. We plan to have one shareholder meeting each year at a location to be determined, potentially in China. As a result of all of the above, our public shareholders may have more difficulty in protecting their interests through actions against our management, directors or major shareholders than would shareholders of a corporation doing business entirely or predominantly within the U.S.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENT

This prospectus contains forward-looking statements. All statements contained in this prospectus other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the “Risk Factors” section. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by applicable law, we undertake no duty to update any of these forward-looking statements after the date of this prospectus or to conform these statements to actual results or revised expectations.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the British Virgin Islands as a business company with liability limited by shares. We are incorporated in the British Virgin Islands because of certain benefits associated with being a British Virgin Islands corporation, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of exchange control or currency restrictions and the availability of professional and support services. However, the British Virgin Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a lesser extent. In addition, British Virgin Islands companies may not have standing to sue before the federal courts of the United States.

Substantially all of our assets are located outside the United States. In addition, a majority of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or such persons or to enforce against them or against us, judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

We have appointed Hunter Taubman Fischer & Li LLC as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Campbells, our counsel to the laws of the British Virgin Islands, and Beijing Docvit Law Firm (“Docvit”), our counsel to PRC law, have advised us that there is uncertainty as to whether the courts of the British Virgin Islands or the PRC would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in the British Virgin Islands or the PRC against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Campbells has further advised us that the United States and the British Virgin Islands do not have a treaty providing for reciprocal recognition and enforcement of judgments of courts of the United States in civil and commercial matters and that a final judgment for the payment of money rendered by any general or state court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, may not be recognized and enforceable in the British Virgin Islands. We have also been advised by Campbells that a final and conclusive judgment obtained in U.S. federal or state courts under which a sum of money is payable as compensatory damages (i.e., not being a sum claimed by a revenue authority for taxes or other charges of a similar nature by a governmental authority, or in respect of a fine or penalty or multiple or punitive damages) may be the subject of an action on a debt in the court of the British Virgin Islands.

Docvit has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. On 20 June 2017, the Intermediate People’s Court in Wuhan (“IPCW”) became the first PRC court to recognize a US judgment. This judgment in combination with previous recent developments in the PRC (“China”) could have a significant effect on the way foreign judgments are treated by PRC courts, and make widespread recognition of foreign judgments possible in China.

USE OF PROCEEDS

All Ordinary Shares underlying the Notes, the Warrants and payment of interest on the Notes offered by this prospectus are being registered for the account of the selling shareholders. We will not receive any of the proceeds from the sale of these shares.

We will receive proceeds from the cash exercise of the Warrants which, if exercised in cash with respect to all of the 1,163,484 Ordinary Shares (assuming initial exercise price of $8.38) underlying these Warrants, would result in gross proceeds of approximately $9.75 million to us. We will use any proceeds received by us from the cash exercise of the Warrants for general corporate purposes.

We cannot predict when or if the Warrants will be exercised, and it is possible that the Warrants may expire and never be exercised. In addition, the Warrants are exercisable on a cashless basis if at the time of exercise there is no effective registration statement registering, or the prospectus contained therein is not available for, the issuance of the Ordinary Shares for which the Warrants are exercisable. As a result, we may never receive meaningful, or any, cash proceeds from the cash exercise of the Warrants, and we cannot plan on any specific uses of any proceeds we may receive beyond the purposes described herein.

DIVIDEND POLICY

We intend to keep any future earnings to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future.

Under British Virgin Islands law and our memorandum and articles of association (the “M&A”), the board of directors may only authorize the payment of a dividend or another distribution if the directors are satisfied on reasonable grounds that, immediately after the dividend or other distribution is paid, the value of the company’s assets will exceed its liabilities and the company will be able to pay its debts as they fall due. The resolution of directors authorizing the payment of the dividend or other distribution must contain a statement that, in the directors’ opinion, the company will satisfy these two tests immediately after the payment of the dividend or other distribution.

If we determine to pay dividends on any of our Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from our HK subsidiary, SXT HK.

Current PRC regulations permit our indirect PRC subsidiaries to pay dividends to Taizhou Suxuantang only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each of such entity in China is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation.

The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if our subsidiaries and affiliates in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or our subsidiaries are unable to receive all of the revenues from our operations through the current contractual arrangements, we may be unable to pay dividends on our Ordinary Shares.

Cash dividends, if any, on our Ordinary Shares will be paid in U.S. dollars. If we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10.0%. See “Taxation — PRC Taxation.”

In order for us to pay dividends to our shareholders, we will rely on payments made from Taizhou Suxuantang to WFOE, pursuant to contractual arrangements between them, and the distribution of such payments to SXT HK as dividends from our PRC subsidiaries. Certain payments from our Taizhou Suxantang to WFOE are subject to PRC taxes, including business taxes and VAT. In addition, if Taizhou Suxantang incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.

Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC project. However, the 5% withholding tax rate does not automatically apply and certain requirements must be satisfied, including without limitation that (a) the Hong Kong project must be the beneficial owner of the relevant dividends; and (b) the Hong Kong project must directly hold no less than 25% share ownership in the PRC project during the 12 consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong project must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to dividends to be paid by our PRC subsidiary to its immediate holding company, SXT HK. As of the date of this prospectus, we have not applied for the tax resident certificate from the relevant Hong Kong tax authority. SXT HK intends to apply for the tax resident certificate when WFOE plans to declare and pay dividends to SXT HK. See “Risk Factors — There are significant uncertainties under the EIT Law relating to the withholding tax liabilities of our PRC subsidiary, and dividends payable by our PRC subsidiary to our offshore subsidiaries may not qualify to enjoy certain treaty benefits.”

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2018:

You should read this capitalization table in conjunction with “Use of Proceeds,” “Selected Consolidated Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the unaudited condensed consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	As Reported (Unaudited)	Pro Forma
Ordinary shares – Shares	20,000,000	26,288,752
Ordinary shares – Amount	$20,000	$26,289
Additional Paid-In Capital	$1,463,757	$37,161,156
Retained Earnings	$2,537,009	$2,537,009
Accumulated Other Comprehensive Income	$(54,226)	$(54,226)
Total	$3,966,540	$39,670,228

Market Price Information For Our Ordinary Shares

Our Ordinary Shares have been listed on NASDAQ since January 4, 2019. Our Ordinary Shares trade under the symbol “SXTC”. The following table provides the high and low trading prices for our Ordinary Shares on NASDAQ since the date of our initial public offering.

The last reported trading price for our Ordinary Shares on May 28, 2019 was 4.00 per share.

	High	Low
Monthly Highs and Lows
January 2019	$23.35	$3.62
February 2019	$8.09	$4.73
March 2019	$9.24	$5.76
April 2019	$7.00	$4.50

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations and financial condition should be read together with our unaudited condensed consolidated financial statements and the notes thereto and other financial information, which are included elsewhere in this registration statement. Our financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). In addition, our financial statements and the financial information included in this registration statement reflect our organizational transactions and have been prepared as if our current corporate structure had been in place throughout the relevant periods.

This section contains forward-looking statements. These forward-looking statements are subject to various factors, risks and uncertainties that could cause actual results to differ materially from those reflected in these forward-looking statements. Further, as a result of these factors, risks and uncertainties, the forward-looking events may not occur. Relevant factors, risks and uncertainties include, but are not limited to, those discussed in the section entitled “Business,” “Risk Factors” and elsewhere in this registration statement. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s beliefs and opinions as of the date of this registration statement. We are not obligated to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise. See “Cautionary Note Regarding Forward-Looking Statements.”

Overview

China SXT Pharmaceuticals Inc (“we” or “the Company”) is an innovative pharmaceutical company based in China focusing on the research, development, manufacture, marketing and sales of traditional Chinese medicine tablets (the “TCMP”). We currently sell three types of TCMP products: Advanced TCMP, Fine TCMP and Regular TCMP. The complexity of the manufacturing process is what differentiates these types of products. Advanced TCMP typically has the highest quality because it requires specialized equipment to manufacture and has to go through more manufacturing steps to produce than Fine TCMP and Regular TCMP. Our Advanced TCMP includes thirteen products (the “Advanced TCMP”), which can be further divided into seven Directly Oral TCMP products (the “Directly-Oral-TCMP”) and six After-soaking-oral TCMP products (the “After-soaking-oral-TCMP”). Our major Directly-Oral-TCMP are SanQiFen, CuYanHuSuo, XiaTianWu and LuXueJing; our major After-soaking-oral-TCMP are ChenXiang, SuMu, ChaoSuanZaoRen, and JiangXiang.

“Suxuantang” is a brand name recognized by many Chinese, especially in Eastern China with more than 270 years of history. “Suxuantang” is not only a TCMP brand, but also a symbol of tradition and culture, which was deeply valued by Chinese customers. It is also widely recognized by the industry as one of the three most famous TCMP brands; the other two are “Hui Chun Tang” and “Tong Ren Tang”. “Suxuantang” is a very popular name in Jiangsu province where it was originated and in the nearby provinces, such as Hubei, Shandong, and Anhui. Our products have been or are being used and the curative effects had been proven to the general public among these areas.

Unlike most TCMPs in the market that have to be prepared as decoction before use, our innovative Oral TCMPs and After-soaking-oral TCMPs can be easily dissolved or infused in hot water without requiring lengthy preparation. This feature sets us apart from our peers and makes our products more appealing to our customers.

We employ a physician-targeted marketing model that is focused on detailing and promoting our products by providing physicians and hospitals with information on the benefits and differentiating clinical aspects of our products, which are also supported by a sale specialist network comprising key opinion leaders, physicians and pharmacists. We have already established a successful regional sales network covering nine provinces in Eastern China. Given our success, we plan to further expand our market reach and enhance the market penetration of our various TCMPs and quickly grow the future revenue of the product candidates through our sales team, pharmaceutical specialist, sales representative, and regional distributors, and by leveraging our established regional sales and marketing platform, the high level of market recognition for our Suxuantang brand and our strong relationships with distributors, hospitals and physicians.

In an effort to leverage on the rapid growth of the Chinese pharmaceutical industry, we established a diversified product portfolio consisting of 13 currently manufactured and marketed Advanced TCMP that address significant medical needs in China in the therapeutic areas of respiratory, cardiovascular, gastrointestinal and infectious diseases and cancer. These marketed products, together with our product candidates, target attractive commercial opportunities in the Chinese hospital market, which ranked as one of the largest healthcare markets in China in terms of sales revenue according to BiaoDian Medical Information Co., Ltd. We have a sales team composed of regional managers and sales representatives responsible for the distribution of our TCMP products in the Chinese hospital market through either pharmaceutical wholesalers to or directly to hospitals. Our products are used as prescription medicines in the Chinese hospitals.

The Company’s VIE, Tiazhou Suxuantang Pharmaceutial Co. Ltd (“Suxuantang”) was founded in 2005 and have grown significantly in recent years. Our revenues increased from $4,881,523 for the years ended March 31, 2017 to $7,019,243 for the year ended March 31, 2018, representing an increase of $2,137,720, or 44%. Our net income increased from $1,185,146 for the years ended March 31, 2017 to $1,187,581 for the year ended March 31, 2018, representing an increase of $2,435, or 0.2%.

Key Factors Affecting Our Results of Operation

Working capital required to implement our business plan will most likely be provided by funds obtained through offerings of our equity, debt, debt-linked securities, and/or equity-linked securities, and revenues generated by us. No assurance can be given that we will have revenues sufficient to support and sustain our operations or that we would be able to obtain equity/debt financing in the current economic environment. If we do not have sufficient working capital and are unable to generate sufficient revenues or raise additional funds, we may delay the completion of or significantly reduce the scope of our current business plan; delay some of our development and clinical or marketing efforts; postpone the hiring of new personnel; or, under certain dire financial circumstances, substantially curtail or cease our operations.

Our past operating results are not an accurate indication of the lines of business we are principally engaged in currently. Thus, you should consider our future prospects in light of the risks and uncertainties experienced by early stage companies in evolving markets rather than typical companies of our age. Some of these risks and uncertainties relate to our ability to:

●	attract additional customers and increased spending per customer;

●	increase awareness of our brand and develop customer loyalty;

●	respond to competitive market conditions;

●	respond to changes in our regulatory environment;

●	manage risks associated with intellectual property rights;

●	maintain effective control of our costs and expenses;

●	raise sufficient capital to sustain and expand our business;

●	attract, retain and motivate qualified personnel; and

●	upgrade our technology to support additional research and development of new products.

Results of Operations for the Six months Ended September 30, 2018 Compared to the Six months Ended September 30, 2017

	For the Six Months Ended September 30		Change
	2018	2017	Amount	%
	(Unaudited)	(Unaudited)

Revenues	$3,917,707	3,889,851	27,856	1
Cost of revenue	(1,239,023)	(2,231,839)	992,816	(44)

Gross Profit	2,678,684	1,658,012	1,020,672	62

Operating expenses
Selling expenses	(838,217)	(217,518)	(620,699)	285
General and administrative expenses	(516,214)	(393,853)	(122,361)	31

Total operating expenses	(1,354,431)	(611,371)	(743,060)	122

Income from operations	1,324,253	1,046,641	277,612	27

Other income, net
Interest income(expense), net	1,501	(300)	1,801	(600)
Other income(expense), net	(984)	3,399	(4,383)	(129)

Income before income taxes	1,324,770	1,049,740	275,030	26
Income tax expense	(332,406)	(262,435)	(69,971)	27

Net Income	$992,364	787,305	205,059	26

Revenues

We generated revenues primarily from manufacture and sales of three types of traditional Chinese medicine pieces (the “TCMP”) products: Advanced TCMP, Fine TCMP and Regular TCMP.

The following table sets forth the breakdown of revenues by revenue source for each period presented:

	For the Six Months Ended September 30,		Change
	2018	2017	Amount	%
	(Unaudited)	(Unaudited)

Regular TCMP	$1,617,973	2,691,603	$(1,073,630)	(40)

Fine TCMP	175,146	219,727	(44,581)	(20)

Advanced TCMP	2,124,588	978,521	1,146,067	117

	$3,917,707	$3,889,851	$27,856	1

Regular TCMP

We currently manufacture 426 regular TCMP products listed on China Pharmacopoeia (version 2015) Part I for hospitals and drug store in treatment of various diseases or serving as dietary supplements.

The sales of regular TCMP accounted for 41% and 69% of revenue recognized during the six months ended September 30, 2018 and 2017, respectively. The revenue of regular TCMP decreased by 40% mainly because we sold $1.27 million regular TCMP to one customer with one-off big order for the period ended September 30, 2017, while $0.1 million in the same period of 2018.

Fine TCMP

We currently produce over 20 fine TCMP products for drug stores and hospitals. Our fine TCMP products are manufactured manually from only high-quality authentic ingredients derived from their region of origin.

The sales of fine TCMP accounted for 4% and 6% of revenue recognized during the six months ended September 30, 2018 and 2017. The small share of fine TCMP is mainly limited to its rareness of ingredients and higher selling prices. In order to promote market acceptance of high-priced TCMP, the Company lowered its selling price, however the sales volume did not pick up accordingly, resulting in the decreased sales of fine TCMP by 20% from the six months ended September 30, 2017 to the same period of 2018.

Advanced TCMP

Advanced TCMP is comprised of seven Directly Oral TCMP products (the “Directly-Oral-TCMP”) and six After-soaking-oral TCMP products (the “After-Soaking-Oral-TCMP”). Both Directly Oral TCMP and After-soaking-oral TCMP are new types of advanced TCMP.

The sales of advanced TCMP accounted for 54% and 25% of revenue recognized during the six months ended September 30, 2018 and 2017, respectively. As compared with the six months ended September 30, 2017, our sales of advanced TCMP increased by $1,146,067, or 117% for the six months ended, September 30, 2018. This is primarily attributable to sales volume increase by 52% as our clients identify great advantages of advanced TCMP.

Cost of revenue

Cost of revenues primarily include cost of materials, direct labors, overhead, and other related incidental expenses that are directly attributable to the Company’s principal operations. Cost of revenue decreased by $992,816, or 44%, from $2,231,839 for the six months ended September 30, 2017 to $1,239,023 for the six months ended September 30, 2018. The decrease of cost of revenue was primarily because the Company sold more advanced TCMP during the six months period ended September 30, 2018 as advanced TCMP’s gross margin is much higher than regular TCMP.

Purchase price of our key raw materials fell by around 30%, and the saving of labor costs as our workers become more skillful as well.

Selling expenses

Selling expenses primarily consisted of transportation, sales staff payroll, welfare expenses, travelling expenses, advertisement and promotion expenses, and distribution expenses. The selling expenses increase from $217,518 for the six months ended September 30, 2017 to $838,217 for the six months ended September 30, 2018, representing an increase of $620,699, or 285%. The increase was mainly combined effects of an increase of $225,470 in distribution expenses as our new clients are more remote, an increase of $343,531 in advertisement and promotion expenses.

General and administrative expenses

General and administrative expenses primarily consisted of staff payroll and welfare expenses, entertainment expenses, travelling expenses, depreciation and amortization expenses for administrative purposes, and office supply expenses. The general and administrative expenses increased from $393,853 for the six months ended September 30, 2017 to $516,214 for the six months ended September 30, 2018, representing an increase of $119,679, or 31%. The increase was combined effects of an increase of $65,741 in research and development expense and an increase of $41,909 expenses in clinic consulting service.

Income tax expense

Income tax expense represented current income tax expense derived from income before taxes generated by Suxuantang, the variable interest entity of the Company. As compared with the six months ended September 30, 2017, the income tax expense for the six months ended September 30, 2018 increased by $69,971, or 27%, which is in accordance with the increase of operating income.

Net income

As a result of the foregoing, net income for the six months ended September 30, 2018 was $992,364 representing an increase of $205,059, or 26 % from net income of $787,305 for the six months ended September 30, 2017.

Liquidity and Capital Resources

As of September 30, 2018 and March 31, 2018, we had $217,009 and $560,252 in cash, respectively.

Net cash used by operations for the six months ended September 30. 2018 was $235,130 and net cash used in operations for the six months ended September 30, 2017 was $325,461 for the six months ended September 30, 2017.

Relevant PRC statutory laws and regulations permit payments of dividends by the Company’s PRC subsidiary and VIE only from their retained earnings, if any, determined in accordance with PRC GAAP. In addition, the Company’s subsidiary and VIE in China are required to make annual appropriations of 10% of after-tax profit to a general reserve fund or statutory reserve fund until such reserve has reached 50% of its registered capital based on the enterprise’s PRC statutory accounts. Paid in capital of the PRC subsidiary and VIE included in the Company’s consolidated net assets are also non-distributable for dividend purposes. As a result of these PRC laws and regulations, the Company’s PRC subsidiary and VIE are restricted in their abilities to transfer net assets to the Company in the form of dividends, loans or advances. The Company is expected to focus the operation mainly in PRC and is not expected to have significant operations outside the PRC in the foreseeable future, and is not expected to have significant transfer of cash to and/or from the PRC subsidiary and VIE.

According to applicable PRC laws and regulations, a number of conditions must be met before any dividends of a wholly foreign owned enterprise, such as our PRC subsidiary, may be distributed. In accordance with the Implementation Rules of Wholly Foreign-Owned Enterprise Law of the PRC promulgated by the State Council, prior to the payment of any dividend, our PRC subsidiary is required to (i) reserve funds from its profit of current accounting year to make up its losses for the previous accounting years, (ii) pay the income taxes pursuant to applicable tax laws of the PRC and (iii) reserve accumulated funds to improve our PRC subsidiary’s ability to withstand operation risks. Therefore, the PRC regulations could conceivably limit the amount of dividends that can be paid by our PRC subsidiary although our PRC subsidiary has historically not paid any dividends. We believe that such limitation will exist in the future.

Off-Balance Sheet Arrangements

 We do not have any off-balance sheet arrangements.

Results of Operations for the Year Ended March 31, 2018 Compared to the Year Ended March 31, 2017

	For the Years Ended March 31,		Change
	2018	2017	Amount	%

Revenues	$7,019,243	$4,881,523	$2,137,720	44
Cost of revenue	(3,617,748)	(2,569,522)	(1,048,226)	41
		-
Gross Profit	3,401,495	2,312,001	1,089,494	47

Operating expenses
Selling expenses	(512,482)	(144,364)	(368,118)	255
General and administrative expenses	(1,256,747)	(565,455)	(691,292)	122

Total operating expenses	(1,769,229)	(709,819)	(1,059,410)	149

Income from operations	1,632,266	1,602,182	30,084	2

Other income, net
Interest expense, net	(779)	(40,390)	39,611	-98
Other income, net	(3,803)	18,403	(22,206)	-121

Total other expenses, net	(4,582)	(21,987)	17,405	-79

Income before income taxes	1,627,684	1,580,195	47,489	3
Income tax expense	(440,103)	(395,049)	(45,054)	11

Net Income	$1,187,581	$1,185,146	$2,435	0.2

Revenues

We generated revenues primarily from manufacture and sales of three types of traditional Chinese medicine pieces (the “TCMP”) products: Advanced TCMP, Fine TCMP and Regular TCMP.

The following table sets forth the breakdown of revenues by revenue source for each period presented:

	For the Years Ended March 31,		Change
	2018	2017	Amount	%

Advanced TCMP	$2,388,676	1,945,263	$443,413	23

Fine TCMP	324,563	102,432	222,131	217

Regular TCMP	4,306,004	2,833,828	1,472,176	52

	$7,019,243	$4,881,523	$2,137,720	44

Advanced TCMP

Advanced TCMP is comprised of seven Directly Oral TCMP products (the “Directly-Oral-TCMP”) and six After-soaking-oral TCMP products (the “After-Soaking-Oral-TCMP”). Both Directly Oral TCMP and After-soaking-oral TCMP are new types of advanced TCMP.

The sales of advanced TCMP accounted for 34% and 40% of revenue recognized during the year ended March 31, 2018 and 2017, respectively. As compared with the year ended March 31, 2017, our sales of advanced TCMP increased by $443,413, or 23% for the year ended March 31, 2018. This is primarily attributable to combined effects of rapid growth of advanced TCMP market and our continuous efforts in the marketing and promotion of our new types of advanced TCMP as the Company identifies great advantages of advanced TCMP.

Fine TCMP

We currently produce over 20 fine TCMP products for drug stores and hospitals. Our fine TCMP products are manufactured manually from only high-quality authentic ingredients derived from their region of origin.

The sales of fine TCMP accounted for 5% and 2% of revenue recognized during the year ended March 31, 2018 and 2017. The small share of fine TCMP is mainly limited to its rareness of ingredients and higher selling prices. As a result of marketing and promotion and growing market acceptance of high-priced TCMP, the Company witnessed increased sales of fine TCMP by 217% from the year ended March 31, 2017 to the same period of 2018. This is primarily attributable to the Company’s strategy to concentrate on fine TCMP, which was identified great advantage over others.

Regular TCMP

We currently manufacture 426 regular TCMP products listed on China Pharmacopoeia (version 2015) Part I for hospitals and drug store in treatment of various diseases or serving as dietary supplements.

The sales of regular TCMP accounted for 61% and 58% of revenue recognized during the year ended March 31, 2018 and 2017, respectively. As an easily accessible industry, regular TCMP is characteristic of sharp competition and low prices. As a result, revenue recognized in regular TCMP increased by 52% from the year ended March 31, 2017 to the same period of 2018.

Cost of revenue

Cost of revenues primarily include cost of materials, direct labors, overhead, and other related incidental expenses that are directly attributable to the Company’s principal operations. Cost of revenue increased by $1,048,226, or 41%, from $2,569,522 for the year ended March 31, 2017 to $3,617,748 for the year ended March 31, 2018. The increase of cost of revenue was primarily in line with increased revenue.

Selling expenses

Selling expenses primarily consisted of sales staff payroll and welfare expenses, travelling expenses, advertisement expenses, distribution expenses. The selling expenses increase from $114,364 for the year ended March 31, 2017 to $512,482 for the year ended March 31, 2018, representing an increase of $368,118, or 255%. The increase was combined effects of an increase of $21,575 in staff payroll and welfare expenses, an increase of $204,684 in advertisement and promotion expenses, an increase of $18,846 in distribution expense.

General and administrative expenses

General and administrative expenses primarily consisted of staff payroll and welfare expenses, entertainment expenses, travelling expenses, depreciation and amortization expenses for administrative purposes, and office supply expenses. The general and administrative expenses increased from $565,455 for the year ended March 31, 2017 to $1,256,747 for the year ended March 31, 2018, representing an increase of $691,292, or 122%. The increase was combined effects of an increase of $95,216 in staff payroll and welfare expenses due to an increase in average salary, an increase of $240,334 in clinic consulting service expenses paid to third-party consulting companies that advised us to increase the coverage of our products among hospitals and clinics, an increase of $96,449 in research and development expense on current research and development pipeline and an increase of $43,689 in depreciation and amortization expenses.

Income tax expense

Income tax expense represented current income tax expense derived from income before taxes generated by Suxuantang, the variable interest entity of the Company. As compared with the year ended March 31, 2018, the income tax expense for the year ended March 31, 2017 increased by $45,054, or 11%, which is higher than the increase in income before income tax by 3% mainly due to non-deductible expenses under Chinese tax regulation.

Net income

As a result of the foregoing, net income for the year ended March 31, 2018 was $1,187,581 representing an increase of $2,435, or 0.2% from net income of $1,185,146 for the year ended March 31, 2017.

Liquidity and Capital Resources

To date, we have financed our operations primarily through shareholder capital contributions, shareholder loans, short-term bank borrowings and cash flow from operations. As a result of our total activities, we had cash and cash equivalents of $560,252 as of March 31, 2018 as compared to $65,570 as of March 31, 2017. We primarily hold our excess unrestricted cash in short-term interest-bearing bank accounts at financial institutions. With the proceeds from this offering and anticipated cash flows from operating activities, we believe that our cash position is sufficient to meet our liquidity needs for at least the next 12 months.

	For the years ended March 31,
	2018	2017

Net Cash Provided by Operating Activities	1,920,161	293,042

Net Cash Used in Investing Activities	(1,143,145)	(186,308)

Net Cash Used in Financing Activities	(314,216)	(50,560)

Effect of Exchange Rate Changes on Cash	31,882	(2,043)

Cash and cash equivalents at Beginning of Year	65,570	11,439

Cash and cash equivalents at End of Year	560,252	65,570

Cash Flow in Operating Activities

For the year ended March 31, 2018, net cash provided by operating activities was $1,920,161, as compared to net cash provided by operating activities of $293,042 for the year ended March 31, 2017, representing an increase of $1,627,119. In line with an increase in net income of $2,435, the change in net cash provided by operating activities primarily resulted from the change of following accounts:

a)	The changes of inventories for the year ended March 31, 2018 decreased by $658,608 as compared with changes for the year ended March 31, 2017. This was primarily attributable to inventory build-up in line with increased revenue.

b)	The changes of advance to suppliers for the year ended March 31, 2018 decreased by $302,386 as compared with changes for the year ended March 31, 2017. The advance to suppliers was made on demand of suppliers. The fluctuation in changes of advance to suppliers was mainly dependent on suppliers’ request.

c)	The changes of prepayments, receivables and other assets for the year ended March 31, 2018 decreased by $1,105,900 as compared with changes for the year ended March 31, 2017. This is primarily attributable to the increase in advances to staff which will be repaid subsequently in December.

d)	The changes of accounts receivable for the year ended March 31, 2018 increased by $1,327,404 as compared with changes for the year ended March 31, 2017. This is primarily attributable to increase of accounts payable on purchases.

e)	The changes of accounts payable for the year ended March 31, 2018 increased by $2,438,890 as compared with changes for the year ended March 31, 2017. This is primarily attributable to the purchases increasing.

f)	The changes of tax payable for the year ended March 31, 2018 increased by $131,640 as compared with changes for the year ended March 31, 2017. This is primarily attributable to increase in income tax payables and some of the amount was paid of $22,359.

Cash Flow in Investing Activities

We had net cash used in investing activities of $1,143,145 for the year ended March 31, 2018, which primarily consisted of purchase of property and equipment of $436,017, capital expenditure in construction in process of $593,676 and the restricted cash which pledges to obtain notes payable from banks of $92,420.We had net cash used in investing activities of $186,308 for the year ended March 31, 2017, which primarily attributable to purchase of property and equipment of $179,176 and intangible assets of $7,132.

Cash Flow in Financing Activities

For the year ended March 31, 2018 and 2017, the net cash used in financing activities was primarily attributable to repayment of the short-term borrowing of $314,216 and $50,560, respectively.

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on its financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Inflation

We do not believe our business and operations have been materially affected by inflation.

Related Parties and Material Related Party Transactions

Please refer to Note 13 of our unaudited condensed consolidated financial statements included in this prospectus for details of related parties and material related party transactions.

Critical Accounting Policies

Please refer to Note 2 of our unaudited condensed consolidated financial statements included in this prospectus for details of our critical accounting policies.

INDUSTRY

Chinese TCMP Market Overview

China has the largest population in the world and it is constantly increasing. As China’s GDP keeps growing and the pace of people’s life and work becomes faster, the need for healthcare also increases, which brings great opportunities for the pharmaceutical industry and its segment: TCMP industry. In China, the pharmaceutical industry consists of two categories: western medicine and TCM. The TCM industry can be further divided into two sub-categories: TCMP and Traditional Chinese Patent Medicine (“TCPM”). Under “The Pharmaceutical Administration Law of the People’s Republic of China (revised)”, the administration of TCMP is different from western medicine and TCPM. The difference between the TCMP industry and pharmaceutical industry in general is the degree of regulation. With a valid Pharmaceutical Manufacturing Permit and Good Manufacturing Practice Certificate (“GMP Certificate”) in China, a TCMP company has all the requisite regulatory authority to manufacture TCMP products within the scope set forth in the Pharmaceutical Manufacturing Permit and the Pharmaceutical GMP Certificate, and distributes or sells its TCMP products to the market, whereas a pharmaceutical company that manufactures either western medicine or TCPM is required to subject its products to clinical trials and obtain an authoritative registration number for each product.

According to China’s Ministry of Industry and Information Technology’s 2017 Pharmaceutical Industry GDP Growth Report, major companies in the pharmaceutical industry generated total revenue of $451.52 billion, which was an increase of 12.4% from the level of 2016. According to the same report, the TCMP industry had a growth rate of more than 21.8% for two straight years and its revenue in 2017 was $38.60 billion.

Advanced TCM Market Overview

Traditional Chinese medicines need to be cooked before taken, which is time-consuming, inconvenient and wastes the effective substance of the medicine. To overcome such problems, some pharmaceutical companies used traditional Chinese medicine like raw materials and, through procedures including exaction and concentration, created TCMP dissolving granules. TCMP dissolving granules can be taken after being mixed with hot water, making it very convenient for consumers. Six pharmaceutical companies are permitted by the local FDA to produce TCMP dissolving granules and the market for TCMP dissolving granules has been growing rapidly.

Currently, major public pharmaceutical companies selling traditional TCMP or TCMP dissolving granules include Kangmei Pharmaceutical Co. (“Kangmei”), China Traditional Chinese Medicine Holdings Co. Ltd. (“CTCM”), Tianjin Chase Sun Pharmaceutical Co., Ltd. (“Chase Sun”), Guangzhou Xiangxue Pharmaceutical Co., Ltd. (“Xiangxue”), Henan Taloph Pharmaceutical Stock Co. (“Taloph”). Kangmei is the leading producer of TCMP and CTCM is the leader of TCM dissolving granule producers. Both of them had a revenue of more than $585 million in 2016. According to the 2016 annual reports of three above-mentioned pharmaceutical companies released by each company on their websites, their revenue in terms of TCM products/TCM dissolving granules and the percentage of revenue from these products are: Kangmei, $687 million, 21.7%; Chase Sun, $275 million, 48.5%; and Taloph, $63 million, 45.0%.

To further overcome the inconvenience of traditional Chinese medicine, Directly-Oral TCMP and After-Soaking-Oral TCMP were introduced and recently added into the 2015 version of PRC Pharmacopoeia, an encyclopedia of TCM cataloging all types of TCM. Directly-Oral TCMP and After-Soaking-Oral TCMP are directly made out of traditional Chinese medicines without the extraction and concentration procedures. Therefore, they not only have the advantages over traditional TCMP products like TCMP dissolving granules, but also keep the traditional Chinese medicine principles and retain the most effective substance of the traditional Chinese medicines.

The Future of Regular TCMP and Fine TCMP Markets

According to the data of Wind Info, there are 878 manufacturers of TCMP products, most of which focus on producing Regular or Fine TCMP. The bar for entering the Regular TCMP industry is low, so there are many different manufacturers in the industry, each generating a small amount of revenue. The average 2016 revenue, profit and total assets for a manufacturer in the industry was $25 million, $1.75 million, and $16 million, respectively. Even the largest producer in the industry, Kangmei, which produces more than a thousand kinds of TCMP products, only has a market share of 1.87%.

Our current plan is to increase our market share within the Regular TCMP, Fine TCMP and Advanced TCMP markets and to make the most use of our “Suxuantang” brand, excellent product quality, strict quality control and growing marketing network.

The Future of Directly-Oral-TCMP and After-Soaking-Oral-TCMP Markets

Even though the manufacturing and use of TCMP dissolving granules are limited to a small number of manufacturers and hospitals, the total revenue of the market grew from $33 million in 2006 to $1182 million in 2015, which is a 48.7% growth rate each year according to China Ministry of Industry and Information Technology’s 2016 Pharmaceutical Industry GDP Growth Report. Its percentage in terms of the total revenue of all TCMP products also grew from 1.2% in 2006 to 4.8% in 2015. The five largest manufacturers of TCMP dissolving granules had a combined revenue of over $1901 million in 2016. Although the markets for Directly-Oral-TCMP and After-Soaking-Oral-TCMP are currently small, we believe the markets for Directly-Oral-TCMP and After-Soaking-Oral-TCMP products have great growth potential and will reach a large market size in the future. Since the manufacturing and distributing of TCMP dissolving granules, another type of TCMP different from Directly-Oral-TCMP and After-Soaking-Oral-TCMP, are in trial stage under current CFDA regulations, the absence of TCMP dissolving granules has created a demand vacuum in the TCMP Market. Given that it still takes time for TCMP dissolving granules to launch onto the market and there is constant consumer demand for convenient TCMP products, we believe Directly-Oral-TCMP and After-Soaking-Oral-TCMP have a strong probability of dominating the TCMP market in the coming years and potentially generating large profits for us.

Even if we assume TCMP dissolving granules can be approved by the CFDA and launched onto the market in the next few years, we still believe TCMP dissolving granule products would impact our Directly-Oral-TCMP and After-Soaking-Oral-TCMP market. There are two major differences between TCMP dissolving granules and our Directly-Oral-TCMP and After-Soaking-Oral-TCMP products. Firstly, TCMP dissolving granules are made through the extraction of TCMP, whereas Directly-Oral TCMP and After-Soaking TCMP are pulverized directly from TCMP. As a result, Directly-Oral TCMP and After-Soaking-TCMP products generally contain more active ingredients than TCMP dissolving granules. Secondly, TCMP dissolving granules are generally used as prescriptions in Chinese hospitals, but Directly-Oral-TCMP or After-Soaking-TCMP can be marketed as over-the-counter medicine. Consequently, TCMP dissolving granules would compete more with TCPM, another major category of prescription drugs than with our Directly-Oral- TCMP and After-Soaking-Oral-TCMP products.

BUSINESS

Overview

We are an innovative pharmaceutical company based in China that focuses on the research, development, manufacture, marketing and sales of TCMP. TCMP is a type of TCM products that has been widely accepted by Chinese people for thousands of years. Throughout the decades of years, TCMP products’ origin, identification, prepared process, quality standard, indication, dosage and administration, precautions, and storage have been well documented, listed and specified in “China Pharmacopoeia” a state-governmental issued guidance on manufacturing TCMP. In recent years, TCMP industry enjoyed more rapid growth than any other segments of the pharmaceutical industry primarily due to the favorable government policies for the TCMP industry. Because of the favorable government policies, TCMP products do not have to go through rigorous clinical trials before commercialization.  We currently sell three types of TCMP products: Advanced TCMP, Fine TCMP and Regular TCMP. Although all of our TCMP products are generic TCMP drugs and we did not change the medical effects of these products in any significant way, these products are innovative in terms of their unconventional administration.  The complexity of the manufacturing process is what differentiates these types of products. Advanced TCMP typically has the highest quality because it requires specialized equipment and prepared processes to manufacture, and has to go through more manufacturing steps to produce than Fine TCMP and Regular TCMP. Fine TCMP is also manufactured with more refined ingredients than Regular TCMP.

We currently produce 19 Advanced TCMPs and market 13 Advanced TCMPs, 20 Fine TCMPs and 427 Regular TCMPs.  Recently, we have also been granted the permission to produce TCMHS, a classification of health-supporting food used traditionally in China as TCM but which are also consumed as food. Advanced TCMP has gradually become our principal product due to its quality and greater market potential. For the fiscal year ended March 31, 2016, 23% of the total revenue was attributable to Advanced TCMP, with Fine TCMP and Regular TCMP each bringing in 2% and 75% of the total revenue, respectively. For the fiscal year ended March 31, 2017, Advanced TCMP brought in 40% of the total revenue, whereas Fine TCMP and Regular TCMP each brought in 2% and 58% of the total revenue respectively. For the fiscal year ended March 31, 2018, Advanced TCMP brought in 34% of the total revenue, whereas Fine TCMP and Regular TCMP each brought in 5% and 61% of the total revenue respectively. Our Advanced TCMP segment includes thirteen products, which can be further divided into seven Directly-Oral TCMP products, and six After-Soaking-Oral TCMP products. Directly-Oral TCMP, as the name suggests, has the advantage of being taken orally. After-Soak-Oral TCMP comes as a small, porous, sealed bag that can be immersed in boiling water to make an infusion. Our major Directly-Oral-TCMP are SanQiFen, CuYanHuSuo, XiaTianWu and LuXueJing; our major After-Soaking-Oral-TCMP are ChenXiang, SuMu, ChaoSuanZaoRen, and JiangXiang. For each principal product’s indications and year of commercialization, see “Business – Our Products.”

Taizhou Suxuantang, our VIE entity, was founded in 2005 and has grown significantly in recent years. Our net revenues increased from $4,881,523 in fiscal year ended March 31, 2017 to $7,019,243 in fiscal year ended March 31, 2018, representing an increase of 44%. Our net income increased from $1,185,146 in fiscal year ended March 31, 2017 to $1,187,581 in fiscal year ended March 31, 2018, representing an increase of 0.2% during this period.  Our net revenues increased from $3,718,605 in fiscal year ended March 31, 2016 to $4,881,523 in fiscal year ended March 31, 2017, representing an increase of 31%. Our net income increased from $141,544 in fiscal year ended March 31, 2016 to $1,185,146 in fiscal year ended March 31, 2017, representing an increase of 737% during this period.

We own twelve Chinese registered trademarks related to our brand “Suxuantang.” Our TCMP products received the prestigious award of Jiangsu Taizhou Famous Product, and Well-known Brand Trademark in December 2016, and 2017, respectively. The awards were granted by the Government of Taizhou City, Jiangsu, China. In the near future, we plan to increase our efforts in cooperation with universities, research institutes, and R&D agents on joint R&D projects involving TCMP processing methods and quality standard, as well as the training of our researchers.

We have been focusing on the research and development of new Advanced TCMP products. Dr. Jingzhen Deng, who has over 35 years of experience in the TCMP research and development field, joined our Company in June 2013 as Vice President and Director of research and development. Under his leadership, we established a research center in December 2013. We submitted thirteen invention patent applications regarding Advanced TCMP to the State Intellectual Property Office of the PRC in the Spring of 2017. We have prepared materials for four additional invention patent applications of HongQuMi, XueJie, ChuanBeiMu, and LuXueJing, and submitted the applications to the State Intellectual Property Office of PRC in December 2017.

Our major customers are hospitals, especially TCM hospitals, primarily in the Jiangsu and Liaoning provinces in China. Another substantial part of our sales are made to pharmaceutical distributors, which then sell our products to hospitals and other healthcare distributors such as Liaoning jiuzhoutong Pharmaceutical Co. Ltd. and Shandong Luoxin Pharmaceutical Co. Ltd. As of May 2, 2019, our end-customer base includes 118 pharmaceutical companies, 62 pharmacies and 83 hospitals in 10 provinces and municipalities in China including Jiangsu, Hubei, Shandong, Hainan, Jiangxi, Guangdong, Anhui, Henan, Liaoning, and Heilongjiang.

Our Corporate History and Structure

We were incorporated in the British Virgin Islands on July 4, 2017. Our wholly owned subsidiary China SXT Group Limited (“SXT HK”) was incorporated in Hong Kong on July 21, 2017. China SXT Group Limited in turn holds all the capital stocks of Taizhou Suxantang Biotechnology Co. Ltd. (“WFOE”), a wholly foreign owned enterprise incorporated in China on October 13, 2017. WFOE controls Jiangsu Taizhou Suxantang Pharmaceutical Co., Ltd. (“Taizhou Suxuantang”) through a series of VIE agreements. See” Business — Contractual Agreements with WFOE and Taizhou Suxuantang.”

Pursuant to PRC laws, each entity formed under PRC law shall have certain business scope approved by the Administration of Industry and Commerce or its local counterpart. As such, WFOE’s business scope is to primarily engage in technology development, provision of technology service, technology consulting; development of computer software and hardware, computer network technology, game software; provision of enterprise management and related consulting service, human resource consulting service and intellectual property consulting service. Since the sole business of WFOE is to provide Taizhou Suxuantang with technical support, consulting services and other management services relating to its day-to-day business operations and management in exchange for a service fee approximately equal to the net income of Taizhou Suxuantang, such business scope is necessary and appropriate under PRC laws.

China SXT Pharmaceutical is a holding company with no business operation other than holding the shares in SXT HK; SXT HK is a pass-through entity with no business operation. WFOE is exclusively engaged in the business of managing the operation of Taizhou Suxuantang. Taizhou Suxuantang has become principally engaged in offering Advanced TCMP products since March, 2015. Before 2015, Taizhou Suxuantang specialized in manufacturing and selling Regular and Fine TCMP products.

Our principal executive offices are located at 178 Taidong Rd North, Taizhou, Jiangsu, PRC, and our phone number is +86-523-8629-8290. We maintain a corporate website at www.sxtchina.com. The information contained in, or accessible from, our website or any other website does not constitute a part of this prospectus.

Our corporate organizational chart is set forth below.

Contractual Arrangements between WFOE and Suxuantang

Due to PRC legal restrictions on foreign ownership in the pharmaceutical sector, neither we nor our subsidiaries own any equity interest in Taizhou Suxuantang. Instead, we control and receive the economic benefits of Taizhou Suxuantang’s business operations through a series of contractual arrangements. WFOE, Taizhou Suxuantang and its shareholders entered into such a series of contractual arrangements, also known as VIE Agreements, on October 13, 2017. The VIE agreements are designed to provide WFOE with the power, rights and obligations equivalent in all material respects to those it would possess as the sole equity holder of Taizhou Suxuantang, including absolute control rights and the rights to the assets, property and revenue of Taizhou Suxuantang.

According to the Exclusive Business Cooperation Agreement between WFOE and Taizhou Suxuantang, which is one of the VIE Agreements that was also entered into on October 13, 2017, Taizhou Suxuantang is obligated to pay service fees to WFOE approximately equal to the net income of Taizhou Suxuantang.

Each of the VIE Agreements is described in detail below:

Exclusive Business Cooperation Agreement

Pursuant to the Exclusive Business Cooperation Agreement between Taizhou Suxuantang and WFOE, WFOE provides Taizhou Suxuantang with technical support, consulting services and other management services relating to its day-to-day business operations and management, on an exclusive basis, utilizing its advantages in technology, human resources, and information. Additionally, Taizhou Suxuantang granted an irrevocable and exclusive option to WFOE to purchase from Taizhou Suxuantang, any or all of Taizhou Suxuantang’s assets at the lowest purchase price permitted under the PRC laws. Should WFOE exercise such option, the parties shall enter into a separate asset transfer or similar agreement. For services rendered to Taizhou Suxuantang by WFOE under this agreement, WFOE is entitled to collect a service fee each month determined by the parties through negotiation after considering: complexity and difficulty of the services provided by WFOE; title of and time consumed by employees of WFOE providing the services; contents and value of the services provided by WFOE; market price of the same type of services; and operation conditions of Taizhou Suxuantang.

The Exclusive Business Cooperation Agreement shall remain in effect unless it is terminated by WFOE for Taizhou Suxuantang’s material breach of this Agreement. Taizhou Suxuantang does not have the right to terminate the Agreement unilaterally.

WFOE has absolute authority relating to the management of Taizhou Suxuantang, including but not limited to decisions with regard to expenses, salary raises and bonuses, hiring, firing and other operational functions. The Exclusive Business Cooperation Agreement does not prohibit related party transactions. However, upon establishment of the Company’s audit committee at the consummation of this offering, the audit committee will be required to review and approve in advance any related party transactions, including transactions involving WFOE or Taizhou Suxuantang.

Share Pledge Agreement

Under the Share Pledge Agreement among WFOE and Feng Zhou, Ziqun Zhou, and Di Zhou, who together hold 100% shares of Taizhou Suxuantang (“Taizhou Suxuantang Shareholders”), the Taizhou Suxuantang Shareholders pledged all of their equity interests in Taizhou Suxuantang to WFOE to guarantee the performance of Taizhou Suxuantang’s obligations under the Exclusive Business Cooperation Agreement. Under the terms of the agreement, in the event that Taizhou Suxuantang or its shareholders breach their respective contractual obligations under the Exclusive Business Cooperation Agreement, WFOE, as pledgee, will be entitled to certain rights, including, but not limited to, the right to collect dividends generated by the pledged equity interests. Taizhou Suxuantang Shareholders also agreed that upon occurrence of any event of default, as set forth in the Share Pledge Agreement, WFOE is entitled to dispose of the pledged equity interest in accordance with applicable PRC laws. The Taizhou Suxuantang Shareholders further agree not to dispose of the pledged equity interests or take any actions that would prejudice WFOE’s interest.

The Share Pledge Agreement shall be effective upon execution. Taizhou Suxuantang does not have the right to terminate the Share Pledge Agreement. Only WFOE has right to terminate the Share Pledge Agreement. According to the Share Pledge Agreement, upon fulfillment of all the obligations under the Agreement and full payment under the VIE Agreements by Taizhou Suxuantang and its shareholders, WFOE may release Taizhou Suxuantang from its obligations under the Share Pledge Agreement. WFOE may terminate the Share Pledge Agreement when the Company disposes Taizhou Suxuantang by terminating all the VIE Agreements or when WFOE decides to purchase the equity interest in Taizhou Suxuantang from its shareholders pursuant to the Exclusive Option Agreement and terminates all the VIE Agreements in the event the PRC laws allow foreign ownership in the pharmaceutical sector. In case the Company, upon obtaining its shareholders approval, if required, disposes Taizhou Suxuantang by terminating the VIE Agreements, such termination will have significant effect on the Company. In the event WFOE purchases the equity interests in Taizhou Suxuantang when foreign ownership in pharmaceutical sector is permitted, termination of the VIE Agreements shall not have significant effect to the Company as the Company will control Taizhou Suxuantang through equity ownership.

Pursuant to the Power of Attorney, WFOE is authorized to act on behalf the Taizhou Suxuantang shareholders as their exclusive agent and attorney with respect to all rights as shareholders, including having Taizhou Suxuantang to make required payment under the Share Pledge Agreement.

The purposes of the Share Pledge Agreement are to (1) guarantee the performance of Taizhou Suxuantang’s obligations under the Exclusive Business Cooperation Agreement, (2) make sure the shareholders of Taizhou Suxuantang shall not transfer or assign the pledged equity interests, or create or allow any encumbrance that would prejudice WFOE’s interests without WFOE’s prior written consent and (3) provide WFOE control over Taizhou Suxuantang. Under the Exclusive Option Agreement (described below), WFOE may exercise its option to acquire the equity interests in Taizhou Suxuantang any time to the extent permitted by the PRC Law. In the event Taizhou Suxuantang breaches its contractual obligations under the Exclusive Business Cooperation Agreement, WFOE will be entitled to foreclose on the Taizhou Suxuantang Shareholders’ equity interests in Taizhou Suxuantang and may (1) exercise its option to purchase or designate third parties to purchase part or all of their equity interests in Taizhou Suxuantang and in this situation, WFOE may terminate the VIE agreements after acquisition of all equity interests in Taizhou Suxuantang or form a new VIE structure with the third parties designated by WFOE; or (2) dispose the pledged equity interests and be paid in priority out of the proceeds from the disposal in which case the VIE structure will be terminated.

Exclusive Option Agreement

Under the Exclusive Option Agreement, the Taizhou Suxuantang Shareholders irrevocably granted WFOE (or its designee) an exclusive option to purchase, to the extent permitted under PRC law, once or at multiple times, at any time, part or all of their equity interests in Taizhou Suxuantang at the exercise price of RMB10.00.

Under the Exclusive Option Agreement, WFOE may at any time under any circumstances, purchase, or have its designated person to purchase, at its discretion, to the extent permitted under PRC law, all or part of the shareholders’ equity interests in Taizhou Suxuantang.

This Agreement shall remain effective until all equity interests held by Taizhou Suxuantang Shareholders in Taizhou Suxuantang have been transferred or assigned to WFOE and/or any other person designated by WFOE in accordance with this Agreement.

Power of Attorney

Under the Power of Attorney, the Taizhou Suxuantang Shareholders authorize WFOE to act on their behalf as their exclusive agent and attorney with respect to all rights as shareholders, including but not limited to: (a) attending shareholders’ meetings; (b) exercising all the shareholder’s rights, including voting, that shareholders are entitled to under the laws of China and the Articles of Association, including but not limited to the sale or transfer or pledge or disposition of shares in part or in whole; and (c) designating and appointing on behalf of shareholders the legal representative, the executive director, supervisor, the chief executive officer and other senior management members of Taizhou Suxuantang.

Although it is not explicitly stipulated in the Power of Attorney, the term of the Power of Attorney shall be the same as the term of that of the Exclusive Option Agreement.

This Power of Attorney is coupled with an interest and shall be irrevocable and continuously valid for each shareholder from the date it is executed until the date he/she no longer is a shareholder of Taizhou Suxuantang.

The Exclusive Option Agreement, together with the Share Pledge Agreement and the Power of Attorney enable WFOE to exercise effective control over Taizhou Suxuantang.

Our Products

In April 2019, the Company began the production of TCMHS, a classification of health-supporting food used traditionally in China as TCM but which are also consumed as food. The Company has reconstructed and assembled an 850-square-meter facility and received a “Food Manufacturing Certificate” issued by the local Food and Drug Administration, which granted the Company permission to produce TCMHS. The scope of production includes “Substitute Teas,” made of TCMHS plants, and “Solid Beverages,” a kind of granule produced through extraction of TCMHS materials.

We currently sell three types of TCMP products: Advanced TCMP, Fine TCMP and Regular TCMP

Advanced TCMP

Advanced TCMP typically has the highest quality because it requires specialized equipment to manufacture and has to go through more manufacturing steps to produce than Fine TCMP and Regular TCMP. Although Advanced TCMP has the same medicinal effects as Fine and Regular TCMP and cannot be considered a new type of medicine, Advanced TCMP are much easier to be taken since it does not require decoctionc. We have two types of Advanced TCMP depending on the way it is consumed, Directly-Oral TCMP and After-Soaking-Oral TCMP products

Directly-Oral TCMP

Directly-Oral TCMP is a novel Advanced TCMP recently cataloged on Pharmaceutical GMP (version 2010) and China Pharmacopoeia (version 2015) Part IV. The products, unlike Regular TCMP, can be taken orally without decocting. Following the principle of Directly-Oral-TCMP, we have established a new scientific and technological strategy and methods for the research and development of the direct-oral pharmaceutical TCMP products. Our products comply with the regulations of the CFDA and provincial FDA, as well as keep the principles of TCM. Our R&D results indicated that the Directly-Oral TCMP products, in contrast to Regular TCMPs, have significant advantages in terms of preserving the quality of the TCM original ingredients, and being safer and easier to use.

After-Soaking-Oral TCMP

After-Soaking-Oral TCMP is another new type of Advanced TCMP, which can be taken after soaking with hot water without decocting. It is defined on China Pharmacopoeia (version 2015) Part IV. Like the Directly-Oral TCMP, we also have built a new scientific and technological strategy and methods for the R&D of the after-soaking orally pharmaceutical TCMP products. The products comply with the regulations of the CFDA and local FDA, as well as retain the principles of Chinese Traditional Medicine (“TCM”). Like Directly-Oral TCMP, our After-Soaking-Oral-TCMP provide the special features of being non-decocting, such as keeping CFDA-recognized TCM theoretic fundamental principles, preserving the quality of TCM original ingredients, increasing aqueous extracts to improve bioavailability for bioactive constitutes, and being easy to use and store.

Fine TCMP

We currently produce over 20 Fine TCMP products for drug stores and hospitals. Our Fine TCMP products are manufactured manually from only high-quality authentic ingredients derived from their region of origin.

Regular TCMP

We currently manufacture almost 426 Regular TCMP products listed on China Pharmacopoeia (version 2015) Part I for hospitals and drug stores for the treatment of various diseases or serving as dietary supplements.

We currently have a product-marketed portfolio of 13 Directly-Oral-TCMP and After-Soaking-Oral-TCMP products, more than 20 Fine TCMP products, and almost 430 Regular TCMP products that address a wide variety of diseases and medical indications. All of our products have complied with quality, dosage, safety and efficacy standards of Chinese Pharmacopoeia and have been granted permits issued by the Jiangsu FDA based on product manufacturing scope described in the Pharmaceutical Product Permit and GMP certification, and most of our products are sold on a prescription basis. The following table summarizes the approved indications for our marketed TCMP products and the year in which each such product was first marketed to our distributors.

Product	Ingredients	Indication	Year of Commercial Launch

ChenXiang (powders)	Powders of timbers of Aquilaria sinensis containing chromone, triterpenoid, volatile constituents.	Hiccups, vomit; chest distension, abdominal pain; urethral syndrome; prostatitis; atrophic gastritis, gastric ulcer; irritable bowel syndrome; and chronic pulmonary heart disease.	2015

SanQiFen (powders)	Powders of roots and rhizomes of Panax notoginseng containing ginsenoside and sanchinoside, dencichine, flavonoids, amino acids.	Coronary heart disease; high cholesterol; angina; hyperlipidemia; hemorrhage (bleeding); hepatobiliary diseases; intractable headache; and cancer.	2015

HongQi (pieces)	Dry roots of Hedysarum polybotrys containing flavonoids, saponins, polysaccharides.	Sweating; dizziness, palpitations; shortness of breath; chronic diarrhea archoptosis; dyspeptic fullness; indigestion; hemiplegia, arthralgia, numbness; chronic wound; diabetic nephropathy; low immunity; cancer; and liver disease.	2015

SuMu (powders)	Powders heartwoods of Caesalpinia sappan containing homeisoflavonoid, and triterpenoid compounds.	Digestive tract tumor; liver cancer; ovarian neoplasms; cervical cancer; chronic myeloid leukemia; fracture; traumatic injury; thoracic abdominal pain; carbuncle furuncle sore; immunosuppressive agent; and diabetes.	2015

JiangXiang (powders)	Powder of heartwoods of trunks and roots of Dalbergia odorifera containing flavonoid, terpenoid, volatile constituents.	Coronary heart disease; angina pectoris, arrhythmia; hypertension; hyperlipidemia; dizziness; vomiting blood, nose bleed, bleeding and injury; pain caused by ecchymoma; pediatric glomerulonephritis; and pediatric pneumonia.	2015

CuYanHuSuo (powders)	Powders of dry tubers of Corydalis yanhusuo W.T.Wang containing isoquinoline alkaloids.	Various pains (non-addictive analgesics); Paroxysmal atrial fibrillation; Rapid supraventricular arrhythmia; Superficial gastritis; Acute or chronic torsion and contusion	2015

XiaTianWu (powders)	Powders of tubers of Corydalis decumbens containing isoquinoline alkaloid constituents.	Hemiplegia; facial paralysis; cerebral infarction; waist intervertebral disc prominent sickness; cervical spondylopathy; shoulder periarthritis; sciatica; arthritic symptoms; cerebral apoplexy; and pseudomyopia.	2016

LuXueJing (crystal-like scales)	Dry blood of Cervus nippon or Cervus elaphus containing proteins.	Leukopenia; thrombocytopenia; or hypoimmunity; chronic anemia; aplastic anemia; erectile dysfunction; and postoperative rehabilitation.	2016

XueJie (powders)	Powders of fruit resins of Daemonorops draco containing flavanoide, terpenoid, and phlobaphene constituents, and resins.	Myocardial infarction; coronary heart disease, angina pectoris; anorectal, gastrointestinal diseases; internal and external bleeding; chronic inflammatory colitis; chronic dermal ulcer; cervical erosion, diabetic foot ulcer; scrotal edema; and post-herpetic neuralgia.	2016

ChaoSuanZaoRen (powders)	Powders of slight flied seeds of Ziziphus jujuba containing flavonoid, saponin, alkaloid compounds.	Insomnia, upsetting; spontaneous sweating; night sweat; hyperhidrosis; cardiovascular atherosclerosis; hypertension; high blood lipids; epileptic; and hypoimmunity.	2016

HongQuMi (grains)	Dry rice fermented by fungi Monascus purpureus containing monacolins, monascus pigments, polysaccharides.	High blood lipids, high blood pressure; postpartum lochiorrhea; abdominal pain; dyspeptic fullness; indigestion; poor appetite; osteoporosis, climacteric syndrome; hypoimmunity; and diabetic nephropathy syndrome	2016

ChuanBeiMu (powders)	Powders of bulbus of Fritilaria cirrhosa or F. unibracteata or F. przezvalskii or F. delavayi or F. taipaiensis, or F. unibracteata containing alkaloid, sterol, nucleosides constituents.	Children with chronic irritating cough; difficultly in expectoration; sore throat; acute or chronic bronchitis; dry cough; epilepsy; mastitis; and hypertension.	2017

HuangShuKuiHua (powders)	Powders of corollas of Abelmoschus manihot containing flavonoid and flavone glycoside, polysaccharide constituents, volatile oil, proteins.	Chronic nephritis; hydremic nephritis; adiabatic nephropathy; oral ulcers; parotitis; edemas; cerebrovascular disease; cancer; and scalds or burns.	2017

WuWeiZi (Crude powders)	Ripe fruits of Schisandra chinensis (Turcz.) Baill. containing lignans, volatile constituents, organic acids, sterol, vitamin C, vitamin E.	Acute or chronic hepatitis; dizziness and vitreous opacification; neurasthenic and insomnia; asthma and bronchitis; angioneurotic headache; gallstones.	2018

DingXiang (powders)	Buds of Ewgewia caryophyllata Thunb. containing volatile oil, such aseugenol, beta-caryophyllene, humuleno, chavicol, eugenone; flavonoids, and triterpenoid constituents.	Abdominal pain; hiccup; nausea and vomiting; erectile dysfunctiona (ED); chronic gastritis and gastric ulcer; tooth pains.	2018

RenShen (powders)	Roots and rhizomes of Panax ginseng C. A. Mey. containing panaxosides, such as panaxoside Rg1, Re, Rb1, flavonoids, panax polysaccharides, organogermanium.	Cardiogenic shock, fatigue, diabetes, impotence, senility, and asthenic overstrain.	2018

QingGuo (crude powders)	Dry fruits of Canarium album Raeusch. containing flavonoids, triterpenes, lignans, polyphenols, organic acids, volatile oil, etc.	Sore throat, laryngopharyngitis, cough, allergic asthma, diabetes, and intoxication.	2018

JueMingZi (powders)	Mature seeds of Cassia obtusifolia L. containing anthraquinones, naphthyl ketones, fatty acids, volatile constituents, daidzein, polysaccharides, amino acids.	High blood pressure; hyperlipidemia; cerebrovascular diseases; constipation; mastitis; ophthalmologic diseases.	2018

ShaRen (powders)	Ripe fruits of Amomom villosum Lour. or A. villosum var. xanthioides T. L. Wu et Senjen or A. longiligulare T. L. Wu containing volatile constituents and flavonoids.	Gastric and duodenal ulcer; enteritidis; pediatrics abdominal pain and chronic diarrhea; irritable bowel syndrome; threatened abortion; chronic renal failure; glomerulonephritis; Kidney stones; asthma; chronic myeloid leukemia; malignant lymphoma.	2018

We believe we are well-positioned in a steadily growing industry in one of the fastest-growing economies in the world. We currently manufacture a number of advanced TCMP that were among the first to market in the PRC. Instead of requiring consumers that take TCMP to go through the rather complex decoction process before use, our advanced Chinese medicine products can be simply administered orally as tablets, capsules or liquids. We believe this innovative feature of our products has given us a competitive edge in the market. In addition, and unlike chemical entity medicines and Traditional Chinese Patent Medicine (“TCPM”中成药) products which can only be sold to GSP-certified pharmaceutical distributors according to latest Guidelines on Perfecting Medicine Procurement of Public Hospitals in China, our TCMP products can also be sold directly to hospitals. We expect to continue to gain additional competitive advantages through the growing pipeline of new TCMP products. Our diverse portfolio of products and our new product pipelines include products for high-incidence and high-mortality conditions in the PRC, such as cardiovascular, central nervous system (“CNS”), infectious, and digestive diseases.

Our Suppliers, Customers and Distributors

We believe we have a well-functioning production and sales network. Our current Chinese medicine product portfolio is comprised of both prescription drugs and supplements. We have 5 major suppliers in Bozhou city of Anhui province in China, which is one of the largest TCM markets in China, and other major suppliers in Anhui, Qinghai, Gansu and Yunnan Province. We have long-term relationship with these suppliers, who supply raw materials of genuine TCM for our production process.

Our major customers are hospitals, especially TCM hospitals primarily in the Jiangsu and Liaoning provinces in China and pharmaceutical wholesalers. The wholesalers distribute our products to hospitals and other healthcare distributors such as Liaoning Jiuzhoutong Pharmaceutical Co. Ltd. and Shandong Luoxin Pharmaceutical Co. Ltd. As of May 2, 2019, our end-customer base includes 118 pharmaceutical companies, 62 pharmacies and 83 hospitals in 10 provinces and municipalities in China including Jiangsu, Hubei, Shandong, Guangdong, Liaoning, Anhui, Henan, Jiangxi, Heilongjiang and Hainan,.

We currently have 4 sales offices covering 10 of China’s major provinces/municipalities, including Jiangsu, Hubei, Shandong, Liaoning, Anhui, Henan, Jiangxi, Guangdong, Hainan and Heilongjiang, and over 62 sales representatives who assist in managing our relationships with our existing distributors and developing future distributors. With relatively less intermediaries involved in distribution and sales compared to many other pharmaceutical companies in China, we are able to keep our selling cost lower than the industry average.

Research and Development

We devote substantial resources to the research and development of new products, which do not require additional approval from regulatory agencies unless the products are PTCMs. We have submitted 13 invention patent applications with the State Intellectual Property Office of the PRC, all of which have entered the substantive examination stage. All of these patents are preparation process patents, which do not involve new products.

Dr. Jingzhen Deng, a veteran in the TCM industry, joined the company as a vice president in June 2013 and rebuilt our R&D team. Since 2013, he has been our Chief Scientific Officer. Dr. Deng has 16 years of experiences at university and pharmaceutical companies specializing in natural products in the USA and more than 14 years at TCM related universities and institutes and a pharmaceutical company in China. He established our general R&D strategy to use modern technology to revolutionize TCMP production and continue developing newly advanced and non-decocting TCMP/TCM products capable of meeting the highest quality standard.

The strategy includes a calculated system of studying aqueous extracting ratio and fingerprint or characteristic charts of components, quantization of bioactive compounds, quality control, stability, development of production process of TCMP products, and establishing a higher benchmark for advanced TCMP products in China.

Recently, our R&D team found that electron beam (“e-beam”) processing could break down certain medicinal plant cells to create additional paths for components in the cells to be extracted into aqueous solution more easily. This processing significantly improved the bioavailability of some TCMP forms (such as pieces). Our research data on our Directly-Oral-TCMP and After-Soaking-Oral-TCMP indicated the total aqueous component and bioactive compound extracting ratios at 37±1oC (human body temperature) were increased by 15% through e-beam processing than through regular extraction processing; the finding has been included in our patent application for each product.

Our R&D team has received numerous national awards for its significant contribution in the TCMP field. Recently in the China Scientist Forum, we received three awards on the research and development of Directly-Oral TCMP and After-Soaking-Oral TCMP products: Innovation Award, Outstanding Contribution Award, and Best R&D Article Award, which further demonstrated that we maintain a national leading position in the research and development of Advanced TCMP.

We believe our R&D team holds a leading position in the R&D field of Advanced TCMP products based on our market analysis of our 19 Advanced TCMP. We will continue to sharpen our advantages and expect to develop new Advanced TCMP products in the foreseeable future.

Under the administration and regulation of the CFDA, a new TCMP product is subject to GMP certification and is required to comply with corresponding standards of Chinese Pharmacopeia Part I and Part IV before it can be sold commercially without clinic trails and any additional approval from the CFDA. Since 2014, we have developed 9 Directly-Oral TCMP and 10 After-Soaking-Oral TCMP products and commercially marketed all of those to pharmaceutical distributors/hospitals. We currently have 6 additional Directly-Oral TCMP and After-Soaking-Oral TCMP products designed to treat various clinical diseases in the R&D pipeline and are confident in our R&D team and its abilities to make further contributions to enrich our TCMP product portfolio.

Moreover, in April 2019, we began the production of TCMHS, a classification of health-supporting food used traditionally in China as TCM but which are also consumed as food. The Company has reconstructed and assembled an 850-square-meter facility and received a “Food Manufacturing Certificate” issued by the local Food and Drug Administration, which granted us the permission to produce TCMHS. The scope of production includes “Substitute Teas,” made of TCMHS plants, and “Solid Beverages,” a kind of granule produced through extraction of TCMHS materials.

Intellectual Property

We emphasize the protection of intellectual property and have signed agreements with patent agents to assist us to file patent applications. We also have signed confidentiality agreements with every employee we have to protect our production design. We will submit an application for every technology, production design and research results to the Chinese national intellectual property department to get protection for our intellectual property. The beneficiary of all of our patent applications is “Taizhou Suxuantang”

Each patent application we have submitted is an invention patent in which we are seeking patent protection of our prepared process. Under the Patent Law of the People’s Republic of China (Revised), the validity period of patent rights for an invention shall be 20 years, which shall commence from the date of application. We have submitted the following patent applications:

Name	Patent Type	Patent Application No.	Expiration Date (if granted)
SanQiFen Directly-Oral TCMP	Invention	CN 201710234868.1	2037.4.11
ChenXiangFen After-Soaking-Oral TCMP	Invention	CN 201710234867.7	2037.4.11
XiaTianWu Directly-Oral TCMP	Invention	CN 201710345663.0	2037.5.16
CuYanHuSuo Directly-Oral TCMP	Invention	CN 201710355312.8	2037.5.18
HuangShuKuiHua Directly-Oral TCMP	Invention	CN 201710345688.0	2037.5.16
JiangXiangFen After-Soaking-Oral TCMP	Invention	CN 201710388685.5	2037.5.26
SuMu After-Soaking-Oral TCMP	Invention	CN 201710388696.3	2037.5.26
HongQi After-Soaking-Oral TCMP	Invention	CN 201710377191.7	2037.5.24
XueJie Directly-Oral TCMP	Invention	CN 201810058409.7	2038.1.2
ChuanBeiMu Directly-Oral TCMP	Invention	CN 201810058566.8	2038.1.22
LuXueJing Directly-Oral TCMP	Invention	CN 201810058553.0	2038.1.22
ChaoSuanZaoRen After-Soaking TCMP	Invention	CN 201810058914.1	2038.1.22
HongQuMi After-Soaking-Oral TCMP	Invention	CN 201810058924.5	2038.1.22

Environmental Matters

We comply with the Environmental Protection Law of China as well as applicable local regulations. In addition to statutory and regulatory compliance, we actively ensure the environmental sustainability of our operations. Penalties may be levied upon us if we fail to adhere to and maintain certain standards. Such failure has not occurred in the past, and we generally do not anticipate that it will occur in the future, but no assurance can be given in this regard.

Manufacturing

Regularly, raw materials used in the production of TCMP, primarily medicinal plants, first go through a purifying process, during which raw materials are selected, cut, rinsed and dried. Processed raw materials then go through a series of extraction processes that involve mixing with solvents, soaking, stewing, drying and grinding. Materials extracted from the plants are then processed into various dosage forms such as capsules, tablets, syrups, tinctures and granules. In the past, many steps in the manufacturing of TCMP were performed manually, with limited assistance from modern production equipment, which resulted in a lack of quality and dosage consistency; such manual processing also resulted in lengthy production cycles. We refined the traditional labor intensive manufacturing process to employ modern technology and production equipment to help us improve the quality of our products and to increase manufacturing yield. We use two unique manufacturing methods:

1.	High-Energy Electron Beam Sterilization Method

Electron beam (“e-beam”) processing or electron irradiation is a process that involves using beta radiation, usually of high energy, to treat an object for a variety of purposes. E-beam processing has the ability to break the chains of DNA in living organisms, such as bacteria, resulting in microbial death and rendering the space they inhabit sterile. E-beam processing has been used for the sterilization of medical products and aseptic packaging materials for foods as well as disinfestation, the elimination of live insects from grain, tobacco, and other unprocessed bulk crops.

Sterilization with electrons has significant advantages over current methods of sterilization. The process is quick, reliable, and compatible with most materials, and does not require any quarantine following the processing. For some materials and products that are sensitive to oxidative effects, radiation tolerance levels for electron beam irradiation may be slightly higher than for gamma exposure. This is due to the higher dose rates and shorter exposure times of e-beam irradiation that have been shown to reduce the degradative effects of oxygen.

Our research results on the sterilization of TCMP products revealed that certain high energy e-beam processing is a quick, efficient, reliable, non-degradable, and compatible sterilization method for most advanced TCMP products. Combining with the guideline on TCM irradiation sterilization released by CFDA on November 11, 2015, we use the e-beam processing for the sterilization of Directly-Oral TCMP and After-Soaking-Oral TCMP products. The e-beam processing is carried out at a certified and contracted company in Taizhou city of Jiangsu province in the PRC under our closed supervision. The technical method applied for the sterilization has been in our patent application for each product.

2.	Dust-Sucking Thermostatic Pulverizing Technique

We also apply the dust sucking thermostatic pulverizing technique for the pulverization of various materials such as roots, barks, fruits, seeds, and leafs to produce the Fine and Advanced TCMP products. This technique allows raw materials to go through multiple filters and cleaning mechanisms to remove impurities.

Quality Control and Assurance

In China, each pharmaceutical manufacturer is required to comply with the GMP standards and obtain Pharmaceutical Product Manufacturing Permits and GMP Certification granted by the CFDA of the PRC before it engages in any pharmaceutical manufacturing and distribution. GMP standards regulate whole processes and procedures in generating pharmaceutical products to ensure the quality in China. Those include strict Quality Control (“QC”) and Quality Assurance (“QA”).

Besides the general GMP Certification, which is a strict requirement, TCMP manufacturers also need to obtain pharmaceutical product manufacturing permit specifically tailored to manufacturing of TCMP products.

We are GMP-certified and have obtained a pharmaceutical product manufacturing permit with the product manufacturing scopes covering all types of TCMP. We have well-qualified and trained professional employees for manufacturing and quality control procedures. Our quality control starts with procurement and continues in our manufacturing, packaging, storage capabilities, and cost competitiveness to ensure that all of our products meet the requirements and are still profitable.

Certificates and Permits

A pharmaceutical manufacturer, including a TCMP manufacturer, must obtain a pharmaceutical manufacturing permit from the CFDA’s relevant provincial branch. This permit is valid for five years and is renewable for an additional five-year period upon its expiration. Our current pharmaceutical manufacturing permit, issued by the CFDA, will expire on December 31, 2020. Generally, we will file a renewal request 3 months before the expiration date.

Good Manufacturing Practice. A pharmaceutical manufacturer must meet the Good Manufacturing Practice (“GMP”) standards for each of its production facilities in China for each form of pharmaceutical product it produces. GMP standards include staff qualifications, production premises and facilities, equipment, raw materials, environmental hygiene, production management, quality control and customer complaint administration. If a manufacturer meets the GMP standards, the CFDA will issue to the manufacturer a GMP certificate with a five-year validity period. The New GMP Standards became effective on March 1, 2011 and pharmaceutical manufacturers (except manufacturers of injectables, blood products or vaccines, which have a three-year grace period) had a five-year grace period to upgrade existing facilities to comply with the new standards.

In July 2014, we obtained a new GMP certificates for our manufacturing facility that manufactures the products we produce. All of our GMP certificates are valid for five years.

Competition

We compete with other top-tier pharmaceutical companies specialized in manufacturing TCM in China. Many of them entered into TCMP markets earlier than us, thus they are more established than we are and have significantly greater financial, technical, marketing and other resources than we presently possess. Some of our product competitors have greater name recognition and a larger customer base. Those competitors may be able to respond more quickly to new opportunities or market changes or customer requirements, and may be able to undertake more extensive promotional activities, offer more attractive terms to distributors, and adopt more aggressive pricing policies. Some of our competitors have also developed similar TCMP products that compete with ours.

Numerous competitors nationwide, including Kangmei, CTCM and Xiangxue, participate in the sale of Chinese medicinal herbs and TCMPs; among them are some high-profile and large-scale companies along with some companies that have huge production and storage capacity to influence the market price. Despite that, we believe we are well-positioned to compete in this fast-developing market with our well recognized Suxuangtang brand, diversified product portfolio, proven research and development and in-licensing capabilities, established sales and marketing network, management experience and favorable cost structure.

Our Competitive Advantages

We believe our principal competitive strengths are as follows:

Recognized Brand Name

“Suxuangtang”(苏轩堂), which has over 270 years of history, is a well-known TCM brand in China, especially in Eastern China. Because of its brand recognition, Suxuantang has received numerous awards from the local government such as the Jiangsu Taizhou Famous Product Award and Well-known Brand Trademark granted by the government of Taizhou city. To some, Suxuangtang is more than just a TCM brand; it is a symbol of tradition and culture, which Chinese customers value deeply. Suxuangtang is also widely recognized by the industry as one of the three most famous TCM brands; the other two are “Hui Chun Tang” (回春堂) and “Tong Ren Tang”(同仁堂). Suxuangtang is a household brand in Jiangsu province, having originated there and being well recognized in provinces nearby, such as Hubei, Shandong, Anhui, where our products have been widely used and their curative effects proven. Our Fine and Regular TCMP products have been in pharmaceutical markets such as hospitals and drug stores for decades, and received steady and consistent positive feedbacks from our customers. As a result, we believe the curative effects of our products have been firmly demonstrated.

Ready to Use TCMPs

Unlike most TCMPs in the market that have to be prepared as decoction before use, our innovative Directly-Oral TCMPs and After-soaking-oral TCMPs can be easily dissolved or infused in hot water without requiring lengthy preparation. This feature sets us apart from our peers and makes our products more appealing to our customers.

Complete Permits to Produce Advanced TCMP Products

We have the Pharmaceutical Manufacturing Permit  and pharmaceutical good manufacturing practices (“GMP”) Certificates, both the Permit and the Certificate with the scope of Directly-Oral TCMP authorized by Jiangsu provincial FDA, to produce After-Soaking-Oral-TCMPs, Directly-Oral-TCMPs, Fine TCMPs and Regular TCMPs and there is no need to apply for additional permits from Jiangsu Food and Drug Commission in order to manufacture or sell our products. In China, TCMP companies are treated differently from other pharmaceutical companies manufacturing western drugs and Traditional Chinese Patent Medicine (“TCPM”). Both western drugs and TCPM are required to go through clinical trials and obtain clinical trial approval, whereas TCMP products has no such requirement. Once a TCM company obtains the Pharmaceutical Manufacturing Permit and GMP Certificate, it can begin manufacturing its products immediately.  Currently, very few TCM companies in China have both the permit and the certificate with the scope required to produce TCMP, and Directly-Oral and After-Soaking-Oral products.

Strong Research and Development Capability

We believe that our research and development capabilities allow us to create innovative TCMP that fulfill our customers’ needs. Although all of our TCMP products are generic TCMP  drugs and, these products are innovative in terms of their conventional administration. Our advance TCMPs come in the form of powders or sachets, which make oral administration easier for our customers. This improvement is significant because otherwise TCMP have to be prepared through decoction before use,  which has proven to be both inconvenient  and overly complex for customers. Our research and development team has demonstrated its success in use of the sophisticated research strategies and modern technologies to develop TCMP products with innovative features that lend us an edge over our major competitors. We have established a strong research and development team of 15 dedicated researchers as of June 30, 2017. Our R&D Team has successfully developed multiple modernized TCMPs, many of which have already been directly commercialized with our Pharmaceutical Manufacturing Permit, the Pharmaceutical GMP certificate, and China Pharmacopoeia  without the need for additional approvals or registrations by the regulatory authorities.

We believe that our research and development capabilities allow us to create innovative TCMP that fulfill our customers’ needs. Although all of our TCMP products are generic drugs and we did not change their medical effects in any significant way, these products are innovative in terms of their physical properties. Our advance TCMPs come in the form of powder or sachet, which make oral administration easier for our customers. This improvement is significant because otherwise TCMP have to be prepared through decoction, which has proven to be both ineffective and overly complex for customers. Our research and development team has demonstrated its success in use of the sophisticated research strategies and modern technologies to develop new TCMP products with innovative features that lend us an edge over our major competitors. We have established a strong research and development team of 15 dedicated researchers as of June 30, 2017. Our R& D Team has successfully developed multiple modernized TCMPs, many of which have already been directly commercialized with our Pharmaceutical Manufacturing Permit and the Pharmaceutical GMP certificate without the need for additional approvals or registrations by the regulatory authorities.

Experienced and accomplished leadership team with a proven track record.

We have an experienced management team. Almost all of our members, except our CEO Mr. Feng Zhou, whose expertise is procurement, possess more than 10 years of pharmaceutical and related industry experience.  We believe that our leadership team is well positioned to lead us through clinical development, regulatory approval and commercialization of our product candidates. Collectively, our management team has extensive experience in the research and development, manufacture, commercialization, and in-licensing and acquisition of companies in China’s TCM industry. Experienced in managing fast-growing enterprises, our entrepreneurial management team takes the initiative to adapt our business strategies to market, industry and therapeutic trends. Our management team has successfully established a deep product pipeline, and built an integrated research and development, production, and sales and marketing infrastructure. Our success in existing product development and branding reflects the significant experience that members of our management team have in their respective fields of expertise and their in-depth knowledge of the regulatory framework in China.

Our Growth Strategies

The key elements of our strategy to grow our business include:

Promoting Our Existing Brands to Increase Our National Recognition. Although “Suxuantang” is a brand (“苏轩堂”) with a solid reputation in Eastern China, particularly Jiangsu Province, our national reach is relatively limited. In order to become a national brand, we intend to support and grow the existing recognition and reputation of our over 270-year old brand “Suxuantang” and to maintain our branded pricing strategy through continued sales and marketing efforts as well as our newly upgraded GMP-compliant production lines. To achieve this goal, we plan to promote the efficacy and safety profile of all of our Advanced TCMP products in research and development aspects to physicians at hospitals and clinics through our sales force, independent distributors and educational physician conferences and seminars. Under the current pharmaceutical regulations in China, TCMP manufacturers are not required to obtain any approval from any regulatory authority in order to claim the efficacy and safety of TCMP products, since the efficacy and safety of TCMP products are specifically indicated in “China Pharmacopeia”. China Pharmacopoeia provides state pharmaceutical standards and quality control requirements in China. There are currently 618 TCMP raw materials and their related products exclusively listed in China Pharmacopoeia Part I (version 2015). China Pharmacopeia offers guidance related to each TCMP raw material such as its origin, characteristics, properties, identification, quantitation (assay), indication (action), preparation processing, administration and dosage, storage, and side effects. Each TCMP manufacturer is required by law to follow the guidance set forth in the China Pharmacopoeia. China Pharmacopoeia Part I also stipulates the national standard for TCMP products regarding their efficacy and safety.

Developing and Introducing Additional Products to Expand or Strengthen Our Existing Product Portfolio. We plan to focus on our development capabilities towards expanding our existing portfolio. We have a number of products in various stages of research and development pipeline. In addition, we are constantly in the process of developing new types of advanced TCMP products. We are introducing new products at a steady pace to further strengthen our branded market leadership position in Directly-Oral and After-Soaking-Oral-TCMPs.

Expanding Our Distribution Network to Increase Market Penetration. We intend to expand our reach in the PRC to drive additional growth in our existing and future products. We currently contract with over 143 distributors in the PRC and plan to expand on these relationships to target new markets. We plan to continue to broaden our marketing efforts outside of major cities in the PRC and to increase our market penetration in cities and rural areas where we already have a growing presence. Over the long term, we also intend to expand our presence beyond the PRC to international markets by partnering with international pharmaceutical companies in cross-selling our products.

Employees

As of September 30, 2018, we employed a total of 72 full-time and 30 part-time employees  in the following functions: administration, supplement, production, quality control, research & development, and sales. Our employees are not represented by a labor organization or covered by a collective bargaining agreement. We have not experienced any work stoppages.

Legal Proceedings

We may from time to time become a party to various legal or administrative proceedings arising in the ordinary course of our business. As of the date hereof, neither we nor any of our subsidiaries is a party to any pending legal proceedings, nor are we aware of any such proceedings threatened against us or our subsidiaries.

Facilities

We currently have the following GMP-certified facilities located in Taizhou city of Jiangsu province in China: approximately 1,200 square meters for Regular TCMP production, 850 square meters for TCMS, 450 square meters for Fine TCMP production, 240 square meters for Directly-Oral TCMP and After-Soaking-Oral TCMP production, 250 square meters for TCMP raw materials sterilization facility, 450 square meters for quality control, and research & development centers, and a total of 1,100 square meters for storage.

We have started expanding a new production base to increase production capacity to meet rapidly growing demand for TCMPs since October 2017, which covers a total of 33,300 square meter land.

Description of Property

We have acquired the state-granted use rights to land set forth in the table below.

	Address	Size(m²)	Leased/Owned/Granted	Function
1.	No. 178 Taidongbei Rd., Taizhou, Jiangsu, China	2028	Leased
2.	No. 178 Taidongbei Rd., Taizhou, Jiangsu, China	900	Leased

REGULATIONS

Overview

We operate our business in China under a legal regime consisting of the National People’s Congress, which is the country’s highest legislative body, the State Council, which is the highest authority of the executive branch of the PRC central government, and several ministries and agencies under its authority, including the Ministry of Industry and Information Technology, State Administration for Industry and Commerce (“SAIC”) and their respective local offices.

In China, unlike western medicine which is required to go through clinical trials and complex approval process before commercial launch, Chinese Traditional Medicine, including TCMP, is subject to a completely different regulatory system in terms of approval, quality control and development process because it is currently impossible to test the effects of TCMP clinically. TCMP utilizes various herbs as its ingredients, which are natural products and their chemical composition varies and complicates. Given that the drug effect on each person can vary significantly, there is a lack of common scientific standards and appropriate clinical methods for evaluating TCMP to ensure its safety, efficacy. In addition, TCMP has a very long history and it originated from the sum total of the practices based on different TCM practitioners’ theories, beliefs and experiences, which are often inexplicable.

The regulatory system, known as the “Traditional Chinese Medicine Pieces System.” provides sole guidance on TCMP production in the following aspects:

The production of TCMP must comply with the “The Drug Administration Law of PRC”, “Good Manufacturing Practice (“GMP”) for drugs”, and “Good Supply Practice (“GSP”) for drugs”. Companies manufacturing and selling TCMP products must have two licenses: “Pharmaceutical Manufacturing Permit” and “TCM GMP certificate” (“License Requirement”). TCMP companies that met the License Requirement will not be required to obtain CFDA or local FDA approval before manufacturing their TCMP products and TCMP products are categorically exempted from being tested clinically because the effect of TCMP products are impossible to be tested clinically. As a result, TCMP products do not have the CFDA approval registration number, which is typically found in western medicine products.

TCMP also needs to follow national drug reference standard codified in Pharmacopoeia of the PRC (“Guidance”). The Guidance supplies critical information to TCMP manufacturers regarding origin of ingredients, description, identification, processing, assay, property and flavor, meridian tropism, actions, indications, administration and dosage, precautions and warnings and storage.

Besides general GMP for drugs, the production of TCMP also needs to follow the GMP specifically tailored for TCMP, which can be found as annex attached to CFDA regulations.

Regulations Relating to Pharmaceutical Industry.

The pharmaceutical industry in China is highly regulated. The primary regulatory authority is the CFDA, including its provincial and local branches. As a developer and producer of medicinal products, we are subject to regulation and oversight by the CFDA and its provincial and local branches. The Law of the PRC on the Administration of Pharmaceuticals provides the basic legal framework for the administration of the production and sale of pharmaceuticals in China and covers the manufacturing, distribution, packaging, pricing and advertising of pharmaceutical products. These regulations set forth detailed rules with respect to the administration of pharmaceuticals in China. We are also subject to other PRC laws and regulations that are applicable to business operators, manufacturers and distributors in general.

Registration and Approval of Medicine.

Pursuant to the PRC Provisions for Drug Registration, a medicine must be registered and approved by the CFDA before it can be manufactured and sold. The registration and approval process requires the manufacturer to submit to the CFDA a registration application containing detailed information concerning the efficacy and quality of the medicine and the manufacturing process and the production facilities the manufacturer expects to use. This process generally takes two to five years and could be longer, depending on the nature of the medicine under review, the quality of the data provided and the workload of the CFDA. If a manufacturer chooses to manufacture a pre-clinical medicine, it is also required to conduct pre-clinical trials, apply to the CFDA for permission to conduct clinical trials and go through the clinical trials. If a manufacturer chooses to manufacture a post-clinical medicine, it only needs to go through the clinical trials. In both cases, a manufacturer needs to file clinical data with the CFDA for approval for manufacturing after clinical trials are completed.

New Medicine. If the CFDA approves a medicine, it will issue a new medicine certificate to the manufacturer and impose a monitoring period for one to five years. During the monitoring period, the CFDA will monitor the safety of the new medicine, and will neither accept new medicine certificate applications for an identical medicine by another pharmaceutical company, nor approve the production or import of an identical medicine by other pharmaceutical companies. As a result of these regulations, the holder of a new medicine certificate has the exclusive right to manufacture the new medicine during the monitoring period.

National Production Standard and Provisional Standard. In connection with the CFDA’s approval of a new medicine, the CFDA will normally direct the manufacturer to produce the medicine according to a provisional national production standard, or a provisional standard. A provisional standard is valid for two years, during which time the CFDA closely monitors the production process and quality consistency of the medicine to develop a national final production standard for the medicine, or a final standard. Three months before the expiration of the two-year period, the manufacturer is required to apply to the CFDA to convert the provisional standard to a final standard. Upon approval, the CFDA will publish the final standard for the production of this medicine. There is no statutory timeline for the CFDA to complete its review and grant approval for the conversion. In practice, the approval for conversion to a final standard is time-consuming and could take a number of years. However, during the CFDA’s review period, the manufacturer may continue to produce the medicine according to the provisional standard.

Transitional Period. Prior to the latter of (1) the expiration of a new medicine’s monitoring period or (2) the date when the CFDA grants a final standard for a new medicine after the expiration of the provisional standard, the CFDA will not accept applications for an identical medicine nor will it approve the production of an identical medicine by other pharmaceutical companies. Accordingly, the manufacturer will continue to have an exclusive production right for the new medicine during this transitional period.

All TCMP (not TCPM) products as medicine are administrated separately by CFDA. Without clinical trial application, the TCMP medicines are registered and approved by the CFDA based on manufacturer’s pharmaceutical product manufacturing permit and GMP certification before they can be manufactured and sold. A TCMP manufacturer manufactures only the TCMP products of scope approved by CFDA described on both pharmaceutical product manufacturing permit and GMP certification. For example, directly oral TCMP products are not subjected to manufacture without the directly oral TCMP term appeared on both the permit and the GMP certification. The TCMP production and quality standard must comply with corresponding TCM and sections on the Pharmacopeia of the PRC.

Continuing CFDA Regulation

Pharmaceutical manufacturers in China are subject to continuing regulation by the CFDA. If the labeling or its manufacturing process of an approved medicine is significantly modified, a new pre-market approval or pre-market approval supplement will be required by the CFDA. A pharmaceutical manufacturer is subject to periodic inspection and safety monitoring by the CFDA to determine compliance with regulatory requirements.

The CFDA has a variety of enforcement actions available to enforce its regulations and rules, including fines and injunctions, recall or seizure of products, the imposition of operating restrictions, partial suspension or complete shutdown of production and criminal prosecution.

Pharmaceutical Product Manufacturing

A pharmaceutical manufacturer must obtain a pharmaceutical manufacturing permit from the CFDA’s relevant provincial branch. This permit is valid for five years and is renewable for an additional five-year period upon its expiration. Our current pharmaceutical manufacturing permit, issued by the CFDA, will expire on December 31, 2020.

A pharmaceutical manufacturer must meet the Good Manufacturing Practice standards, or GMP standards, for each of its production facilities in China in respect of each form of pharmaceutical product it produces. GMP standards include staff qualifications, production premises and facilities, equipment, raw materials, environmental hygiene, production management, quality control and customer complaint administration. If a manufacturer meets the GMP standards, the CFDA will issue to the manufacturer a Good Manufacturing Practice certificate, or a GMP certificate, with a five-year validity period. However, for a newly-established pharmaceutical manufacturer that meets the GMP standards, the CFDA will issue a GMP certificate with only a one-year validity period. The New GMP Standards became effective on March 1, 2011 and pharmaceutical manufacturers (except manufacturers of injectables, blood products or vaccines, which have a three-year grace period) have a five-year grace period to upgrade existing facilities to comply with the revisions.

We obtained a pharmaceutical GMP certificate for our manufacturing facility in respect of scope of TCMP and directly oral TCMP, which is valid until July 7, 2019. The renewal process of the GMP Certificate by Jiangsu province FDA has been accomplished. A new GMP certificate will be granted by July 6, 2019, the expiration date of which will be in June 6, 2024. While we are required to implement certain upgrades to our manufacturing facilities to comply with the new GMP standards, we do not currently anticipate any difficulty in renewing these certificates when we finish the facility upgrading.

Pharmaceutical products packages.

Pharmaceutical products packages must, in accordance with the regulations, be labeled and have an instruction booklet attached. The name of the drug, its ingredients, specifications, the manufacturing enterprise, approval number, product batch number, date of production, expiry date, suitability for symptoms or main function, methods of use, dosage, contraindications, side-effects and points to note must be clearly indicated on the label or in the instruction booklet. The labels of narcotic drugs, psychotropic drugs, poisonous drugs, radioactive drugs, drugs for external use only and non-prescription drugs must bear the prescribed mark.

Regulations relating to Price Control

The laws of the PRC provide for the government to fix and adjust prices. The prices of certain TCMP products we distribute, including those listed in the Chinese government’s catalogue of medications that are reimbursable under the PRC’s social insurance program, or the Insurance Catalogue, are subject to control by the relevant state or provincial price administration authorities. The PRC establishes price levels for products based on market conditions, average industry cost, supply and demand and social responsibility. In practice, price control with respect to these medicines sets a ceiling on their retail price. The actual price of such medicines set by manufacturers, wholesalers and retailers cannot historically exceed the price ceiling imposed by applicable government price control regulations.

We have only one product not listed on national Medicare Insurance Catalogue, and its name is Directly-Oral product XueJie (powders). The revenue attributable to Xuejie powders is $32,296 (RMB 204,342), $26,986 (RMB 181,726) and $271,320 (RMB 1,798,011) for the period ended March 31, 2016, 2017, and 2018, respectively.

Packaging materials and containers selected for production of all TCMP shall accommodate to drug property. No TCMP whose package fails to conform to regulations may be marketed. A label shall be printed on or attached to the package of TCMP. On the label of TCMP shall be indicated the name of the drug, grade/weight, origin of production, manufacturer, product batch number and production date; if the said TCMP is controlled by an approval number, the number shall also be indicated.

Currently, all of our marketed products meet the packaging requirements.

Microbial limitation standards on Chinese medicine extraction and TCMP.

Chinese medicine extraction - The total number of aerobic organisms shall not exceed 10³ cfu/g or cfu/ml. The total number of molds and yeasts in Chinese medicine extraction shall not exceed 10² cfu/g or cfu/ml. There are no standard regulations regarding control microbes.

Powdered, liquid, Directly-Oral-TCMP and After-Soaking-Oral-TCMP - Their regulations and standards are complied with the description on the GMP certificate and China Pharmacopeia parts I and IV, including relation to the limitation of the total number of permitted aerobic organisms, molds and yeasts. However, for every 10 grams of powdered Directly-Oral-TCMP and After-Soaking-Oral-TCMP, shall be no Salmonella bacteria detectable. Any other bile salt resistant organisms shall not exceed 104 cfu (1g). We are in full compliance with these microbial limitation standards.

National Drug Reference Standard.

Our TCMP products must also satisfy national drug reference standard. In China, companies manufacturing TCMP products must follow a specific guidance known as the “Pharmacopoeia of the People’s Republic of China” (“Guidance”) and relevant standards promulgated by the drug control and administrative department of the State Council. This Guidance (Latest Version 2015) became effective on December 1, 2015 and it has been codified into state law with the purpose of providing clear guidance on TCMP manufacturing process. The Guidance shall apply to all aspects of TCMP manufacturing process including the research and development, production (import), management, use and supervision of TCMP. It provides standard language that can be used by TCMP companies to draft description, identification, processing, assay, property and flavor, meridian tropism, actions, indications, storage, administration and dosage, precautions and warnings of TCMP products.

MANAGEMENT

Set forth below is information concerning our directors, executive officers and other key employees. The following individuals are members of the Board and executive management of the Registrant.

Name	Age	Position(s)
Feng Zhou	26	Chief Executive Officer and Director
Yao Shi	47	Chief Financial Officer
Jingzhen Deng	58	Chief Scientific Officer and Chief Operation Officer
Jun Zheng	41	Director
Junsong Li	54	Independent Director
Tulin Lu	55	Independent Director
Wenwei Fan	48	Independent Director

The following is a brief biography of each of our executive officers and directors:

Executive Officers:

Mr. Feng Zhou has been our CEO and director since July 4, 2017. He was the CEO of Taizhou Suxuantang, our VIE Entity from May 2017 to February, 2018. From January 2015 to May 2017, he was the vice manager of Taizhou Suxuantang. As vice manager of Taizhou Suxuantang, he was responsible for procurement and formulating a cost effective strategy for purchasing goods and services.  Mr. Zhou graduated from Logistical Engineering University of PLA and majored in Business Administration. We believe that Mr. Zhou should serve as a member of our board of directors due to the perspective and experience he brings as our founder, Chairman, and CEO, and as our largest and controlling stockholder.

Mr. Yao Shi has been our CFO since March 2017. Mr. Shi is well suited for this position with more than 20 years of experience in auditing and accounting. From July 2006 to March 2017, Mr. Shi was CFO and Chief Manager of Guotaijiahe Insurance Co. Ltd. From November 1996 to June 2009, Mr. Shi was the CFO of Amway China North China Branch. Mr. Shi holds a MBA from Victoria University and a Bachelor degree from Changchun University of Science and Technology.

Dr. Jingzhen Deng has been our CSO since June 2013, our COO since March 2017 and CEO of Taizhou Suxuantang since February, 2018. He has been the vice president of Taizhou Suxuantang in June 2013 and rebuilt its R&D team. Dr. Deng has 16 years of experience at a university (University of Virginia as a postdoctoral scientist) and various pharmaceutical companies (Pinnacle Pharmaceuticals, Inc. and Drumetix Laboratories, as directors of R&D) specializing in natural products and new drug discovery in the USA, and more than 14 years at a Traditional Chinese Medicine (“TCM”) related university (China Pharmaceutical University), institute (Jiangxi Institute of TCM), and pharmaceutical company (RCT Pharmaceuticals, Inc. as CEO in Shanghai) in China. He established the general R&D strategy of using modern technology to revolutionize TCMP production, and continue developing newly advanced and non-decocting TCMP/TCM products capable of meeting the highest quality standard at the company. Dr. Deng received his Bachelor of Science from Jiangxi University of Traditional Chinese Medicine in 1982, Master and Doctoral degrees from China Pharmaceutical University in 1989 and 1992, respectively.

Non-Management Directors

Mr. Jun Zheng has been appointed as our director upon closing of our IPO on December 31, 2018. Mr. Zheng was a sales area manager at Jiangxi Bo Shi Da Pharmaceutical Co., Ltd. from 1999 to 2004, and a department manager and deputy general manager at Taizhou Jiutian Pharmaceutical Co., Ltd. from the 2005 to 2012. Mr. Zheng served as a general manager at Taizhou Renji Chinese Traditional Medicine Pieces Co., Ltd. from 2013 to 2015 and a general manager at Jiangsu Health Pharmaceutical Investment Management Co., Ltd. from 2016 to 2017. Currently, Mr. Zheng is a vice president at Taizhou Suxuantang. Mr. Zheng received his bachelor’s degree from Jiangnan University (Wuxi Light Industry University) in 1999.

Mr. Junsong Li has been appointed as our independent director upon closing of our IPO on December 31, 2018. Mr. Li has over 20 year-experience in the TCM industry. Mr. Li has served as the researcher of Nanjing TCM University since 2009. From 1986 to 2003, Mr. Li worked as an associate professor of Nanjing TCM Hospital. Mr. Li graduated from Nanjing TCM University with a Bachelor of Arts in TCM in 1986 and a Master’s Degree in TCM in 2002. Mr. Li obtained his PhD from Shanghai TCM University in 2006. We believe Mr. Li is well-qualified to serve as a member of the board because of her extensive prior work experience and educational background in the TCM field.

Dr. Tulin Lu has been appointed as our independent director upon closing of our IPO on December 31, 2018. Currently, Dr. Lu is a Professor at Nanjing University of TCM. As a veteran in the TCM academia, Dr. Lu has also served as the Chief Director at the co-laboratory of TCM Processing of Ministry of Education of the P. R. China since 2012, the Deputy Director of the standard laboratory of TCM pieces at the State Administration of TCM of the P. R. China since 2008, the Deputy Director at Jiangsu Provincial Key Laboratory of the Processing of TCM since 2007, the Deputy Director of the department of Processing preparation of TCM at Nanjing University of TCM since 2016, and the Executive Deputy Director of TCM Pieces Quality Assurance Specialized Committee of China since 2014. Dr. Lu received his Ph. D, Master of Science, and Bachelor of Science degrees from Nanjing University of TCM in 1989, 1999, and 2003, respectively.

Mr. Wenwei Fan has been appointed as our independent director upon closing of our IPO on December 31, 2018.  Mr. Fan currently is a Partner of a Chinese Certified Public Accountant firm, Beijing Huashen Accounting Firm, where he is in charge of supervising international auditing, including auditing financial statements for Chinese subsidiaries of several multinational companies. He started his career with ShiyongZhonghe Accounting firm, which was acquired by PricewaterhouseCoopers in 2000. Mr. Fan is a Certified Public Accountant and Certified Tax Agent in China. He graduated from Jiangsu University of Finance and Economics in 1992 with a bachelor’s degree.

Pursuant to our articles of association as amended, the minimum number of directors shall consist of not less than one person unless otherwise determined by the shareholders in a general meeting. Unless removed or re-appointed, each director shall be appointed for a term expiring at the next-following annual general meeting, if any is held. At any annual general meeting held, our directors will be elected by a majority vote of shareholders eligible to vote at that meeting. At each annual general meeting, each director so elected shall hold office for a one-year term and until the election of their respective successors in office or removed.

For additional information see “Description of Share Capitals — Directors”.

Family Relationships

None of the directors or executive officers has a family relationship as defined in Item 401 of Regulation S-K.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

Board of Directors

Our board of directors consists of 5 directors.

Duties of Directors

Under British Virgin Islands law, our directors have a duty to act honestly and in good faith and in what the director believes to be in our best interests. Our directors also have a duty to exercise the care, diligence and skill that a reasonable director would exercise in the same circumstances. See “Description of Ordinary Shares — Differences in Corporate Law” for additional information on our directors’ fiduciary duties under British Virgin Islands law. In fulfilling their duty of care to us, our directors must ensure compliance with our M&A. We have the right to seek damages if a duty owed by our directors is breached.

A director must exercise his powers as a director for a proper purpose and must not act, or agree to us acting, in a manner that contravenes the BC Act or the M&A. When exercising his powers or performing his duties as a director, a director is entitled to rely upon the register of members and upon books, records, financial statements and other information prepared or supplied, and on professional or expert advice given to him. However, such reliance is subject to the director acting in good faith, making proper enquiry where indicated by the circumstances and having no knowledge that reliance on the matter is not warranted. Under the BC Act, our directors have all the powers necessary for managing, and for directing and supervising, our business and affairs, including but not limited to exercising the borrowing powers of the company and mortgaging the property of the company, as well as executing checks, promissory notes and other negotiable instruments on behalf of the company.

Interested Transactions

A director may vote, attend a board meeting or sign a document on our behalf with respect to any contract or transaction in which he or she is interested. A director must promptly disclose the interest to all other directors after becoming aware of the fact that he or she is interested in a transaction we have entered into or are to enter into. A general notice or disclosure to the board or otherwise contained in the minutes of a meeting or a written resolution of the board or any committee of the board that a director is a shareholder, director, officer or trustee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company will be sufficient disclosure, and, after such general notice, it will not be necessary to give special notice relating to any particular transaction.

Remuneration and Borrowing

The directors may receive such remuneration as our board of directors may determine from time to time. Each director is entitled to be repaid or prepaid all traveling, hotel and incidental expenses reasonably incurred or expected to be incurred in attending meetings of our board of directors or committees of our board of directors or shareholder meetings or otherwise in connection with the discharge of his or her duties as a director. The compensation committee will assist the directors in reviewing and approving the compensation structure for the directors. Our board of directors may exercise all the powers of the company to borrow money and to mortgage or charge our undertakings and property or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the company or of any third party.

Terms of Directors and Executive Officers

Each of our directors holds office until a successor has been duly elected and qualified unless the director was appointed by the board of directors, in which case such director holds office until the next following annual meeting of shareholders at which time such director is eligible for reelection. All of our executive officers are appointed by and serve at the discretion of our board of directors.

Qualification

There are no membership qualifications for directors. Further, there are no share ownership qualifications for directors unless so fixed by us in a general meeting. There are no other arrangements or understandings pursuant to which our directors are selected or nominated.

Committees of the Board of Directors

We intend to establish an audit committee, a compensation committee and a nominating and governance committee prior to consummation of this offering. Each of the committees of the Board shall have the composition and responsibilities described below.

Audit Committee

Mr. Wenwei Fan, Mr. Junsong Li and Mr. Tulin Lu are members of our Audit Committee, where Mr. Wenwei Fan, shall serve as the chairman. All proposed members of our Audit Committee satisfy the independence standards promulgated by the SEC and by NASDAQ as such standards apply specifically to members of audit committees.

We intend to adopt and approve a charter for the Audit Committee prior to consummation of this offering. In accordance with our Audit Committee Charter, our Audit Committee shall perform several functions, including:

●	evaluates the independence and performance of, and assesses the qualifications of, our independent auditor, and engages such independent auditor;

●	approves the plan and fees for the annual audit, quarterly reviews, tax and other audit-related services, and approves in advance any non-audit service to be provided by the independent auditor;

●	monitors the independence of the independent auditor and the rotation of partners of the independent auditor on our engagement team as required by law;

●	reviews the financial statements to be included in our Annual Report on Form 20-F and Quarterly Reports on Form 6-K and reviews with management and the independent auditors the results of the annual audit and reviews of our quarterly financial statements;

●	oversees all aspects our systems of internal accounting control and corporate governance functions on behalf of the board;

●	reviews and approves in advance any proposed related-party transactions and report to the full Board on any approved transactions; and

●	provides oversight assistance in connection with legal, ethical and risk management compliance programs established by management and the Board, including Sarbanes-Oxley Act implementation, and makes recommendations to the Board regarding corporate governance issues and policy decisions.

It is determined that Mr. Wenwei Fan, possesses accounting or related financial management experience that qualifies him as an “audit committee financial expert” as defined by the rules and regulations of the SEC.

Compensation Committee

Mr. Junsong Li, Mr. Wenwei Fan, and Mr. Tulin Lu are members of our Compensation Committee and Junsong Li is the chairman. All members of our Compensation Committee are qualified as independent under the current definition promulgated by NASDAQ.  We intend to adopt a charter for the Compensation Committee prior to consummation of this offering. In accordance with the Compensation Committee’s Charter, the Compensation Committee shall be responsible for overseeing and making recommendations to the Board regarding the salaries and other compensation of our executive officers and general employees and providing assistance and recommendations with respect to our compensation policies and practices.

Nominating and Governance Committee

Mr. Tulin Lu, Mr. Junsong Li, and Mr. Wenwei Fan are the members of our Nominating and Governance Committee where Mr. Tulin Lu serve as the chairman. All members of our Nominating and Governance Committee are qualified as independent under the current definition promulgated by NASDAQ.  The Board of Directors intend to adopt and approve a charter for the Nominating and Governance Committee prior to consummation of this offering. In accordance with the Nominating and Governance Committee’s Charter, the Nominating and Corporate Governance Committee shall be responsible to identity and propose new potential director nominees to the Board of Directors for consideration and review our corporate governance policies.

Code of Conduct and Ethics

We intend to adopt a code of conduct and ethics applicable to our directors, officers and employees in accordance with applicable federal securities laws and NASDAQ rules.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information with respect to compensation for the year ended March 31, 2018 and 2017 earned by or paid to our chief executive officer and principal executive officer, our principal financial officer, and our other most highly compensated executive officers in 2017 whose total compensation exceeded $100,000 (the “named executive officers”).

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation	Deferred Compensation Earnings	Other	Total ($)
Feng Zhou	2018	6,986.68	0	0	0	0	0	0	6,986.68
CEO of SXT	2017	5,883.75	0	0	0	0	0	0	5.388.75

Yao Shi	2018	5,280	0	0	0	0	0	0	5,280
CFO of SXT and CFO of Taizhou Suxuantang	2017	0	0	0	0	0	0	0	0

Jingzhen Deng	2018	14,559	0	0	0	0	0	0	14,559
COO and CSO of SXT and CEO and CSO of Taizhou Suxuantang	2017	17,413	0	0	0	0	0	0	17,413

Agreements with Named Executive Officers

As of December 4, 2017, we entered into an employment agreement with our CEO, Mr. Feng Zhou, pursuant to which he receive an annual base salary of $50,000 Under this employment agreement, Mr. Zhou is employed as our CEO for a term of five years, which automatically renews for additional one year terms unless previously terminated on three months written notice by either party. We may terminate the employment for cause, at any time, without notice or remuneration, for certain acts of the executive officer, such as conviction or plea of guilty to a felony or grossly negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties. In such case, the executive officer will not be entitled to receive payment of any severance benefits or other amounts by reason of the termination, and the executive officer’s right to all other benefits will terminate, except as required by any applicable law. We may also terminate an executive officer’s employment without cause upon one-month advance written notice. In such case of termination by us, we are required to provide compensation to the executive officer, including severance pay equal to 12 months of base salary. The executive officer may terminate the employment at any time with a one-month advance written notice if there is any significant change in the executive officer’s duties and responsibilities or a material reduction in the executive officer’s annual salary. In such case, the executive officer will be entitled to receive compensation equivalent to 12 months of the executive officer’s base salary.

As of December 4, 2017, we entered into an employment agreement with our CFO, Mr. Yao Shi, pursuant to which he shall receive an annual base salary of $50,000. Under his employment agreement, Mr. Shi is employed as our CFO for a term of five years, which automatically renews for additional one year terms unless previously terminated on three months written notice by either party. We may terminate the employment for cause, at any time, without notice or remuneration, for certain acts of the executive officer, such as conviction or plea of guilty to a felony or grossly negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties. In such case, the executive officer will not be entitled to receive payment of any severance benefits or other amounts by reason of the termination, and the executive officer’s right to all other benefits will terminate, except as required by any applicable law. We may also terminate an executive officer’s employment without cause upon one-month advance written notice. In such case of termination by us, we are required to provide compensation to the executive officer, including severance pay equal to 3 months of base salary. The executive officer may terminate the employment at any time with a one-month advance written notice if there is any significant change in the executive officer’s duties and responsibilities or a material reduction in the executive officer’s annual salary. In such case, the executive officer will be entitled to receive compensation equivalent to 12 months of the executive officer’s base salary.

As of December 4, 2017, we entered into an employment agreement with our COO and CSO, Mr. Jingzhen Deng, pursuant to which he shall receive an annual base salary of $50,000 Under his employment agreement, Mr. Deng is employed as our COO and CSO for a term of five years, which automatically renews for additional one year terms unless previously terminated on three months written notice by either party. We may terminate the employment for cause, at any time, without notice or remuneration, for certain acts of the executive officer, such as conviction or plea of guilty to a felony or grossly negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties. In such case, the executive officer will not be entitled to receive payment of any severance benefits or other amounts by reason of the termination, and the executive officer’s right to all other benefits will terminate, except as required by any applicable law. We may also terminate an executive officer’s employment without cause upon one-month advance written notice. In such case of termination by us, we are required to provide compensation to the executive officer, including severance pay equal to 3 months of base salary. The executive officer may terminate the employment at any time with a one-month advance written notice if there is any significant change in the executive officer’s duties and responsibilities or a material reduction in the executive officer’s annual salary. In such case, the executive officer will be entitled to receive compensation equivalent to 12 months of the executive officer’s base salary.

Each executive officer has agreed to hold, both during and after the termination of his employment agreement, in strict confidence and not to use, except as required in the performance of his or her duties in connection with the employment, any of our confidential information or proprietary information of any third party received by us and for which we have confidential obligations.

In addition, each executive officer has agreed to be bound by non-competition and non-solicitation restrictions during the term of his employment and for one year following termination of the employment.

Compensation of Directors

For the fiscal years ended March 31, 2018 and 2017, we did not compensate our directors for their services other than to reimburse them for out-of-pocket expenses incurred in connection with their attendance at meetings of the Board of Directors.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to beneficial ownership of our Ordinary Shares as of the date of the Prospectus by:

●	Each person who is known by us to beneficially own more than 5% of our outstanding Ordinary Shares;

●	Each of our director, director nominees and named executive officers; and

●	All directors and named executive officers as a group.

In addition, the following table assumes that the over-subscription option has not been exercised.

Our Company is authorized to issue unlimited Ordinary Shares of $0.001 par value per share. The number and percentage of Ordinary Shares beneficially owned before the offering are based on 26,706,701 Ordinary Shares issued and outstanding as of May 28, 2019. Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our Ordinary Shares. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of Ordinary Shares beneficially owned by a person listed below and the percentage ownership of such person, Ordinary Shares underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of May 28, 2019 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person.  None of our shareholders as of the date of this prospectus is a record holder in the United States. Except as otherwise indicated in the footnotes to this table, or as required by applicable community property laws, all persons listed have sole voting and investment power for all Ordinary Shares shown as beneficially owned by them. Unless otherwise indicated in the footnotes, the address for each principal shareholder is in the care of our Company at 178 Taidong Rd North, Taizhou, Jiangsu, China. As of the date of this offering, we have 43 shareholders of record.

	Ordinary Shares Beneficially Owned Prior to this Offering		Ordinary Shares Beneficially Owned After this Offering Assuming Closing of Maximum Offering Amount
	Number	Percent	Number	Percent
Directors and Executive Officers:
Feng Zhou	8,500,000	31.827%	—	—
Yao Shi	0	-	—	—
Jingzhen Deng	0	-	—	—
Jun Zheng	0	-
Junsong Li	0	-
Tulin Lu	0	-
Wenwei Fan	0	-
All directors and executive officers as a group (7 persons)	8,500,000	31.827%
5% Shareholders:
Xuetong Sun*	1,900,000	7.114%	—	—
Hao Xia**	1,900,000	7.114%	—	—
Yin Shuai***	1,900,000	7.114%	—	—
Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B	2,000,000	7.489%
Hudson Bay Master Fund Ltd	2,000,000	7.489%

*	Xuetong Sun is the 100% owner of Suxuantang Medicine Healthcare Limited., which holds 1,900,000 shares of Ordinary Shares.

**	Hao Xia is the 100% owner of Suxuantang Pharmaceutical Trading Limited., which holds 1,900,000 shares of Ordinary Shares.

***	Yin Shuai is the 100% owner of SXT Investment Management Ltd., which holds 1,900,000 shares of Ordinary Shares.

As of the date of this prospectus, our authorized share capital consists of unlimited Ordinary Shares, par value US$0.001 per share. Holders of Ordinary Shares are entitled to one vote per share. We will register Ordinary Shares in this offering.

As of the date of this prospectus, none of our outstanding Ordinary Shares are held by record holders in the United States.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our Company.

History of Share Capital

We were incorporated in the British Virgin Islands as a business company with liability limited by shares on July 4, 2017 with the specific purpose to become the legal vehicle for Taizhou Suxuantang to go public in the U.S. As inducement for Ziqun Zhou, Di Zhou and Feng Zhou “Suxuantang Shareholders”) who together hold 100% shares of Taizhou Suxuantang to enter into the VIE Agreements pursuant to which the Company shall obtain absolute control rights and the rights to the assets, property and revenue of Taizhou Suxuantang, the Company should have issued an aggregate of 20 million shares to the Suxuantang Shareholders. In July 2017, three entities and seven individuals agreed to purchase an aggregate of 9.7 million shares of the Company at a per share price of $3.00 in a private transfer from the Suxuantang Shareholders in anticipation of the IPO of the Company. Therefore, instead of issuance of 20 million shares to the Suxuantang Shareholders, the Company issued 10.3 million shares to the Suxuantang Shareholders and issue 9.7 million shares to the three entities and seven individuals. As such on July 4, 2017, we issued 8,549,000 Ordinary Shares to Feng Zhou Management Limited, a BVI company 100% owned by Feng Zhou, 1,184,500 Ordinary Shares to Ziqun Zhou, and 566,500 Ordinary Shares to Di Zhou. Such percentages mirror the equity ownership of the Suxuantang Shareholders in Taizhou Suxuantang as of July 2017. On October 20, 2017, we issued an aggregate of 9,700,000 Ordinary Shares to the three entities and seven individuals who purchased the shares from the Suxuantang Shareholders. We issued 1,900,000 Ordinary Shares to Suxuantang Medicine Healthcare Limited, 1,900,000 Ordinary Shares to Suxuantang Pharmaceutical Trading Limited, 1,900,000 Ordinary Shares to SXT Investment Management Ltd., 600,000 Ordinary Shares to Sijun Shen, 600,000 Ordinary Shares to Cuigui Yue, 400,000 Ordinary Shares to Zhaosen Chen, 400,000 Ordinary Shares to Changhong Zhang, 940,000 Ordinary Shares to Jun Qiu, 460,000 Ordinary Shares to Yan Zhang, and 600,000 Ordinary Shares to Jiaqi Chen. Each of the number of shares is based on their respective purchase price each of the purchasers paid to the Suxuantang Shareholders.

Also on October 20, 2017, Feng Zhou Management Limited transferred 49,000 Ordinary Shares to Di Zhou. Ziqun Zhou transferred 284,500 Ordinary Shares to Di Zhou. These 333,500 Ordinary Shares were transferred as gift as Di Zhou is a relative to both Feng Zhou and Ziqun Zhou.

None of the transactions referenced were in reliance upon Regulation S of the Securities Act, since the Company was not subject to U.S. securities law at the time of the sales. For detailed discussion, please see “Item 7. Recent Sales of Unregistered Securities.”

As of the date of this prospectus, none of our outstanding Ordinary Shares are held by record holders in the United States.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our Company.

RELATED PARTY TRANSACTIONS

Contractual Arrangements

For a description of the contractual arrangements among WFOE, Taizhou Suxantang and the shareholders of Taizhou Suxuantang, see “Our Corporate History and Structure.” See also “Risk Factors—Risks Related to Our Corporate Structure.”

Material Transactions with Related Parties

During the twelve months ended March 31, 2018 and 2017, the Company generated revenue of $1,317,037 and $731,507, respectively, from sales transactions with Taizhou Jiutian Pharmaceutical Co. Ltd., and Taizhou Su Xuan Tang Chinese Medicine Clinic. Both of them are entities controlled by Jianping Zhou, who is the father of our CEO and major shareholder, Feng Zhou.

During the years ended March 31, 2018 and 2017, the Company generated revenue of $681,280 and $573,863, respectively, from sales transactions with Taizhou Jiutian Pharmaceutical Co. Ltd.

During the year ended March 31, 2016, the Company generated revenue of $25,022 from sales transactions with Taizhou Jiutian Pharmaceutical Co. Ltd.

During the years ended March 31, 2018 and 2017, the Company generated revenue of $635,757 and $157,644, respectively, from sales transactions with Taizhou Suxuantang Chinese Medicine Clinic.

During the year ended March 31, 2016, the Company generated revenue of $59,000 from sales transactions with Taizhou Suxuantang Chinese Medicine Clinic.

During the twelve months ended March 31, 2018, the Company provided financial guarantee services for Taizhou Jiutian Pharmaceutical Co. Ltd. in one bank borrowing of $501,538 (equivalent of RMB 3,150,000) for two-year period from maturity of bank borrowing on April 24, 2018, and the other of $668,718 (equivalent of RMB 4,200,000) for a two-year period from maturity of bank borrowing on May 2, 2018. The Company was obliged to pay on behalf the related party the principal, interest, penalty and other expenses if the related party defaults in payment. The Company did not charge financial guarantee fees over Taizhou Jiutian Pharmaceutical Co. Ltd.

Employment Agreements

See “Executive Compensation – Employment Agreement with Named Executive Officers.”

SELLING SHAREHOLDERS

The ordinary shares being offered by the selling shareholders are those issuable to the selling shareholders upon conversion of the notes and exercise of the warrants. For additional information regarding the issuance of the notes and the warrants, see “Prospectus Summary — Description of Private Placements” above. We are registering the ordinary shares in order to permit the selling shareholders to offer the shares for resale from time to time. Except for the ownership of the notes and the warrants issued pursuant to the Securities Purchase Agreement, the selling shareholders have not had any material relationship with us within the past three years.

The table below lists the selling shareholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the ordinary shares held by each of the selling shareholders. The second column lists the number of ordinary shares beneficially owned by the selling shareholders, based on their respective ownership of ordinary shares, notes and warrants, as of May 28, 2019, assuming conversion of the notes and exercise of the warrants held by each such selling shareholder on that date but taking account of any limitations on conversion and exercise set forth therein.

The third column lists the ordinary shares being offered by this prospectus by the selling shareholders and does not take in account any limitations on (i) conversion of the notes set forth therein or (ii) exercise of the warrants set forth therein.

In accordance with the terms of a registration rights agreement with the holders of the notes and the warrants, this prospectus generally covers the resale of 200% of the sum of (i) the maximum number of ordinary shares issued or issuable pursuant to the Notes, including payment of interest on the notes through the second anniversary of the Closing Date, and (ii) the maximum number of ordinary shares issued or issuable upon exercise of the warrants, in each case, determined as if the outstanding notes (including interest on the notes through the second anniversary of the Closing Date) and warrants were converted or exercised (as the case may be) in full (without regard to any limitations on conversion or exercise contained therein solely for the purpose of such calculation) at an alternate conversion price or exercise price (as the case may be) calculated as of the trading day immediately preceding the date this registration statement was initially filed with the SEC. Because an alternate conversion price of the notes and the exercise price of the warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling shareholders pursuant to this prospectus.

Under the terms of the Notes, a selling shareholder may not convert the notes to the extent (but only to the extent) such selling shareholder or any of its affiliates would beneficially own a number of shares of our ordinary shares which would exceed 4.99% of the outstanding shares of the Company, provided that upon at least 61 days prior notice to us, a holder may increase or decrease such limitation up to a maximum of 9.99% of the number of Ordinary Shares outstanding. Under the terms of the Warrants, a selling shareholder may not exercise the Warrants to the extent (but only to the extent) such selling shareholder or any of its affiliates would beneficially own a number of shares of our ordinary shares which would exceed 9.99% of the outstanding shares of the Company. The number of shares in the second column reflects these limitations. The selling shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Shareholder	Number of Ordinary Shares Owned Prior to Offering(4) (5)	Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus (6)	Number of Ordinary Shares of Owned After Offering
Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B (1)	2,000,000	4,857,880	0

Hudson Bay Master Fund Ltd. (2)	2,000,000	4,857,880	0

Jian Ke (3)	0	536,992	0

(1)	Ayrton Capital LLC, the investment manager to Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B, has discretionary authority to vote and dispose of the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B and may be deemed to be the beneficial owner of these shares. Waqas Khatri, in his capacity as Managing Member of Ayrton Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B. Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B and Mr. Khatri each disclaim any beneficial ownership of these shares. The address of Ayrton Capital LLC is 222 Broadway, 19th Fl, New York, NY 10038.

(2)	Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities.

(3)	The placement agent FT Global Capital, Inc. designated its principal Jian Ke to receive the Placement Agent Warrants. Jian Ke’s address is 5 Concourse Parkway, Suite 3000, Atlanta, GA, 30328

(4)	All of the Notes and the Warrants that are convertible or exercisable for the Ordinary Shares offered hereby contain certain beneficial ownership limitations, which provide that (i) a holder of the Notes will not have the right to exercise any portion of its notes if the holder, together with its Attribution Parties (as defined in the form of the Notes), would beneficially own in excess of 4.99% of the number of Ordinary Shares outstanding immediately after giving effect to such conversion or exercise, provided that upon at least 61 days prior notice to us, a holder may increase or decrease such limitation up to a maximum of 9.99% of the number of Ordinary Shares outstanding; and that (ii) a holder of the Warrants will not have the right to exercise any portion of its warrants if the holder, together with its Attribution Parties (as defined in the form of the Warrants) would beneficially own in excess of 9.99% of the number of Ordinary Shares outstanding immediately after giving effect to such exercise.

(5)	including 2,000,000 Ordinary Shares delivered to Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B and Hudson Bay Master Fund Ltd. on May 2, 2019 to cover shares issuable upon conversion of the Notes.

(6)	This column covers (i) 200% of the sum of maximum number of ordinary shares issuable pursuant to the convertible notes, including payment of interest on the notes through the second anniversary of the Closing Date; (ii) 200% of the sum of maximum number of ordinary shares issuable upon exercise of the Investor Warrants; (iii) 200% of the sum of maximum number of ordinary shares issuable upon exercise of the Placement Agent Warrants; and (iv) 2,000,000 Ordinary Shares delivered to Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B and Hudson Bay Master Fund Ltd. on May 2, 2019 to cover shares issuable upon conversion of the Notes.

DESCRIPTION OF SHARE CAPITALS

General

China SXT Pharmaceuticals, Inc. is a BVI business company incorporated in the British Virgin Islands and our affairs are governed by the provisions of our M&A, as amended and restated from time to time, and the BVI Business Companies Act, 2004 (the “BVI Act”), and the applicable laws of the BVI (including applicable common law).

Our M&A authorizes us to issue unlimited shares consisting of one class of Ordinary Shares of the Company.

The following description of our authorized shares and our constitutional rules under our M&A is qualified in its entirety by reference to our M&A, which have been filed as an exhibit to the registration statement of which this prospectus is a part.

M&A

The following discussion describes our M&A:

Objects and Purposes, Register, and Shareholders. Subject to the BVI Act and our M&A, our objects and purposes are unlimited other than any object not prohibited by the BVI Act or any other law of the British Virgin Islands. Our register of members will be maintained by our registered agent. The entry of the name of a person in the register of members as a holder of a share in a BVI company is prima facie evidence that legal title in the share vests in that person. Under the BVI Act, a BVI company may treat the registered holder of a share as the only person entitled to (a) exercise any voting rights attaching to the share, (b) receive notices, (c) receive a distribution in respect of the share and (d) exercise other rights and powers attaching to the share. Consequently, as a matter of BVI law, where a shareholder’s shares are registered in the name of a nominee, the nominee is entitled to receive notices, receive distributions and exercise rights in respect of any such shares registered in its name. The beneficial owners of the shares registered in a nominee’s name will therefore be reliant on their contractual arrangements with the nominee in order to receive notices and dividends and ensure the nominee exercises voting and other rights in respect of the shares in accordance with their directions.

Directors’ Powers. Under the BVI Act, subject to any modifications or limitations in a company’s M&A, a company’s business and affairs are managed by, or under the direction or supervision of, its directors; and directors generally have all powers necessary to manage a company. A director must disclose any interest he has on any proposal, arrangement or contract not entered into in the ordinary course of business and on usual terms and conditions. An interested director may (subject to the M&A) vote on a transaction in which he has an interest. In accordance with, and subject to, our M&A, the directors may by resolution of directors exercise all the powers of the Company to incur indebtedness, liabilities or obligations and to secure indebtedness, liabilities or obligations whether of the Company or of any third party.

Rights, Preferences and Restrictions of Ordinary Shares. Subject to the restrictions described under the section titled “Dividend Policy” above, our directors may (subject to the M&A) authorize dividends at such time and in such amount as they determine. Each Ordinary Share is entitled to one vote. In the event of a liquidation or dissolution of the Company, the holders of Ordinary Shares are (subject to the M&A) entitled to share ratably in all surplus assets remaining available for distribution to them after payment and discharge of all claims, debts, liabilities and obligations of the Company and after provision is made for each class of shares (if any) having preference over the Ordinary Shares if any at that time. There are no sinking fund provisions applicable to our Ordinary Shares. Holders of our Ordinary Shares have no pre-emptive rights. Subject to the provisions of the BVI Act, we may, (subject to the M&A) with shareholder consent, repurchase our Ordinary Shares in certain circumstances provided always that the company will, immediately after the repurchase, satisfy the solvency test. The company will satisfy the solvency test, if (i) the value of the company’s assets exceeds its liabilities; and (ii) the company is able to pay its debts as they fall due.

In accordance with the BVI Act:

(i)	the company may purchase, redeem or otherwise acquire its own shares in accordance with either (a) Sections 60, 61 and 62 of the BVI Act (save to the extent that those Sections are negated, modified or inconsistent with provisions for the purchase, redemption or acquisition of its own shares specified in the company’s M&A); or (b) such other provisions for the purchase, redemption or acquisition of its own shares as may be specified in the company’s M&A;

(ii)	where a company may purchase, redeem or otherwise acquire its own shares otherwise than in accordance with Sections 60, 61 and 62 of the BVI Act, it may not purchase, redeem or otherwise acquire the shares without the consent of the shareholder whose shares are to be purchased, redeemed or otherwise acquired, unless the company is permitted by the M&A to purchase, redeem or otherwise acquire the shares without that consent; and

(iii)	unless the shares are held as treasury shares in accordance with Section 64 of the BVI Act, any shares acquired by the Company are deemed to be cancelled immediately on purchase, redemption or other acquisition.

Variation of the Rights of Shareholders. As permitted by the BVI Act and in accordance with our M&A, the rights attached to shares of the Company may (subject to the M&A) only, whether or not the Company is being wound up, be varied with the consent in writing of the holders of not less than three-fourths of the issued shares of that class and the holders of not less than three-fourths of the issued shares of any other class which may be affected by such variation.

Shareholder Meetings. In accordance with, and subject to, our M&A, (a) any director of the Company may convene meetings of the shareholders at such times as the director considers necessary or desirable (and the director convening a meeting of shareholders may fix as the record date for determining those shareholders that are entitled to vote at the meeting the date notice is given of the meeting, or such other date as may be specified in the notice, being a date not earlier than the date of the notice); and (b) upon the written request of shareholders entitled to exercise thirty percent (30%) or more of the voting rights in respect of the matter for which the meeting is requested, the directors shall convene a meeting of shareholders. In accordance with, and subject to, our M&A, (a) the director convening a meeting shall give not less than seven (7) days’ notice of a meeting of shareholders to those shareholders whose names on the date the notice is given appear as shareholders in the register of shareholders of the Company and are entitled to vote at the meeting; and the other directors; (b) a meeting of shareholders held in contravention of the requirement to give notice is valid if shareholders holding at least ninety percent (90%) of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a shareholder at the meeting shall constitute waiver in relation to all of the Ordinary Shares that that shareholder holds; (c) a meeting of shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than fifty percent (50%) of the votes of the Ordinary Shares or class or series of Ordinary Shares entitled to vote on resolutions of shareholders to be considered at the meeting; and (d) if within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the request of the shareholders, shall be dissolved.

Dividends. Subject to the BVI Act and our M&A, our directors may, by resolution, declare dividends at a time and amount as they think fit if they are satisfied, based on reasonable grounds, that, immediately after distribution of the dividend, the value of our assets will exceed our liabilities and we will be able to pay our debts as they fall due. There is no further BVI law restriction on the amount of funds which may be distributed by us by dividend, including all amounts paid by way of the subscription price for Ordinary Shares regardless of whether such amounts may be wholly or partially treated as share capital or share premium under certain accounting principles. Shareholder approval is not (except as otherwise provided in our M&As) required to pay dividends under BVI law. In accordance with, and subject to, our M&A, no dividend shall bear interest as against the Company (except as otherwise provided in our M&As).

Disclosure of the Securities and Exchange Commission’s Position on Indemnification for Securities Act Liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer of Shares. Subject to any applicable restrictions or limitations arising pursuant to (i) our M&A; or (ii) the BVI Act, any of our shareholders may transfer all or any of his or her shares by an instrument of transfer in the usual or common form or in any other form which our directors may approve (such instrument of transfer being signed by the transferor and containing the name and address of the transferee). Our M&A also (save as otherwise provided therein) provide that (i) where Ordinary Shares of the Company are listed on the Nasdaq Capital Market or any other stock exchange or automated quotation system on which the Ordinary Shares are then traded (the “Recognised Exchange”), shares may be transferred without the need for a written instrument of transfer if the transfer is carried out in accordance with the law, rules, procedures and other requirements applicable to shares listed on the Recognised Exchange or (ii) shares may be transferred by means of a system utilized for the purposes of holding and transferring shares in uncertified form (the “Relevant System”), and that the operator of the Relevant System (and any other person necessary to ensure the Relevant System is effective to transfer shares) shall act as agent and attorney-in-fact of the Shareholders for the purposes of the transfer of any shares transferred by means of the Relevant System (including, for such purposes, to execute and deliver an instrument of transfer in the name of and on behalf of any Shareholder who is transferring shares).

Summary of Certain Significant Provisions of the BVI Act

The BVI Act differs from laws applicable to US corporations and their shareholders. Set forth below is a summary of certain significant provisions of the BVI Act applicable to us (save to the extent that such provisions have been, to the extent permitted under the BVI Act, negated or modified in our M&A in accordance with the BVI Act).

Mergers, Consolidations and Similar Arrangements. The BVI Act provides for mergers as that expression is understood under US corporate law. Common law mergers are also permitted outside of the scope of the BVI Act. Under the BVI Act, two or more companies may either merge into one of such existing companies, or the surviving company, or consolidate with both existing companies ceasing to exist and forming a new company, or the consolidated company. The procedure for a merger or consolidation between our Company and another company (which need not be a BVI company) is set out in the BVI Act. The directors of the BVI company or BVI companies which are to merge or consolidate must approve a written plan of merger or consolidation which must also be authorized by a resolution of shareholders (and the outstanding shares of every class of shares that are entitled to vote on the merger or consolidation as a class if the memorandum or articles of association so provide or if the plan of merger or consolidation contains any provisions that, if contained in a proposed amendment to the memorandum or articles, would entitle the class to vote on the proposed amendment as a class) of the shareholders of the BVI company or BVI companies which are to merge. A foreign company which is able under the laws of its foreign jurisdiction to participate in the merger or consolidation is required by the BVI Act to comply with the laws of that foreign jurisdiction in relation to the merger or consolidation. The BVI company must then execute articles of merger or consolidation, containing certain prescribed details. The plan and articles of merger or consolidation are then filed with the Registrar of Corporate Affairs in the BVI, or the Registrar. If the surviving company or the consolidated company is to be incorporated under the laws of a jurisdiction outside BVI, it shall file the additional instruments required under Section 174(2)(b) of the BVI Act. The Registrar then (if he or she is satisfied that the requirements of the BVI Act have been complied with) registers, in the case of a merger, the articles of merger or consolidation and any amendment to the M&A of the surviving company and, in the case of a consolidation, the M&A of the new consolidated company and issues a certificate of merger or consolidation (which is conclusive evidence of compliance with all requirements of the BVI Act in respect of the merger or consolidation). The merger or consolidation is effective on the date that the articles of merger or consolidation are registered by the Registrar or on such subsequent date, not exceeding thirty days, as is stated in the articles of merger or consolidation but if the surviving company or the consolidated company is a company incorporated under the laws of a jurisdiction outside the BVI, the merger or consolidation is effective as provided by the laws of that other jurisdiction.

As soon as a merger or consolidation becomes effective (inter alia), (a) the surviving company or consolidated company (so far as is consistent with its amended M&A, as amended or established by the articles of merger or consolidation) has all rights, privileges, immunities, powers, objects and purposes of each of the constituent companies; (b) the M&A of any surviving company are automatically amended to the extent, if any, that changes to its amended M&A are contained in the articles of merger; (c) assets of every description, including choses-in-action and the business of each of the constituent companies, immediately vest in the surviving company or consolidated company; (d) the surviving company or consolidated company is liable for all claims, debts, liabilities and obligations of each of the constituent companies; (e) no conviction, judgment, ruling, order, claim, debt, liability or obligation due or to become due, and no cause existing, against a constituent company or against any shareholder, director, officer or agent thereof, is released or impaired by the merger or consolidation; and (f) no proceedings, whether civil or criminal, pending at the time of a merger or consolidation by or against a constituent company, or against any shareholder, director, officer or agent thereof, are abated or discontinued by the merger or consolidation, but: (i) the proceedings may be enforced, prosecuted, settled or compromised by or against the surviving company or consolidated company or against the shareholder, director, officer or agent thereof, as the case may be or (ii) the surviving company or consolidated company may be substituted in the proceedings for a constituent company but if the surviving company or the consolidated company is incorporated under the laws of a jurisdiction outside the BVI, the effect of the merger or consolidation is the same as noted foregoing except in so far as the laws of the other jurisdiction otherwise provide.

The Registrar shall strike off the register of companies each constituent company that is not the surviving company in the case of a merger and all constituent companies in the case of a consolidation (save that this shall not apply to a foreign company).

If the directors determine it to be in the best interests of us, it is also possible for a merger to be approved as a court approved plan of arrangement or as a scheme of arrangement in accordance with (in each such case) the BVI Act. The convening of any necessary shareholders meetings and subsequently the arrangement must be authorized by the BVI court. A scheme of arrangement requires the approval of 75% of the votes of the shareholders or class of shareholders, 75% in value of the creditors or class of creditors, as the case may be. If the effect of the scheme is different in relation to different shareholders, it may be necessary for them to vote separately in relation to the scheme, with it being required to secure the requisite approval level of each separate voting group. Under a plan of arrangement, a BVI court may determine what shareholder approvals are required and the manner of obtaining the approval.

Continuation into a Jurisdiction Outside the BVI. In accordance with, and subject to, our M&A, the Company may by resolution of Shareholders or by a resolution passed unanimously by all directors of the Company continue as a company incorporated under the laws of a jurisdiction outside the BVI in the manner provided under those laws. The Company does not cease to be a BVI company unless the foreign law permits continuation and the BVI company has complied with the requirements of that foreign law. Where a company is continued under the laws of a jurisdiction outside the BVI, (a) the Company continues to be liable for all of its claims, debts, liabilities and obligations that existed prior to its continuation, (b) no conviction, judgment, ruling, order, claim, debt, liability or obligation due or to become due, and no cause existing, against the Company or against any shareholder, director, officer or agent thereof, is released or impaired by its continuation as a company under the laws of the jurisdiction outside the BVI, (c) no proceedings, whether civil or criminal, pending by or against the Company, or against any shareholder, director, officer or agent thereof, are abated or discontinued by its continuation as a company under the laws of the jurisdiction outside the BVI, but the proceedings may be enforced, prosecuted, settled or compromised by or against the Company or against the shareholder, director, officer or agent thereof, as the case may be; and (d) service of process may continue to be effected on the registered agent of the Company in the BVI in respect of any claim, debt, liability or obligation of the Company during its existence as a company under the BVI Act.

Directors. In accordance with, and subject to, our M&A (including, for the avoidance of any doubt, any rights or restrictions attaching to any Ordinary Shares), (a) the directors are elected by resolution of shareholders or by resolution of directors for such term as the shareholders or directors determine; (b) each director holds office until his disqualification, death, resignation or removal; (c) a director may be removed from office by resolution of directors or resolution of shareholders; (d) a director may resign his office by giving written notice of his resignation to the Company and the resignation has effect from the date the notice is received by the Company at the office of its registered agent or from such later date as may be specified in the notice and a director shall resign forthwith as a director if he is, or becomes, disqualified from acting as a director under the BVI Act; and (e) a director is not required to hold Ordinary Shares as a qualification to office.

In accordance with, and subject to, our M&A, (a) any one director of the Company may call a meeting of the directors by sending a written notice to each other director; (b) the directors of the Company or any committee thereof may meet at such times and in such manner as the directors may determine to be necessary or desirable; (c) a director shall be given not less than three (3) days’ notice of meetings of directors, but a meeting of directors held without three (3) days’ notice having been given to all directors shall be valid if all the directors entitled to vote at the meeting who do not attend waive notice of the meeting, and the inadvertent failure to give notice of a meeting to a director, or the fact that a director has not received the notice, does not invalidate the meeting; (d) a meeting of directors is duly constituted for all purposes if at the commencement of the meeting there are present in person or by alternate not less than such number as may be fixed by the directors and if not fixed shall be two (2), unless there are only one (1) director in which case the quorum is one; (e) a director may by a written instrument appoint an alternate who need not be a director and the alternate shall be entitled to attend meetings in the absence of the director who appointed him and to vote or consent in place of the director until the appointment lapses or is terminated; (f) a resolution of directors is passed if either (i) the resolution is approved at a duly convened and constituted meeting of directors of the Company or of a committee of directors of the Company by the affirmative vote of a majority of the directors present at the meeting who voted except that where a director is given more than one vote, he shall be counted by the number of votes he casts for the purpose of establishing a majority casting the vote; or (ii) in the form of written resolution by all of the directors or by all of the members of a committee of directors of the Company, as the case may be, unless (in either case) the BVI Act or our M&A require a different majority.

Indemnification of Directors. In accordance with, and subject to, our M&A (including the limitations detailed therein), the Company shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who (a) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director of the Company; or (b) is or was, at the request of the Company, serving as a director of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

In accordance with, and subject to, our M&A (including the limitations detailed therein), the indemnity referred to above only applies if the liability does not arise as a result of actual fraud or willful default of the indemnified person.

In accordance with, and subject to, our M&A, the Company may purchase and maintain insurance in relation to any person who is or was a director, officer or liquidator of the Company, or who at the request of the Company is or was serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability as provided in the articles.

Directors and Conflicts of Interest. As noted above, pursuant to the BVI Act and the Company’s M&A, a director of a company who has an interest in a transaction and who has declared such interest to the other directors, may:

(a)	vote on a matter relating to the transaction;

(b)	attend a meeting of directors at which a matter relating to the transaction arises and be included among the directors present at the meeting for the purposes of a quorum; and

(c)	sign a document on behalf of the Company, or do any other thing in his capacity as a director, that relates to the transaction,

and, subject to compliance with the BVI Act shall not, by reason of his office be accountable to the Company for any benefit which he derives from such transaction and no such transaction shall be liable to be avoided on the grounds of any such interest or benefit.

In accordance with, and subject to, our M&A, no director shall be disqualified by his office from contracting with the Company either as a buyer, seller or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any director shall be in any way interested be voided, nor shall any director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement, by reason of such director holding that office or by reason of the fiduciary relationship thereby established, provided such director shall, immediately after becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the Company, disclose such interest to the board. For the purposes noted foregoing, a disclosure to all other directors to the effect that a director is a member, director, officer or trustee of another named company or other person and is to be regarded as interested in any transaction which may, after the date of the entry or disclosure, be entered into with that entity or individual, is a sufficient disclosure of interest in relation to that transaction.

Shareholders’ Suits. The enforcement of the Company’s rights will ordinarily be a matter for its directors.

In certain circumstances, a shareholder has the right to seek various remedies against a BVI company in the event the directors are in breach of their duties under the BVI Act. Pursuant to Section 184B of the BVI Act, if a company or director of a BVI company engages, proposes to engage in, or has engaged in conduct that contravenes the provisions of the BVI Act or the M&A of the company, the BVI court may, on application of a shareholder or director of the company, make an order directing the company or director to comply with, or restraining the company or director from engaging in conduct that contravenes, the BVI Act or the memorandum or articles of association.

Furthermore, pursuant to Section 184I(1) of the BVI Act a shareholder of a company who considers that the affairs of the company have been, are being or are likely to be, conducted in a manner that is, or any acts of the company have been, or are likely to be oppressive, unfairly discriminatory, or unfairly prejudicial to him in that capacity, may apply to the BVI Court for an order which, inter alia, can require the company or any other person to pay compensation to the shareholder.

The BVI Act provides for a series of remedies available to shareholders. Where a company incorporated under the BVI Act conducts some activity which contravenes the BVI Act or the company’s M&A, the court can issue a restraining or compliance order. Under Section 184G of the BVI Act, a shareholder of a company may bring an action against the company for breach of a duty owed by the company to him as a shareholder. A shareholder also pursuant to Section 184C of the BVI Act may, with the leave of the BVI court, bring proceedings or intervene in proceedings in the name of the company, in certain circumstances. Such actions are known as derivative actions. The BVI court may only grant leave to bring a derivative action where the following circumstances apply:

●	the company does not intend to bring, diligently continue or defend or discontinue proceedings; and

●	it is in the interests of the company that the conduct of the proceedings not be left to the directors or to the determination of the shareholders as a whole.

When considering whether to grant leave, the BVI court is also required to have regard to the following matters:

●	whether the shareholder is acting in good faith;

●	whether a derivative action is in the company’s interests, taking into account the directors’ views on commercial matters;

●	whether the proceedings are likely to succeed;

●	the costs of the proceedings; and

●	whether an alternative remedy is available.

Any shareholder of a company may apply to the BVI court under the Insolvency Act, 2003 of the BVI (the “Insolvency Act”) for the appointment of a liquidator to liquidate the company and the court may appoint a liquidator for the company if it is of the opinion that it is just and equitable to do so.

Appraisal Rights. The BVI Act provides that any shareholder of a company is entitled to payment of the fair value of his shares upon dissenting from any of the following: (a) a merger if the company is a constituent company, unless the company is the surviving company and the shareholder continues to hold the same or similar shares; (b) a consolidation, if the company is a constituent company; (c) any sale, transfer, lease, exchange or other disposition of more than 50% in value of the assets or business of the Company if not made in the usual or regular course of the business carried on by the Company but not including: (i) a disposition pursuant to an order of the court having jurisdiction in the matter, (ii) a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition, or (iii) a transfer pursuant to the power of the directors to transfer assets for the protection thereof; (d) a compulsory redemption of 10% or fewer of the issued shares of the Company required by the holders of 90% or more of the votes of the outstanding shares of the Company pursuant to the terms of Section 176 of the BVI Act; and (e) an arrangement, if permitted by the BVI court.

Generally any other claims against a company by its shareholders must be based on the general laws of contract or tort applicable in the BVI or their individual rights as shareholders as established by the company’s M&A. There are common law rights for the protection of shareholders that may be invoked, largely derived from English common law. For example, under the rule established in the English case known as Foss v. Harbottle, a court will generally refuse to interfere with the management of a company at the insistence of a minority of its shareholders who express dissatisfaction with the conduct of the company’s affairs by the majority or the board of directors. However, every shareholder is entitled to seek to have the affairs of the company conducted properly according to law and the constituent documents of the company. As such, if those who control the Company have persistently disregarded the requirements of company law or the provisions of the company’s M&A, then the courts may grant relief. Generally, the areas in which the courts will intervene are the following:

●	a company is acting or proposing to act illegally or beyond the scope of its authority;

●	the act complained of, although not beyond the scope of the authority, could only be effected if duly authorized by more than the number of votes which have actually been obtained;

●	the individual rights of the plaintiff shareholder have been infringed or are about to be infringed; or

●	those who control the Company are perpetrating a “fraud on the minority.”

Share Repurchases and Redemptions. As permitted by the BVI Act and subject to our M&A, shares may be repurchased, redeemed or otherwise acquired by us with shareholder consent. Depending on the circumstances of the redemption or repurchase, our directors may need to determine that, immediately following the redemption or repurchase, we will be able to satisfy our debts as they fall due and the value of our assets exceeds our liabilities. Our directors may only exercise this power on our behalf, subject to the BVI Act, our M&A and to any applicable requirements imposed from time to time by the SEC, the NASDAQ or any other stock exchange on which our securities are listed.

Inspection of Books and Records. Under the BVI Act, members of the general public, on payment of a nominal fee, can obtain copies of the public records of a company available at the office of the Registrar, including the company’s certificate of incorporation, its M&A (with any amendments thereto), records of license fees paid to date, any articles of dissolution, any articles of merger, and a register of charges created by the company (if the Company has elected to file such a register or an applicable chargee has caused the same to be filed).

A shareholder of a company is entitled, on giving written notice to the company, to inspect:

(a)	the M&A;

(b)	the register of members;

(c)	the register of directors; and

(d)	the minutes of meetings and resolutions of shareholders and of those classes of shares of which he is a shareholder.

In addition, a shareholder may make copies of or take extracts from the documents and records referred to in (a) through (d) above. However, subject to the M&A of the Company, the directors may, if they are satisfied that it would be contrary to the Company’s interests to allow a shareholder to inspect any document, or part of any document, specified in (b), (c) or (d) above, refuse to permit the shareholder to inspect the document or limit the inspection of the document, including limiting the making of copies or the taking of extracts from the records. Where a company fails or refuses to permit a shareholder to inspect a document or permits a shareholder to inspect a document subject to limitations, that shareholder may apply to the High Court of the BVI for an order that he should be permitted to inspect the document or to inspect the document without limitation.

Our registered agent is Sertus Incorporations (BVI) Limited, Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands. A company is required to keep a copy of its register of members and register of directors at the offices of its registered agent in the BVI, and the Company is required to notify any changes to the originals of such registers (assuming the originals are held elsewhere) to the registered agent, in writing, within 15 days of any change; and to provide the registered agent with a written record of the physical address of the place or places at which the original register of members or the original register of directors is kept.

Where the place at which the original register of members or the original register of directors of the Company is changed, the Company must provide the registered agent with the physical address of the new location of the records within 14 days of the change of location.

A company is also required to keep at the office of its registered agent or at such other place or places, within or outside the BVI, as the directors may determine the minutes of meetings and resolutions of shareholders and of classes of shareholders; and the minutes of meetings and resolutions of directors and committees of directors. If such records are kept at a place other than at the office of the Company’s registered agent, the Company is required to provide the registered agent with a written record of the physical address of the place or places at which the records are kept and to notify the registered agent, within 14 days, of the physical address of any new location where such records may be kept.

Dissolution; Winding Up. As permitted by the BVI Act and subject to our M&A, we may be voluntarily liquidated and dissolved under Part XII of the BVI Act by resolution of directors and resolution of shareholders if we have no liabilities or we are able to pay our debts as they fall due and the value of our assets equals or exceeds our liabilities.

We also may be wound up and dissolved in circumstances where we are insolvent in accordance with the terms of the Insolvency Act.

Anti-Money Laundering Laws. In order to comply with legislation and regulations aimed at the prevention of money laundering we are required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, we also may delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person. We reserve the right to request such information as is necessary to verify the identity of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

If any person resident in the BVI knows or suspects that another person is engaged in money laundering or terrorist financing and the information for that knowledge or suspicion came to his or her attention in the course of his or her business the person will be required to report his belief or suspicion to the Financial Investigation Agency of the BVI, pursuant to the Proceeds of Criminal Conduct Act 1997 (as amended). Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Exchange controls. We know of no BVI laws, decrees, regulations or other legislation that limit the import or export of capital or the payment of dividends to shareholders holders who do not reside in the BVI.

Material Differences in BVI Law and our Amended and Restated M&A and Delaware Law

Our corporate affairs are governed by our amended and restated M&A and the provisions of applicable BVI law, including the BVI Act and BVI common law. The BVI Act differs from laws applicable to US corporations and their shareholders. The following table provides a comparison between certain statutory provisions of the BVI Act (together with the provisions of our M&A) and the Delaware General Corporation Law relating to shareholders’ rights.

Shareholder Meetings

BVI	Delaware

● In accordance with, and subject to, our M&A, (a) any director of the company may convene meetings of the shareholders at such times and in such manner as the director considers necessary or desirable; and (b) upon the written request of shareholders entitled to exercise thirty percent (30%) or more of the voting rights in respect of the matter for which the meeting is requested the directors shall convene a meeting of shareholders	● May be held at such time or place as designated in the charter or the by-laws, or if not so designated, as determined by the board of directors

● May be held inside or outside the BVI	● May be held inside or outside Delaware

● In accordance with, and subject to, our M&A, (a) the director convening a meeting shall give not less than 7 days’ notice of a meeting of shareholders to those shareholders whose names on the date the notice is given appear as shareholders in the register of members of the company and are entitled to vote at the meeting; and the other directors; and (b) the director convening a meeting of shareholders may fix as the record date for determining those shareholders that are entitled to vote at the meeting the date notice is given of the meeting, or such other date as may be specified in the notice, being a date not earlier than the date of the notice	● Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any

Shareholder’s Voting Rights

BVI	Delaware

● In accordance with, and subject to, our M&A (including, for the avoidance of any doubt, any rights or restrictions attaching to any shares), (a) a shareholder may be represented at a meeting of shareholders by a proxy who may speak and vote on behalf of the shareholder; and (b) the instrument appointing a proxy shall be produced at the place designated for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote. The notice of the meeting may specify an alternative or additional place or time at which the proxy shall be presented.	● Any person authorized to vote may authorize another person or persons to act for him by proxy

● In accordance with, and subject to, our M&A (including, for the avoidance of any doubt, any rights or restrictions attaching to any shares), (a) a meeting of shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than fifty percent of the votes of the Ordinary Shares or class or series of Ordinary Shares entitled to vote on resolutions of shareholders to be considered at the meeting; and (b) if within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the request of shareholders, shall be dissolved.	● The charter or bylaws may specify the number to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares shall constitute a quorum

● In accordance with, and subject to, our M&A (including, for the avoidance of any doubt, any rights or restrictions attaching to any shares), (a) at any meeting of the shareholders, a resolution put to the vote of the meeting shall be decided on a show of hands by a simple majority, unless a poll is (before or on the declaration of the result of the show of hands) demanded by the Chairman; or one or more shareholders present in person or by proxy entitled to vote and who together hold not less than 10 percent of the total voting share issued and having the right to vote on such resolution. Unless a poll is so demanded, a declaration by the Chairman that a resolution has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book of the proceedings of the Company, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favour of or against such resolution; (b)if a poll is duly demanded it shall be taken in such manner as the Chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded. The demand for a poll may be withdrawn, at the discretion of the Chairman; (c) on a poll, every holder of a voting share present in person or by proxy shall have one vote for every voting share of which he is the holder which confers the right to a vote on the resolution; and (d) in the case of an equality of votes, whether on a show of hands or on a poll, the Chairman of the meeting at which the show of hands takes place, or at which the poll is demanded, shall not be entitled to a second or casting vote. In accordance with the BVI Act, a shareholder resolution is passed if approved by a majority of in excess of 50% or, if a higher majority is required by the M&A, that higher majority, of the votes of those shareholders entitled to vote and voting on the resolution; unless (in either case) the BVI Act or our M&A require a different majority.

● In accordance with, and subject to, our M&A, (a) the rights attached to Ordinary Shares as specified in the M&A may only, whether or not the company is being wound up, be varied with the consent in writing of the holders of not less than three-fourths of the issued shares of that class and the holders of not less than three-fourths of the issued shares of any other class which may be affected by such variation., except where some other majority is required under our M&A or the BVI Act.	● Except as provided in the charter documents, changes in the rights of shareholders as set forth in the charter documents require approval of a majority of its shareholders

● In accordance with, and subject to, our M&A (including, for the avoidance of any doubt, any rights or restrictions attaching to any shares), the company may amend its memorandum or articles by a resolution of shareholders or by a resolution of directors, save that no amendment may be made by a Resolution of directors: (i) to restrict the rights or powers of the shareholders to amend the memorandum or articles; (ii) to change the percentage of shareholders required to pass a Resolution of Shareholders to amend the memorandum or articles; (iii) in circumstances where the memorandum or articles cannot be amended by the shareholders.	● The certificate of incorporation or bylaws may provide for cumulative voting

Directors

BVI	Delaware

● In accordance with, and subject to, our M&A, the minimum number of directors shall be one	● Board must consist of at least one member

● In accordance with, and subject to, our M&A (including, for the avoidance of any doubt, any rights or restrictions attaching to any Ordinary Shares), (a) the directors are elected by resolution of shareholders or by resolution of directors for such term as the shareholders or directors determine; (b) each director holds office until his disqualification, death, resignation or removal; (c) a director may be removed from office by resolution of directors or resolution of shareholders; (d) a director may resign his office by giving written notice of his resignation to the Company and the resignation has effect from the date the notice is received by the Company at the office of its registered agent or from such later date as may be specified in the notice and a director shall resign forthwith as a director if he is, or becomes, disqualified from acting as a director under the BVI Act; and (e) a director is not required to hold Ordinary Shares as a qualification to office.	● Number of board members shall be fixed by the by laws, unless the charter fixes the number of directors, in which case a change in the number shall be made only by amendment of the charter

● Directors do not have to be independent.	● Directors do not have to be independent

Fiduciary Duties

BVI	Delaware

● Directors owe duties at both common law and under statute including as follows:	● Directors and officers must act in good faith, with the care of a prudent person, and in the best interest of the corporation

● Duty to act honestly and in good faith and in what the director believes to be in the best interests of the company;	● Directors and officers must refrain from self-dealing, usurping corporate opportunities and receiving improper personal benefits

● Duty to exercise powers for a proper purpose and directors shall not act, or agree to the Company acting, in a manner that contravenes the BVI Act or the M&A;

● The BVI Act provides that a director of a company shall, forthwith after becoming aware of the fact that he is interested in a transaction entered into, or to be entered into, by the company, disclose the interest to the board of the company. However, the failure of a director to disclose that interest does not affect the validity of a transaction entered into by the director or the company, so long as the transaction was not required to be disclosed because the transaction is between the company and the director himself and is in the ordinary course of business and on usual terms and conditions. Additionally, the failure of a director to disclose an interest does not affect the validity of the transaction entered into by the company if (a) the material facts of the interest of the director in the transaction are known by the shareholders entitled to vote at a meeting of shareholders and the transaction is approved or ratified by a resolution of shareholders or (b) the company received fair value for the transaction	● Directors may vote on a matter in which they have an interest so long as the director has disclosed any interests in the transaction

Shareholder’s Derivative Actions

BVI	Delaware

Generally speaking, the company is the proper plaintiff in any action. A shareholder may, with the leave of the BVI court, bring proceedings or intervene in proceedings in the name of the company, in certain circumstances. Such actions are known as derivative actions. The BVI court may only grant leave to bring a derivative action where the following circumstances apply:	● In any derivative suit instituted by a shareholder of a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder’s stock thereafter devolved upon such shareholder by operation of law

● the company does not intend to bring, diligently continue or defend or discontinue the proceedings; and	● Complaint shall set forth with particularity the efforts of the plaintiff to obtain the action by the board or the reasons for not making such effort

● it is in the interests of the company that the conduct of the proceedings not be left to the directors or to the determination of the shareholders as a whole when considering whether to grant leave, the BVI court is also required to have regard to the following matters:	● Such action shall not be dismissed or compromised without the approval of the Delaware Court of Chancery

i.	whether the shareholder is acting in good faith;

ii.	whether a derivative action is in the interests of the company, taking into account the directors’ views on commercial matters;

iii.	whether the action is likely to succeed;

iv.	the costs of the proceedings in relation to the relief likely to be obtained; and

v.	whether an alternative remedy to the derivative claim is available

SHARES ELIGIBLE FOR FUTURE SALE

Our Ordinary Shares has been traded on the NASDAQ Capital Market since January 4, 2019. Future sales of substantial amounts of our Ordinary Shares in the public market after this offering, or the possibility of these sales occurring, could cause the prevailing market price for our Ordinary Shares to fall or impair our ability to raise equity capital in the future. Upon completion of this offering and assuming the registration of 6,288,752 Ordinary Shares offered hereby, we will have an aggregate of 32,995,453 Ordinary Shares outstanding. All of the Ordinary Shares sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act.

Rule 144

All of our Ordinary Shares outstanding prior to this offering are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for more than six months would be entitled to sell an unlimited number of those shares, subject only to the availability of current public information about us. A non-affiliate who has beneficially owned restricted securities for at least one year from the later of the date these shares were acquired from us or from our affiliate would be entitled to freely sell those shares.

A person who is deemed to be an affiliate of ours and who has beneficially owned “restricted securities” for at least six months would be entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

●	1% of the number of Ordinary Shares then outstanding, in the form of Ordinary Shares or otherwise, which will equal approximately shares immediately after this offering; or

●	the average weekly trading volume of the Ordinary Shares on the NASDAQ during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. In addition, in each case, these shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

TAXATION

Material Tax Consequences Applicable to U.S. Holders of Our Ordinary Shares

The following sets forth the material U.S. federal income tax consequences related to an investment in our Ordinary Shares. It is directed to U.S. Holders (as defined below) of our Ordinary Shares and is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This description does not deal with all possible tax consequences relating to an investment in our Ordinary Shares or U.S. tax laws, other than the U.S. federal income tax laws, such as the tax consequences under non U.S. tax laws, state, local and other tax laws. Unless otherwise noted in the following discussion, this section is the opinion of Hunter Taubman Fischer & Li LLC, our U.S. Tax counsel, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law, and of Beijing Docvit Law Firm, our PRC counsel, insofar as it relates to legal conclusions with respect to matters of PRC Enterprise Taxation below.

The following brief description applies only to U.S. Holders (defined below) that hold Ordinary Shares as capital assets and that have the U.S. dollar as their functional currency. This brief description is based on the federal income tax laws of the United States in effect as of the date of this prospectus and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The brief description below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of Ordinary Share and you are, for U.S. federal income tax purposes,

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

People’s Republic of China Enterprise Taxation

The following brief description of Chinese enterprise laws is designed to highlight the enterprise-level taxation on our earnings, which will affect the amount of dividends, if any, we are ultimately able to pay to our shareholders. See “Dividend Policy.”

We are a holding company incorporated in the British Virgin Islands and we gain substantial income by way of dividends paid to us from our PRC subsidiaries. The EIT Law and its implementation rules provide that China-sourced income of foreign enterprises, such as dividends paid by a PRC subsidiary to its equity holders that are non-resident enterprises, will normally be subject to PRC withholding tax at a rate of 10%, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a preferential tax rate or a tax exemption.

Under the EIT Law, an enterprise established outside of China with a “de facto management body” within China is considered a “resident enterprise,” which means that it is treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. Although the implementation rules of the EIT Law define “de facto management body” as a managing body that actually, comprehensively manage and control the production and operation, staff, accounting, property and other aspects of an enterprise, the only official guidance for this definition currently available is set forth in SAT Notice 82, which provides guidance on the determination of the tax residence status of a Chinese-controlled offshore incorporated enterprise, defined as an enterprise that is incorporated under the laws of a foreign country or territory and that has a PRC enterprise or enterprise group as its primary controlling shareholder. Although SXT Pharmaceuticals, Inc. does not have a PRC enterprise or enterprise group as our primary controlling shareholder and is therefore not a Chinese-controlled offshore incorporated enterprise within the meaning of SAT Notice 82, in the absence of guidance specifically applicable to us, we have applied the guidance set forth in SAT Notice 82 to evaluate the tax residence status of SXT Pharmaceuticals, Inc. and its subsidiaries organized outside the PRC.

According to SAT Notice 82, a Chinese-controlled offshore incorporated enterprise will be regarded as a PRC tax resident by virtue of having a “de facto management body” in China and will be subject to PRC enterprise income tax on its worldwide income only if all of the following criteria are met: (i) the places where senior management and senior management departments that are responsible for daily production, operation and management of the enterprise perform their duties are mainly located within the territory of China; (ii) financial decisions (such as money borrowing, lending, financing and financial risk management) and personnel decisions (such as appointment, dismissal and salary and wages) are decided or need to be decided by organizations or persons located within the territory of China; (iii) main property, accounting books, corporate seal, the board of directors and files of the minutes of shareholders’ meetings of the enterprise are located or preserved within the territory of China; and (iv) one half (or more) of the directors or senior management staff having the right to vote habitually reside within the territory of China.

We believe that we do not meet some of the conditions outlined in the immediately preceding paragraph. For example, as a holding company, the key assets and records of SXT Pharmaceuticals, including the resolutions and meeting minutes of our board of directors and the resolutions and meeting minutes of our shareholders, are located and maintained outside the PRC. In addition, we are not aware of any offshore holding companies with a corporate structure similar to ours that has been deemed a PRC “resident enterprise” by the PRC tax authorities. Accordingly, we believe that SXT Pharmaceuticals and its offshore subsidiaries should not be treated as a “resident enterprise” for PRC tax purposes if the criteria for “de facto management body” as set forth in SAT Notice 82 were deemed applicable to us. However, as the tax residency status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body” as applicable to our offshore entities, we will continue to monitor our tax status.

The implementation rules of the EIT Law provide that, (i) if the enterprise that distributes dividends is domiciled in the PRC or (ii) if gains are realized from transferring equity interests of enterprises domiciled in the PRC, then such dividends or gains are treated as China-sourced income. It is not clear how “domicile” may be interpreted under the EIT Law, and it may be interpreted as the jurisdiction where the enterprise is a tax resident. Therefore, if we are considered as a PRC tax resident enterprise for PRC tax purposes, any dividends we pay to our overseas shareholders which are non-resident enterprises as well as gains realized by such shareholders from the transfer of our shares may be regarded as China-sourced income and as a result become subject to PRC withholding tax at a rate of up to 10%. We are unable to provide a “will” opinion because Docvit, our PRC counsel, believes that it is more likely than not that the Company and its offshore subsidiaries would be treated as a non-resident enterprise for PRC tax purposes because they do not meet some of the conditions out lined in SAT Notice. In addition, we are not aware of any offshore holding companies with a corporate structure similar to ours that has been deemed a PRC “resident enterprise” by the PRC tax authorities as of the date of the prospectus. Therefore we believe that it is possible but highly unlikely that the income received by our overseas shareholders will be regarded as China-sourced income.

See “Risk Factors — Risks Related to Doing Business in China — Under the enterprise Income Tax Law, we may be classified as a “Resident enterprise” of China.”

Our company pays an EIT rate of 25% for Taizhou Suxuantang. The EIT is calculated based on the entity’s global income as determined under PRC tax laws and accounting standards. If the PRC tax authorities determine that Taizhou Suxuantang a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises. In addition, non-resident enterprise shareholders may be subject to a 10% PRC withholding tax on gains realized on the sale or other disposition of our Ordinary Shares, if such income is treated as sourced from within the PRC. It is unclear whether our non-PRC individual shareholders would be subject to any PRC tax on dividends or gains obtained by such non-PRC individual shareholders in the event we are determined to be a PRC resident enterprise. If any PRC tax were to apply to dividends or gains realized by non-PRC individuals, it would generally apply at a rate of 20% unless a reduced rate is available under an applicable tax treaty. However, it is also unclear whether non-PRC shareholders of the Company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that the Company is treated as a PRC resident enterprise. There is no guidance from the PRC government to indicate whether or not any tax treaties between the PRC and other countries would apply in circumstances where a non-PRC company was deemed to be a PRC tax resident, and thus there is no basis for expecting how tax treaty between the PRC and other countries may impact non-resident enterprises.

British Virgin Islands Taxation

Under British Virgin Islands law as currently in effect, there is no tax applicable to a holder of Ordinary Shares who is not a resident of the British Virgin Islands on dividends paid with respect to the Ordinary Shares and none of the holders of Ordinary Shares are liable to the British Virgin Islands for income tax on gains realized during that year on sale or disposal of such shares. The British Virgin Islands does not impose a withholding tax on dividends paid by a company incorporated or re-registered under the BVI Act.

There are no capital gains, gift or inheritance taxes levied by the British Virgin Islands on companies incorporated or re-registered under the BVI Act or persons not resident in the British Virgin Islands. In addition, shares of companies incorporated or re-registered under the BVI Act are not subject to transfer taxes, stamp duties or similar charges.

There is no income tax treaty currently in effect between the United States and the British Virgin Islands or between Taiwan and the British Virgin Islands.

The disclosure included in the Taxation Section of this Prospectus is the opinion of Campbells (“Campbells”), our BVI counsel, on the BVI tax consequences of investing in the Company. In addition, Campbells has confirmed rendering the tax opinion relating the BVI taxation contained in this section in part of its legal opinion attached herein as Exhibit 8.3.

United States Federal Income Taxation

WE URGE POTENTIAL PURCHASERS OF OUR ORDINARY SHARES TO CONSULT THEIR OWN TAXADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAXCONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR ORDINARY SHARES.

The following does not address the tax consequences to any particular investor or to persons in special tax situations such as:

●	banks;

●	financial institutions;

●	insurance companies;

●	regulated investment companies;

●	real estate investment trusts;

●	broker-dealers;

●	traders that elect to mark-to-market;

●	U.S. expatriates;

●	tax-exempt entities;

●	persons liable for alternative minimum tax;

●	persons holding our Ordinary Shares as part of a straddle, hedging, conversion or integrated transaction;

●	persons that actually or constructively own 10% or more of our voting shares (including by reason of owning our Ordinary Shares);

●	persons who acquired our Ordinary Shares pursuant to the exercise of any employee share option or otherwise as compensation; or

●	persons holding our Ordinary Shares through partnerships or other pass-through entities.

The discussion set forth below is addressed only to U.S. Holders that purchase Ordinary Shares in this offering. Prospective purchasers are urged to consult their own tax advisors about the application of the U.S. federal income tax rules to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our Ordinary Shares.

Taxation of Dividends and Other Distributions on our Ordinary Shares

Subject to the passive foreign investment company rules discussed below, the gross amount of distributions made by us to you with respect to the Ordinary Shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the Ordinary Shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a passive foreign investment company (as discussed below) for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. Because there is no income tax treaty between the United States and the British Virgin Islands, clause (1) above can be satisfied only if the Ordinary Shares are readily tradable on an established securities market in the United States. Under U.S. Internal Revenue Service authority, Ordinary Shares are considered for purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on the NYSE MKT. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our Ordinary Shares, including the effects of any change in law after the date of this prospectus.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our Ordinary Shares will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your Ordinary Shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Ordinary Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the Ordinary Shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the Ordinary Shares for more than one year, you will be eligible for (a) reduced tax rates of 0% (for individuals in the 10% or 15% tax brackets), (b) higher tax rates of 20% (for individuals in the 39.6% tax bracket) or (c) 15% for all other individuals. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as United States source income or loss for foreign tax credit limitation purposes.

Passive Foreign Investment Company

A non-U.S. corporation is considered a PFIC for any taxable year if either:

●	at least 75% of its gross income is passive income; or

●	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. In determining the value and composition of our assets for purposes of the PFIC asset test, (1) the cash we raise in this offering will generally be considered to be held for the production of passive income and (2) the value of our assets must be determined based on the market value of our Ordinary Shares from time to time, which could cause the value of our non-passive assets to be less than 50% of the value of all of our assets (including the cash raised in this offering) on any particular quarterly testing date for purposes of the asset test.

We must make a separate determination each year as to whether we are a PFIC. Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our 2016 taxable year or for any subsequent year, more than 50% of our assets may be assets held for the production of passive income. We will make this determination following the end of any particular tax year. Although the law in this regard is unclear, we are treating Taizhou Suxuantang as being owned by us for United States federal income tax purposes, not only because we control their management decisions, but also because we are entitled to the economic benefits associated with Taizhou Suxuantang, and as a result, we are treating Taizhou Suxuantang as our wholly-owned subsidiary for U.S. federal income tax purposes. In particular, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our Ordinary Shares and because cash is generally considered to be an asset held for the production of passive income, our PFIC status will depend in large part on the market price of our Ordinary Shares and the amount of cash we raise in this offering. Accordingly, fluctuations in the market price of the Ordinary Shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. We are under no obligation to take steps to reduce the risk of our being classified as a PFIC, and as stated above, the determination of the value of our assets will depend upon material facts (including the market price of our Ordinary Shares from time to time and the amount of cash we raise in this offering) that may not be within our control. If we are a PFIC for any year during which you hold Ordinary Shares, we will continue to be treated as a PFIC for all succeeding years during which you hold Ordinary Shares. However, if we cease to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the Ordinary Shares.

If we are a PFIC for any taxable year during which you hold Ordinary Shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the Ordinary Shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the Ordinary Shares will be treated as an excess distribution. Under these special tax rules:

●	the excess distribution or gain will be allocated ratably over your holding period for the Ordinary Shares;

●	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

●	the amount allocated to each other year will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the Ordinary Shares cannot be treated as capital, even if you hold the Ordinary Shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for the first taxable year which you hold (or are deemed to hold) Ordinary Shares and for which we are determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of the Ordinary Shares as of the close of your taxable year over your adjusted basis in such Ordinary Shares, which excess will be treated as ordinary income and not capital gain. You are allowed an ordinary loss for the excess, if any, of the adjusted basis of the Ordinary Shares over their fair market value as of the close of the taxable year. However, such ordinary loss is allowable only to the extent of any net mark-to-market gains on the Ordinary Shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Ordinary Shares, are treated as ordinary income. Ordinary loss treatment also applies to any loss realized on the actual sale or disposition of the Ordinary Shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such Ordinary Shares. Your basis in the Ordinary Shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “— Taxation of Dividends and Other Distributions on our Ordinary Shares” generally would not apply.

The mark-to-market election is available only for “marketable stock”, which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including the NASDAQ. If the Ordinary Shares are regularly traded on the NASDAQ and if you are a holder of Ordinary Shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. However, the qualified electing fund election is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold Ordinary Shares in any year in which we are a PFIC, you will be required to file U.S. Internal Revenue Service Form 8621 in each such year and provide certain annual information regarding such Ordinary Shares, including regarding distributions received on the Ordinary Shares and any gain realized on the disposition of the Ordinary Shares.

If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold our Ordinary Shares, then such Ordinary Shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such Ordinary Shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the Ordinary Shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your Ordinary Shares for tax purposes.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our Ordinary Shares and the elections discussed above.

Information Reporting and Backup Withholding

Dividend payments with respect to our Ordinary Shares and proceeds from the sale, exchange or redemption of our Ordinary Shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding at a current rate of 28%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on U.S. Internal Revenue Service Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information. We do not intend to withhold taxes for individual shareholders. However, transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Under the Hiring Incentives to Restore Employment Act of 2010, certain U.S. Holders are required to report information relating to our Ordinary Shares, subject to certain exceptions (including an exception for Ordinary Shares held in accounts maintained by certain financial institutions), by attaching a complete Internal Revenue Service Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold Ordinary Shares.

Plan of Distribution

We are registering the ordinary shares issuable upon conversion of the notes and exercise of the warrants to permit the resale of these ordinary shares by the holders of the notes and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the ordinary shares, although we will receive the exercise price of any Warrants not exercised by the selling shareholders on a cashless exercise basis. We will bear all fees and expenses incident to our obligation to register the ordinary shares.

The selling shareholders may sell all or a portion of the ordinary shares held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the ordinary shares are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The ordinary shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date the Registration Statement is declared effective by the SEC;

●	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling shareholders may also sell ordinary shares under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the selling shareholders may transfer the ordinary shares by other means not described in this prospectus. If the selling shareholders effect such transactions by selling ordinary shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the ordinary shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the ordinary shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the ordinary shares in the course of hedging in positions they assume. The selling shareholders may also sell ordinary shares short and deliver ordinary shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge ordinary shares to broker-dealers that in turn may sell such shares.

The selling shareholders may pledge or grant a security interest in some or all of the notes, warrants or ordinary shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the ordinary shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling shareholders and any broker-dealer participating in the distribution of the ordinary shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the ordinary shares is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of ordinary shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the ordinary shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the ordinary shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the ordinary shares registered pursuant to the registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the ordinary shares by the selling shareholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the ordinary shares to engage in market-making activities with respect to the ordinary shares. All of the foregoing may affect the marketability of the ordinary shares and the ability of any person or entity to engage in market-making activities with respect to the ordinary shares.

We will pay all expenses of the registration of the ordinary shares pursuant to the registration rights agreement, estimated to be $4,327.29 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the ordinary shares will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of certain legal matters in connection with this offering as to British Virgin Islands law will be passed upon for us by Campbells, our counsel as to British Virgin Islands law. Certain legal matters as to United States Federal and New York State law in connection with this offering will be passed upon for us by Hunter Taubman Fischer & Li LLC (“Hunter Taubman”). Legal matters as to PRC law will be passed upon for us by Beijing Docvit Law Firm.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

EXPERTS

The consolidated financial statements as of March 31, 2018 and 2017, and for the year ended March 31, 2018 and 2017, included in this prospectus have been so included in reliance on the report of ZH CPA, LLC an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The office of ZH CPA, LLC are located at 1600 Broadway, Suite 1600, Denver, Colorado, USA 80202.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Ordinary Shares was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal Underwriter, voting trustee, director, officer, or employee.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to our directors, officers or persons controlling us, we have been advised that it is the SEC’s opinion that such indemnification is against public policy as expressed in such act and is, therefore, unenforceable.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 (File No. 333-231839) on May 30, 2019, including relevant exhibits and schedules under the Securities Act, covering the Ordinary Shares offered by this prospectus, as well as the Ordinary Shares. You should refer to our registration statements and their exhibits and schedules if you would like to find out more about us and about the Ordinary Shares. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

Immediately upon the completion of this offering, we will be subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

The registration statements, reports and other information so filed can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov. The information on that website is not a part of this prospectus.

No dealers, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

CHINA SXT PHARMACEUTICALS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In US$, except for number of shares data)

	As of September 30, 2018	As of March 31, 2018
	(Unaudited)

ASSETS
Current Assets
Cash and cash equivalents	$217,009	$560,252
Restricted cash	182,203	97,515
Accounts receivable	3,889,587	2,602,597
Notes receivable	93,341	303,379
Inventories	1,049,808	1,266,880
Advance to suppliers	322,420	227,204
Amounts due from related parties	-	133,757
Prepayments, receivables and other assets	725,277	910,606

Total Current Assets	6,479,645	6,102,190

Property, plant and equipment, net	777,662	862,453
Construction in progress	572,811	626,404
Intangible assets, net	52,077	60,673
Deferred tax assets, net	5,646	6,174
Deferred cost	46,508	-
Total Non-current Assets	1,4454,704	1,555,704

Total Assets	$7,934,349	$7,657,894

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Notes payable	192,611	385,121
Accounts payable	1,996,336	2,407,359
Advances from customers	117,992	292,947
Amounts due to related parties	205,452	-
Accrued expenses and other current liabilities	340,325	416,226
Income tax payable/(recoverable)	1,115,093	870,466

Total Current Liabilities	3,967,809	4,372,119

Commitments and Contingencies

Shareholders’ Equity
Common stocks (par value $0.001 per share, unlimited shares authorized; 20,000,000 and 20,000,000 shares issued and outstanding at September 30, 2018 and March 31, 2018 respectively*)	20,000	20,000
Additional paid-in capital	1,463,757	1,463,757
Retained earnings	2,539,691	1,544,645
Accumulated other comprehensive income	(54,226)	257,373

Total Shareholders’ Equity	3,966,540	3,285,775

Total Liabilities and Shareholders’ Equity	$7,934,349	$7,657,894

CHINA SXT PHARMACEUTICALS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATION AND COMPREHENSIVE INCOME

(In US$, except for number of shares data)

	For the six months ended September 30,
	2018	2017
	(Unaudited)	(Unaudited)

Revenues	$3,917,707	$3,889,851
Revenues generated from third parties	3,812,564	2,619,886
Revenue generated from related parties	105,143	1,269,965
Cost of revenue	(1,239,023)	(2,231,839)

Gross profit	2,678,684	1,658,012

Operating expenses
Selling expenses	(838,217)	(217,518)
General and administrative expenses	(516,214)	(393,853)

Total operating expenses	(1,354,431)	(611,371)

Income from operations	1,324,253	1,046,641

Other income (expenses), net
Interest income (expense), net	1,501	(300)
Other income (expense), net	(984)	3,399

Total other income (expense), net	517	3,099

Income before income taxes	1,324,770	1,049,740
Income tax expense	(332,406)	(262,435)

Net Income	992,364	787,305

Other comprehensive loss
Foreign currency translation adjustment	311,599	(78,905)

Comprehensive Income	$1,303,963	$708,400

Weighted average number of common shares
Basic	20,000,000	20,000,000
Diluted	20,000,000	20,000,000

Earnings per share
Basic	0.050	0.039
Diluted	0.050	0.039

CHINA SXT PHARMACEUITICALS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six month ended September 30
	2018	2017
	(Unaudited)	(Unaudited)
Cash Flows from Operating Activities:
Net income from operations	992,364	787,305
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, plant and equipment	79,135	59,104
Amortization of intangible assets	3,547	2,785
Deferred income taxes		-
Changes in operating assets and liabilities:
Accounts receivable	(1,572,815)	(104,519)
Inventories	113,230	(376,788)
Advance to suppliers	(119,452)	(56,454)
Amounts due from related parties	127,430	1,047,162
Prepayments, receivables and other assets	111,914	(799,478)
Accounts payable	(213,638)	788,681
Advances from customers	(156,162)	(477,781)
Amounts due to related parties	214,047	(567,250)
Accrued expenses and other current liabilities	(75,806)	(294,560)
Income tax payable	332,451	326,537
Notes receivable	191,784	(72,531)
Notes payable	(166,236)	63,248
Restricted cash	(96,923)	-
Net Cash Provided by Operating Activities	(235,130)	325,461

Cash Flows from Investing Activities:
Purchase of property, plant and equipment	(72,535)	(99,040)
Purchase of intangible assets		(8,610)
Construction in progress
Restricted cash
Net Cash Used in Investing Activities	(72,535)	(107,650)

Cash Flows From Financing Activities:
Repayments of short-term bank borrowings	-	(307,762)
Collection from related parties	-
Net Cash Used in Financing Activities	-	(307,762)

Effect of Exchange Rate Changes on Cash	(35,578)	43,771

Net Increase/(Decrease) In Cash	(343,243)	(46,180)
Cash and cash equivalents at Beginning of Year	560,252	65,570
Cash and cash equivalents at End of Year	$217,009	$19,390

Supplemental Cash Flow Information
Cash paid for interest expense	$-	$
Cash paid for income tax	$-	$-

CHINA SXT PHARMACEUITICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION AND PRINCIPAL ACTITIVIES

China SXT Pharmaceutical, Inc. (“SXT” or the “Company”) is a holding company incorporated in British Virgin Islands on July 4, 2017. The Company focuses on the research, development, manufacture, marketing and sales of traditional Chinese medicine pieces (the “TCMP”), through its variable interest entity (“VIE”), Jiangsu Suxuantang Pharmaceutical Co., Ltd, (“Taizhou Suxuantang”) in China. The Company currently sells three types of TCMP products: Advanced TCMP, Fine TCMP and Regular TCMP. We currently have a product portfolio of 19 advanced TCMPs, 20 Fine TCMPs and 427 Regular TCMPs that address a wide variety of diseases and medical indications. Most of our products are sold on a prescription basis across China.  The Company’s principal executive offices are located in Taizhou, Jiangsu province, China.

Restructuring and Share Issuance

On July 4, 2017, we were incorporated in the British Virgin Islands by issuance of 10,300,000 common stocks at 0.001 par value to Ziqun Zhou, Di Zhou and Feng Zhou Management Limited (“China SXT Pharmaceuticals, Inc. shareholders”). Feng Zhou Management Limited is a BVI company 100% owned by Feng Zhou. Feng Zhou, Ziqun Zhou and Di Zhou collectively hold 100% shares of Taizhou Suxuantang. Later on October 20, 2017, the 10,300,000 shares common stocks were reallocated among China SXT Pharmaceuticals, Inc. shareholders. On October 20, 2017, the Company issued 9,700,000 common stocks at 0.001 par value to ten individual shareholders. (“Restructuring”)

On July 21, 2017, our wholly owned subsidiary China SXT Group Limited (“SXT HK”) was incorporated in Hong Kong. China SXT Group Limited in turn holds all the capital stocks of Taizhou Suxantang Biotechnology Co. Ltd. (“WFOE”), a wholly foreign owned enterprise incorporated in China on October 13, 2017. On the same day, Taizhou Suxuantang and its shareholders entered into such a series of contractual arrangements, also known as VIE Agreements.

Taizhou Suxuantang was incorporated on June 9, 2005 by Jianping Zhou, Xiufang Yuan (the spouse of Jianping Zhou) and Jianbin Zhou, who held 83%, 11.5% and 5.5% shares in the Company, respectively. On May 8, 2017, the three shareholders transferred all shares to Feng Zhou, Ziqun Zhou and Di Zhou (collectively “Taizhou Shareholders”), who hold 83%, 11.5% and 5.5% shares in the Company, respectively, after the transfer of shares. Feng Zhou and Ziqun Zhou are the children of Jianping Zhou and Xiufang Yuan, and Di Zhou is the child of Jianbin Zhou.

CHINA SXT PHARMACEUITICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION AND PRINCIPAL ACTITIVIES (CONTINUED)

The discussion and presentation of financial statements herein assumes the completion of the Restructuring, which is accounted for retroactively as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanyingunaudited condensed consolidated financial statements.

The following diagram illustrates our corporate structure, including our subsidiary and consolidated variable interest entity as of the date of the financial statements assuming the completion of our Restructuring:

VIE Agreements with Taizhou Suxuantang

Due to PRC legal restrictions on foreign ownership in the pharmaceutical sector, neither the Company nor our subsidiaries own any equity interest in Taizhou Suxuantang. Instead, the Company control and receive the economic benefits of Taizhou Suxuantang’s business operations through a series of contractual arrangements. WFOE, Taizhou Suxuantang and its shareholders entered into such a series of contractual arrangements, also known as VIE Agreements, on October 13, 2017. The VIE agreements are designed to provide WFOE with the power, rights and obligations equivalent in all material respects to those it would possess as the sole equity holder of Taizhou Suxuantang, including absolute control rights and the rights to the assets, property and revenue of Taizhou Suxuantang.

According to the Exclusive Business Cooperation Agreement between WFOE and Taizhou Suxuantang, which is one of the VIE Agreements that was also entered into on October 13, 2017, Taizhou Suxuantang is obligated to pay service fees to WFOE approximately equal to the net income of Taizhou Suxuantang.

Each of the VIE Agreements is described in detail below:

Exclusive Business Cooperation Agreement

Pursuant to the Exclusive Business Cooperation Agreement between Taizhou Suxuantang and WFOE, WFOE provides Taizhou Suxuantang with technical support, consulting services and other management services relating to its day-to-day business operations and management, on an exclusive basis, utilizing its advantages in technology, human resources, and information. Additionally, Taizhou Suxuantang granted an irrevocable and exclusive option to WFOE to purchase from Taizhou Suxuantang, any or all of Taizhou Suxuantang’s assets at the lowest purchase price permitted under the PRC laws. Should WFOE exercise such option, the parties shall enter into a separate asset transfer or similar agreement. For services rendered to Taizhou Suxuantang by WFOE under this agreement, WFOE is entitled to collect a service fee calculated based on the time of services rendered multiplied by the corresponding rate, plus the amount of the services fees or ratio decided by the board of directors of WFOE based on the value of services rendered by WFOE and the actual income of Taizhou Suxuantang from time to time, which is approximately equal to the net income of Taizhou Suxuantang.

CHINA SXT PHARMACEUITICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION AND PRINCIPAL ACTITIVIES (CONTINUED)

The Exclusive Business Cooperation Agreement shall remain in effect for ten years unless it is terminated by WFOE with 30-day prior notice. Taizhou Suxuantang does not have the right to terminate the agreement unilaterally. WFOE may unilaterally extend the term of this agreement with prior written notice.

The CEO and president of WFOE, Mr. Feng Zhou, is currently managing Taizhou Suxuantang pursuant to the terms of the Exclusive Business Cooperation Agreement. WFOE has absolute authority relating to the management of Taizhou Suxuantang, including but not limited to decisions with regard to expenses, salary raises and bonuses, hiring, firing and other operational functions. The Exclusive Business Cooperation Agreement does not prohibit related party transactions. However, upon establishment of the Company’s audit committee at the consummation of this offering, the audit committee will be required to review and approve in advance any related party transactions, including transactions involving WFOE or Taizhou Suxuantang.

Share Pledge Agreement

Under the Share Pledge Agreement among WFOE and Feng Zhou, Ziqun Zhou, and Di Zhou, who together hold 100% shares of Taizhou Suxuantang (“Taizhou Suxuantang Shareholders”), the Taizhou Suxuantang Shareholders pledged all of their equity interests in Taizhou Suxuantang to WFOE to guarantee the performance of Taizhou Suxuantang’s obligations under the Exclusive Business Cooperation Agreement. Under the terms of the agreement, in the event that Taizhou Suxuantang or its shareholders breach their respective contractual obligations under the Exclusive Business Cooperation Agreement, WFOE, as pledgee, will be entitled to certain rights, including, but not limited to, the right to collect dividends generated by the pledged equity interests. The Taizhou Suxuantang Shareholders also agreed that upon occurrence of any event of default, as set forth in the Share Pledge Agreement, WFOE is entitled to dispose of the pledged equity interest in accordance with applicable PRC laws. The Taizhou Suxuantang Shareholders further agree not to dispose of the pledged equity interests or take any actions that would prejudice WFOE’s interest.

The Share Pledge Agreement shall be effective until all payments due under the Exclusive Business Cooperation Agreement have been paid by Taizhou Suxuantang. WFOE shall cancel or terminate the Share Pledge Agreement upon with no additional expense.

The purposes of the Share Pledge Agreement are to (1) guarantee the performance of Taizhou Suxuantang’s obligations under the Exclusive Business Cooperation Agreement, (2) make sure the shareholders of Taizhou Suxuantang shall not transfer or assign the pledged equity interests, or create or allow any encumbrance that would prejudice WFOE’s interests without WFOE’s prior written consent and (3) provide WFOE control over Taizhou Suxuantang. Under the Exclusive Option Agreement (described below), WFOE may exercise its option to acquire the equity interests in Taizhou Suxuantang any time to the extent permitted by the PRC Law. In the event Taizhou Suxuantang breaches its contractual obligations under the Exclusive Business Cooperation Agreement, WFOE will be entitled to foreclose on the Taizhou Suxuantang Shareholders’ equity interests in Taizhou Suxuantang and may (1) exercise its option to purchase or designate third parties to purchase part or all of their equity interests in Taizhou Suxuantang and in this situation, WFOE may terminate the VIE agreements after acquisition of all equity interests in Taizhou Suxuantang or form a new VIE structure with the third parties designated by WFOE; or (2) dispose the pledged equity interests and be paid in priority out of the proceeds from the disposal in which case the VIE structure will be terminated.

CHINA SXT PHARMACEUITICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION AND PRINCIPAL ACTITIVIES (CONTINUED)

Exclusive Option Agreement

Under the Exclusive Option Agreement, the Taizhou Suxuantang Shareholders irrevocably granted WFOE (or its designee) an exclusive option to purchase, to the extent permitted under PRC law, once or at multiple times, at any time, part or all of their equity interests in Taizhou Suxuantang. The option price is equal to the capital paid in by the Taizhou Suxuantang Shareholders subject to any appraisal or restrictions required by applicable PRC laws and regulations. As of the date of this prospectus, if WFOE exercised such option, the total option price that would be paid to all of the Taizhou Suxuantang Shareholders would be approximately $1.5 million, which is the aggregate registered capital of Taizhou Suxuantang. The option purchase price shall increase in case the Taizhou Suxuantang Shareholders make additional capital contributions to Taizhou Suxuantang, including when the registered capital is increased upon Taizhou Suxuantang receiving the proceeds from our initial public offering.

Under the Exclusive Option Agreement, WFOE may at any time under any circumstances, purchase, or have its designated person to purchase, at its discretion, to the extent permitted under PRC law, all or part of the shareholders’ equity interests in Taizhou Suxuantang.

The agreement remains effective for a term of ten years and may be renewed at WFOE’s election.

Power of Attorney

Under the Power of Attorney, the Taizhou Suxuantang Shareholders authorize WFOE to act on their behalf as their exclusive agent and attorney with respect to all rights as shareholders, including but not limited to: (a) attending shareholders’ meetings; (b) exercising all the shareholder’s rights, including voting, that shareholders are entitled to under the laws of China and the Articles of Association, including but not limited to the sale or transfer or pledge or disposition of shares in part or in whole; and (c) designating and appointing on behalf of shareholders the legal representative, the executive director, supervisor, the chief executive officer and other senior management members of Taizhou Suxuantang.

Although it is not explicitly stipulated in the Power of Attorney, the term of the Power of Attorney shall be the same as the term of that of the Exclusive Option Agreement.

This Power of Attorney is coupled with an interest and shall be irrevocable and continuously valid for each shareholder from the date it is executed until the date he/she no longer is a shareholder of Taizhou Suxuantang.

The Exclusive Option Agreement, together with the Share Pledge Agreement and the Power of Attorney enable WFOE to exercise effective control over Taizhou Suxuantang.

CHINA SXT PHARMACEUITICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Basis of presentation

The accompanying unaudited condensed consolidated financial statements of the Company has been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”).

(b)	Basis of consolidation

The unaudited condensed consolidated financial statements include the accounts of the Company and include the assets, liabilities, revenues and expenses of all majority-owned subsidiaries and VIE over which the Company exercises control and, when applicable, entities for which the Company has a controlling financial interest or is the primary beneficiary. All inter-company accounts and transactions have been eliminated in consolidation.

The VIE, Taizhou Suxuantang is owned by three shareholders, each of which act as the Company’s nominee shareholder. For the consolidated VIEs, the Company’s management made evaluations of the relationships between the Company and the VIE and the economic benefit flow of contractual arrangements with Taizhou Suxuantang. In connection with such evaluation, management also took into account the fact that, as a result of such contractual arrangements, the Company control the shareholders’ voting interests in these VIEs. As a result of such evaluation, management concluded that the Company is the primary beneficiary of the consolidated VIEs. The Company do not have any VIEs that are not consolidated in the financial statements.

(c)	Risks in relation to the VIE structure

It is possible that the Company’s operation of certain of its operations and businesses through its VIE could be found by PRC authorities to be in violation of PRC law and regulations prohibiting or restricting foreign ownership of companies that engage in such operations and businesses. While the Company’s management considers the possibility of such a finding by PRC regulatory authorities under current law and regulations to be remote. On January 19, 2015, the Ministry of Commerce of the PRC, or (the “MOFCOM”) released on its Website for public comment a proposed PRC law (the “Draft FIE Law”) that appears to include VIE within the scope of entities that could be considered to be foreign invested enterprises (or “FIEs”) that would be subject to restrictions under existing PRC law on foreign investment in certain categories of industry. Specifically, the Draft FIE Law introduces the concept of “actual control” for determining whether an entity is considered to be an FIE. In addition to control through direct or indirect ownership or equity, the Draft FIE Law includes control through contractual arrangements within the definition of “actual control.” If the Draft FIE Law was passed by the People’s Congress of the PRC and went into effect in its current form and as a result the Company’s VIE could become explicitly subject to the current restrictions on foreign investment in certain categories of industry. The Draft FIE Law includes provisions that would exempt from the definition of foreign invested enterprises entities where the ultimate controlling shareholders are either entities organized under PRC law or individuals who are PRC citizens. The Draft FIE Law is silent as to what type of enforcement action might be taken against existing VIEs that operate in restricted or prohibited industries and are not controlled by entities organized under PRC law or individuals who are PRC citizens. If a finding were made by PRC authorities, under existing law and regulations or under the Draft FIE Law if it becomes effective, about the Company’s operation of certain of its operations and businesses through its VIEs, regulatory authorities with jurisdiction over the licensing and operation of such operations and businesses would have broad discretion in dealing with such a violation, including levying fines, confiscating the Company’s income, revoking the business or operating licenses of the affected businesses, requiring the Company to restructure its ownership structure or operations, or requiring the Company to discontinue all or any portion of its operations. Any of these actions could cause significant disruption to the Company’s business operations, and have a severe adverse impact on the Company’s cash flows, financial position and operating performance.

CHINA SXT PHARMACEUITICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In addition, it is possible that the contracts among Taizhou Suxuantang, WFOE, and the nominee shareholders of Taizhou Suxuantang would not be enforceable in China if PRC government authorities or courts were to find that such contracts contravene PRC laws and regulations or are otherwise not enforceable for public policy reasons. In the event that the Company was unable to enforce these contractual arrangements, the Company would not be able to exert effective control over the VIEs. Consequently, the VIEs’ results of operations, assets and liabilities would not be included in the Company’sunaudited condensed consolidated financial statements. If such were the case, the Company’s cash flows, financial position, and operating performance would be materially adversely affected. The Company’s contractual arrangements Taizhou Suxuantang, WFOE, and the nominee shareholders of Taizhou Suxuantang are approved and in place. Management believes that such contracts are enforceable, and considers the possibility remote that PRC regulatory authorities with jurisdiction over the Company’s operations and contractual relationships would find the contracts to be unenforceable.

The Company’s operations and businesses rely on the operations and businesses of its VIEs, which hold certain recognized revenue-producing assets. The VIEs also have an assembled workforce, focused primarily on research and development, whose costs are expensed as incurred. The Company’s operations and businesses may be adversely impacted if the Company loses the ability to use and enjoy assets held by its VIE.

(d)	Foreign currency translation

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in the statement of operations.

The reporting and functional currencies of the Company and SXT HK are the United States Dollars (“US$”) and the accompanying financial statements have been expressed in US$. In addition, the WFOE and the VIE maintain their books and records in their respective local currency, Renminbi (“RMB”), which is also the respective functional currency for each subsidiary as they are the primary currency of the economic environment in which each subsidiary operates.

In general, for consolidation purposes, assets and liabilities of its subsidiaries whose functional currency is not the US$ are translated into US$, in accordance with ASC Topic 830-30, “Translation of Financial Statement”, using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the period. The gains and losses resulting from translation of financial statements of a foreign subsidiary are recorded as a separate component of accumulated other comprehensive income within the statement of stockholders’ equity. Other equity items are translated using the exchange rates on the transaction date.

Translation of amounts from the local currencies of the Company into US$ has been made at the following exchange rates for the respective periods:

	September 30, 2018	March 31, 2018
Balance sheet items, except for equity accounts	6.8683	6.2807

	September 30, 2018	March 31, 2018
Items in the statements of operations and comprehensive loss, and statements of cash flows	6.5925	6.6269

CHINA SXT PHARMACEUITICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(e)	Use of estimates

The preparation of financial statements in conformity with U.S.GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. On an ongoing basis, management reviews these estimates and assumptions using the currently available information.

Changes in facts and circumstances may cause the Company to revise its estimates. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. The following are some of the areas requiring significant judgments and estimates as of September 30, 2018 and March 31, 2018: determinations of the useful lives of long-lived assets, estimates of allowances for doubtful accounts and valuation assumptions in performing asset impairment tests of long-lived assets.

(f)	Fair values of financial instruments

ASC Topic 825, Financial Instruments (“Topic 825”) requires disclosure of fair value information of financial instruments, whether or not recognized in the balance sheets, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Topic 825 excludes certain financial instruments and all nonfinancial assets and liabilities from its disclosure requirements. Accordingly, the aggregate fair value amounts do not represent the underlying value of the Company.

Level 1	inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2	inputs to the valuation methodology include quoted prices for similar assets and liabilities inactive markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3	inputs to the valuation methodology are unobservable and significant to the fair value.

As of September 30, 2018 and March 31, 2018, financial instruments of the Company primarily comprised of cash and cash equivalents, restricted cash, accounts receivables, amounts due from related parties, other receivables prepayments, receivables and other assets, accounts payable, amounts due to related parties and other payables accrued expenses and other current liabilities and notes receivable, notes payable, tax payable.  The carrying amounts of these financial instruments approximated their fair values because of their generally short maturities.

(g)	Cash and cash equivalents

Cash and cash equivalents primarily consists of bank deposits with original maturities of three months or less, which are unrestricted as to withdrawal and use.

(h)	Accounts receivable

Accounts receivable are recorded at the invoiced amount less an allowance for any uncollectible accounts and do not bear interest, which are due on demand. Management reviews the adequacy of the allowance for doubtful accounts on an ongoing basis, using historical collection trends and aging of receivables. Management also periodically evaluates individual customer’s financial condition, credit history, and the current economic conditions to make adjustments in the allowance when it is considered necessary. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. As of September 30, 2018 and March 31, 2018, the Company determined the accounts receivable was not impaired.

CHINA SXT PHARMACEUITICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Most of our clients are state-owned hospitals and pharmaceutical companies with which we have long-standing relationship. We generally granted three to six months credit term to these customers. The main reason of long days of sales outstanding is mainly due to the fact that the most of our products are in the catalog of medications that are reimbursable under the PRC’s social insurance program. Generally hospitals will pay us after they receive the reimbursements from relevant government authorities and frequently defer the payment process when they do not receive reimbursements timely from local government authorities. Since most of customers are state-owned hospitals and local government will fully subsidize state-owned hospitals, the ability to pay is in no doubt.

(i)	Inventories

Inventories include raw materials and finished goods.

Inventories are stated at the lower of cost or net realizable value. Cost is determined by the weighted-average method. Raw material cost is based on purchase costs while work-in-progress and finished goods comprise direct materials, direct labor and an allocation of manufacturing overhead costs.

(j)	Advance to suppliers

Advance to suppliers represent amounts advanced to suppliers for future purchases of raw materials and for other services. The suppliers usually require advance payments when the Company makes purchase or orders service and the prepayments will be utilized to offset the Company’s future payments. These amounts are unsecured, non-interest bearing and generally short-term in nature.

Allowances are recorded when utilization and collection of amounts due are in doubt. Delinquent prepayments are written-off after management has determined that the likelihood of utilization or collection is not probable and known bad debts are written off against the allowances when identified.

(k)	Property, plant and equipment

Property, plant and equipment primarily consists of machinery, electric equipment, office equipment and leasehold improvements, which is stated at cost less accumulated depreciation and amortization less any provision required for impairment in value. Depreciation and amortization are computed using the straight-line method with residual value based on the estimated useful life. The residual value rate and useful life of property, plant and equipment are summarized as follows:

Asset category	Residual value rate	Useful live

Machinery	5%	10 years

Electric equipment	5%	5 years

Office equipment	5%	5 years

Vehicles	5%	4 years

Leasehold improvement cost	5%	5 years

CHINA SXT PHARMACEUITICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Company reviews property, plant and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An asset is considered impaired if its carrying amount exceeds the future net undiscounted cash flows that the asset is expected to generate. If such asset is considered to be impaired, the impairment recognized is the amount by which the carrying amount of the asset, if any, exceeds its fair value determined using a discounted cash flow model. As of September 30, 2018 and March 31, 2018, there was no impairment of property, plant and equipment.

Costs of repairs and maintenance are expensed as incurred and asset improvements are capitalized. The cost and related accumulated depreciation and amortization of assets disposed of or retired are removed from the accounts, and any resulting gain or loss is reflected in the consolidated income statements.

(l)	Intangible assets

Intangible assets are stated at cost less accumulated amortization. Intangible assets represented the trade mark registered in the PRC and purchased software which are amortized on a straight-line basis over a useful life of ten year.

The Company follows ASC Topic 350 in accounting for intangible assets, which requires impairment losses to be recorded when indicators of impairment are present and the undiscounted cash flows estimated to be generated by the assets are less than the assets’ carrying amounts. As of September 30, 2018 and March 31, 2018, there was no impairment of intangible assets.

(m)	Construction in process

Construction in process records the cost of construction work, which is not yet completed

A construction in process item is not depreciated until the asset is placed in service. Construction in process consist of the following:

	September 30, 2018	March 31, 2018
Factory	$126,490	$138,325
Workshop	446,321	488,079
	$572,811	$626,404

Construction in process respects unfinished factory and workshop. Construction in process will be transferred to building and leasehold improvement when it is finished, Depreciation is recorded starting at the time when assets are ready for the intended use.

(n)	Impairment of long-lived assets

Long-lived assets primarily include property, plant and equipment and intangible assets. In accordance with the provision of ASC Topic 360-10-5, “Impairment or Disposal of Long-Lived Assets”, the Company generally conducts its annual impairment evaluation to its long-lived assets, usually in the fourth quarter of each year, or more frequently if indicators of impairment exist, such as a significant sustained change in the business climate. The recoverability of long-lived assets is measured at the reporting unit level, which is an operating segment or one level below an operating segment. If the total of the expected undiscounted future net cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying amount of the asset. There has been no impairment charge as of September 30, 2018 and March 31, 2018.

CHINA SXT PHARMACEUITICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(o)	Revenue recognition

Sales of pharmaceutical products represent the invoiced value of goods, net of value-added taxes, sales returns, trade discounts and allowances. Revenue is recognized when (i) persuasive evidence of an arrangement exists: (ii) the sales price is fixed or determinable; (iii) delivery of the product has occurred; and (iv) collection of the receivable is reasonably assured.

Shipping and handling costs charged to customers are classified as revenue, and the shipping and handling costs incurred are included in cost of sales.

(p)	Cost of revenue

Cost of revenue consists primarily of cost of materials, direct labors, overhead, and other related incidental expenses that are directly attributable to the Company’s principal operations.

(q)	Advertising expense

Advertising expenses relate mainly to advertisements of our pharmaceutical products. For the six months ended September 30, 2018 and 2017, advertising expenses are $30,431 and $69,272, respectively, which are included in selling expenses in our consolidated statements of operations and comprehensive income.

(r)	Income taxes

Current income tax expenses are provided for in accordance with the laws of the relevant taxing authorities. As part of the process of preparing financial statements, the Company is required to estimate its income taxes in each of the jurisdictions in which it operates. The Company accounts for income taxes using the liability method, under which deferred income taxes are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized as income or expense in the period that includes the enactment date. Valuation allowance is provided on deferred tax assets to the extent that it is more likely than not that the asset will not be realizable in the foreseeable future.

The Company adopts ASC 740-10-25 “Income Taxes” which prescribes a more likely than not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. It also provides guidance on derecognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods and income tax disclosures. The Company did not have significant unrecognized uncertain tax positions or any unrecognized liabilities, interest or penalties associated with unrecognized tax benefit as of September 30, 2018 and March 31, 2018.

(s)	Comprehensive income

Comprehensive income includes net income and foreign currency adjustments. Comprehensive income is reported in the statements of operations and comprehensive income.

Accumulated other comprehensive income, as presented on the balance sheets are the cumulative foreign currency translation adjustments. As of September 30, 2018 and March 31, 2018, the balance of accumulated other comprehensive income amounted to $(54,226) and $257,373, respectively.

(t)	Leases

Leases are classified as either capital or operating leases. Leases that transfer substantially all the benefits and risks incidental to the ownership of assets are accounted for as if there was an acquisition of an asset and incurrence of an obligation at the inception of the lease. All other leases are accounted for as operating leases wherein rental payments are recognized in the consolidated income statements on a straight-line basis over the lease terms. The Company had no capital or operating leases for six months ended September 30, 2018 and September 30, 2017, respectively.

CHINA SXT PHARMACEUITICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(u)	Segment reporting

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-maker, which is a strategic committee comprised of members of the Company’s management team. In the respective periods presented, the Company had one single operating and reportable segment, namely the manufacture and distribution of TCMP. Although TCMP consist of different business units of the Company, information provided to the chief operating decision-maker is at the revenue level and the Company does not allocate operating costs or assets across business units, as the chief operating decision-maker does not use such information to allocate resources or evaluate the performance of the business units. As the Company’s long-lived assets are substantially all located in the PRC and substantially all of the Company’s revenue is derived from within the PRC, no geographical information is presented.

(v)	Significant risks and uncertainties

1)	Credit risk

Assets that potentially subject the Company to significant concentration of credit risk primarily consist of cash and cash equivalents, accounts receivable, notes receivable, due from related parry, other current assets and advances to suppliers. The maximum exposure of such assets to credit risk is their carrying amount as at the balance sheet dates. As of September 30, 2018 and March 31, 2018 the Company held cash and cash equivalents of $217,009 and $560,252 respectively, which were primarily deposited in financial institutions located in Mainland China, which were uninsured by the government authority. To limit exposure to credit risk relating to deposits, the Company primarily place cash deposits with large financial institutions in China which management believes are of high credit quality. The Company’s operations are carried out in Mainland China. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC as well as by the general state of the PRC’s economy. In addition, the Company’s business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, rates and methods of taxation, and the extraction of mining resources, among other factors.

The Company conducts credit evaluations of its customers and suppliers and generally does not require collateral or other security from them. The Company establishes an accounting policy for allowance for doubtful accounts on the individual customer’s or supplier’s financial condition, credit history, and the current economic conditions. As of September 30, 2018 and March 31, 2018, the Company did not make allowances for accounts receivable or advances to suppliers.

2)	Liquidity risk

The Company is also exposed to liquidity risk which is risk that it is unable to provide sufficient capital resources and liquidity to meet its commitments and business needs. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures. When necessary, the Company will turn to other financial institutions and the owners to obtain short-term funding to meet the liquidity shortage.

3)	Foreign currency risk

Substantially all of the Company’s operating activities and the Company’s assets and liabilities are denominated in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the Peoples’ Bank of China (“PBOC”) or other authorized financial institutions at exchange rates quoted by PBOC. Approval of foreign currency payments by the PBOC or other regulatory institutions requires submitting a payment application form together with suppliers ‘invoices and signed contracts. The value of RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market. Where there is a significant change in value of RMB, the gains and losses resulting from translation of financial statements of a foreign subsidiary will be significantly affected.

CHINA SXT PHARMACEUITICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.	ACCOUNTS RECEIVABLE

The Company’s accounts receivable is net of the allowance for doubtful accounts. As of September 30, 2018 and March 31,2018, the allowance for doubtful accounts was nil and nil, respectively.

4.	INVENTORIES

As of September 30, 2018 and March 31, 2018, inventories consisted of the following:

	September 30, 2018		March 31, 2018,
	(Unaudited)
Raw material	$470,187		$547,088
Finished goods	602,205		744,489
Provision for inventory	(22,583	)-	(24,697)
	$1,049,808		$1,266,880

Inventory provision was $22,583 and $24,697 as of September 30, 2018 and March 31, 2018, respectively.

5.	PREPAYMENTS, RECEIVABLES AND OTHER ASSET

As of September 30, 2018 and March 31, 2018, prepayments, receivables and other assets consisted of the following:

	September 30, 2018	March 31, 2018,
	(Unaudited)
Staff IOU	$652,204	$622,445
Receivable from third party Company	15,065	192,236
VAT and surcharges recoverable	53,689	58,713
Others	4,319	37,212
	$725,277	$910,606

The Staff IOU is a short term petty cash which should be paid off within one year

6.	PROPERTY, PLANT AND EQUIPEMENT, NET

Property, plant and equipment consist of the following:

	Useful life	September 30, 2018	March 31, 2018
		(Unaudited)
Machinery	10 years	672,185	674,409
Electric equipment	5 years	130,152	142,328
Office equipment	5 years	58,156	55,636
Vehicles	4 years	21,771	23,807
Leasehold development cost	5 years	523,053	565,879
Less: accumulated depreciation		(627,655)	(599,606)
		$777,662	$862,453

Depreciation expense totaled $79,135 and $59,104 for six months ended September 30, 2018 and 2017, respectively.

CHINA SXT PHARMACEUITICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.	INTANGIBLE ASSETS, NET

	Useful life	September 30, 2018	March 31, 2018
		(Unaudited)
Trademark	10	$44,312	$48,458
Software	10	23,787	26,013
Less: accumulated amortization		(16,022)	(13,798)
		$52,077	$60,673

Amortization expense totaled $3,547 and $2,785 for six months ended September 30, 2018 and 2017, respectively.

8.	ACCRUED EXPENSES AND OTHER LIABILITIES

As of September 30, 2018 and March 31, 2018, accrued expenses and other liabilities consisted of the following:

	September 30, 2018	March 31, 2018
	(Unaudited)
Accrued payroll and welfare	$116,791	$154,379
Other payable for leasehold improvements	143,966	105,175
Accrued professional service expenses	59,873	9,553
Other current liabilities	19,695	147,119
	$340,325	$416,226

As of March 31, 2018 the balance of other current liabilities represented amount due to suppliers for operating expenses and to staff who paid for operating expenses on behalf of the Company.

As of September 30, 2018 the balance of other current liabilities mainly represented amount due to contractors for the construction in progress.

9.	EMPLOYEE BENEFIT PLAN

The Company has made employee benefit contribution in accordance with relevant Chinese regulations, including retirement insurance, unemployment insurance, medical insurance, housing fund, work injury insurance and maternity insurance. The Company recorded the contribution in the salary and employee charges when incurred. The contributions made by the Company were $74,273 and $80,856 for the six months ended September 30, 2018 and 2017 , respectively.

CHINA SXT PHARMACEUITICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.	INCOME TAXES

a)	Corporate Income Taxes

Under the current laws of the British Virgin Islands (“BVI”), the Company is not subject to tax on its income or capital gains. In addition, upon payments of dividends by the Company to its shareholders, no BVI withholding tax is imposed. The Company’s subsidiaries incorporated in Hong Kong were subject to the Hong Kong profits tax rate at 16.5% for the six months ended September30, 2018 and 2017. The Company’s subsidiaries incorporated in China were subject to PRC Enterprise Income Tax (“EIT”) on the taxable income in accordance with the relevant PRC income tax laws. The EIT rate for companies operating in the PRC is 25%.

For the six months ended September 30, 2018 and 2017, income tax expenses consisted of the following:

	Six Months Ended September 30,
	2018	2017
	(Unaudited)	(Unaudited)
Current income tax expense	$332,406	$262,435
Deferred income tax expense
Total income tax expense	$332,406	$262,435

The following is a reconciliation of the Company’s total income tax expense to the amount computed by applying the PRC statutory income tax rate of 25% to its income from operations before income taxes for the six months ended September 30, 2018 and 2017

	Six Months Ended September 30,
	2018	2017
	(Unaudited)	(Unaudited)
Income before income taxes	$1,324,770	$1,049,740

Income tax expense at the PRC statutory rate	331,193	262,435
Non-deductible expenses	1,213
Deferred tax expense
	$332,406	$262,435

The Company evaluates the level of authority for each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. For the six months ended September 30, 2018 and 2017, the Company had no unrecognized tax benefits.

The Company does not anticipate any significant increase to its asset for unrecognized tax benefit within the next 12 months. The Company will classify interest and penalties related to income tax matters, if any, in income tax expense.

11.	COMMON STOCKS

The Company is authorized to issue unlimited shares of $0.001 par value common stock. On July 4, 2017 and October 20, 2017, the Company issued common stocks of an aggregate of 20,000,000 shares of 0.001 par value to thirteen shareholder, three among whom together hold 100% shares of Suxuantang and over 50% shares of SXT. In connection with Restructuring, all shares and per share amounts have been retroactively restated as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying unaudited condensed consolidated financial statements.

CHINA SXT PHARMACEUITICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.	RELATED PARTY TRANSACTIONS AND BALANCES

1)	Nature of relationships with related parties

Name	Relationship with the Company
Jianping Zhou	Father of major shareholders of the Company and two of Taizhou Suxuantang shareholders, controlling shareholder of Taizhou Suxuantang from its inception to May 8, 2017
Jianbin Zhou	Father of major shareholders of the Company and one of Taizhou Suxuantang shareholders
Taizhou Jiutian Pharmaceutical Co. Ltd.	An entity controlled by Jianping Zhou
Taizhou Su Xuan Tang Chinese Medicine Co., Ltd.	An entity controlled by Jianping Zhou
Jiangsu Health Pharmaceutical Investment Co., Ltd.	An entity controlled by Jianping Zhou
Taizhou Su Xuan Tang Chinese Medicine Clinic	An entity controlled by Jianping Zhou

2)	Related party balances

a.	As of September 30, 2018 and March 31, 2018, the amount due from related parties was as follows:

	September 30, 2018		March 31, 2018
		(Unaudited)
Jianping Zhou	$		$
Jianbin Zhou		-		796
Taizhou Jiutian Pharmaceutical Co. Ltd.		-		132,961
Taizhou Su Xuan Tang Chinese Medicine Co., Ltd.		-		-
Jiangsu Health Pharmaceutical Investment Co., Ltd.		-		-
Taizhou Su Xuan Tang Chinese Medicine Clinic				-
		$-		$133,757

As of September 30, 2018 , amounts due from Jianbin Zhou were zero . As of March 31, 2018, , amounts due from Jianbin Zhou and Taizhou Jiutian Pharmaceutical Co. Ltd. were $133,757. The balance is interest-free and payable on demand.

The amounts due from Taizhou Jiutian Pharmaceutical Co. Ltd. and Taizhou Su Xuan Tang Chinese Medicine Co., Ltd. were primarily generated from sales transactions with both related parties. The transactions were at arm’s length and credit terms were three months from delivery of goods. The balances are expected to be settled on demand. The management assessed the repayment ability and intention of both customers and determined no impairment was necessary. The balances were fully repaid in July, 2018.

The amounts due from Jiangsu Health Pharmaceutical Investment Co., Ltd. were primarily caused by operating expenses paid by the Company on behalf of the related parties. The balances were unsecured and were repaid as of September 30, 2018.

CHINA SXT PHARMACEUITICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.	RELATED PARTY TRANSACTIONS AND BALANCES (CONTINUED)

b.	As of September 30, 2018 and March 31, 2018, the amount due to related parties was as follows:

	September 30, 2018	March 31, 2018
	(Unaudited)
Taizhou Jiutian Pharmaceutical Co. Ltd.	17,724	$-
Jiangsu Health Pharmaceutical Investment Co., Ltd.	-	-
Jianping Zhou	87,031	-
Feng Zhou	100,697	-
	$205,452	$-

The balances due to related parties are unsecured and due on demand.

3)	Related party transactions

During the six months ended September 30, 2018 and September 30,2017 the Company generated revenue of $6,051 and $667,285, respectively, from sales transactions with Taizhou Jiutian Pharmaceutical Co. Ltd.

During the six months ended September 30, 2018 and September 30,2017, the Company generated revenue of $99,092 and $602,680 respectively, from sales transactions with Taizhou Su Xuan Tang Chinese Medicine Clinic.

During the six months ended September 30, 2018 the Company borrowed from Jianping Zhou and Feng zhou in the amount of $87,931 and $100,697, repectively, which are non-interest bearing and repaid on demaind.

13.	GUARANTEE

During six months ended September 30, 2018, the Company provided financial guarantee services for Taizhou Jiutian Pharmaceutical Co. Ltd. in one bank borrowing of $458,629 (equivalent of RMB 3,150,000) for two-year period from maturity of bank borrowing on April 24, 2018, and the other of $631,114 (equivalent of RMB 4,200,000) for a two-year period from maturity of bank borrowing on May 2, 2018. The Company was obliged to pay on behalf the related party the principal, interest, penalty and other expenses if the related party defaults in payment. The Company did not charge financial guarantee fees over Taizhou Jiutian Pharmaceutical Co. Ltd.

14.	COMMITMENT

The following table sets forth the Company’s operating lease commitment as of September 30, 2018:

Office Rental	As of September 30, 2018
2019	$39,837
2020	79,647
Thereafter	617,465
Total	$736,949

CHINA SXT PHARMACEUITICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15.	SUBSEQUENT EVENT

On December 31, 2018, the Company completed the closing of its initial public offering of 2,506,300 ordinary shares at a public offering price of $4.00 per ordinary share. On January 3, 2019, the Company sold an additional 39,975 ordinary shares at the public offering price of $4.00 per share in a second closing. The total gross proceeds from the initial public offering is approximately $10.2 million before underwriting commissions and offering expenses.

On April 16, 2019, China SXT Pharmaceuticals, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain unaffiliated institutional investors identified therein (each an “Investor”, or “Holder” and collectively “Investors” or “Holders’) relating to a private placement by the Company of (1) Senior Convertible Notes in the aggregate principal amount of $15 million (each, a “Note” and collectively, the “Notes”), consisting of (i) a Series A Note in the principal amount of $ 10 million , and (ii) a Series B Note in the principal amount of $ 5 million and (2) warrants (the “Warrants”) to purchase such amount of shares of the Company’s ordinary shares equal to 50% of the shares issuable upon conversion of the Notes, exercisable for a period of five years at an exercise price of $8.38, for consideration consisting of (i) a cash payment of $10,000,000, and (ii) a secured promissory note payable by the Investors to the Company (the “Investor Note”) in the principal amount of $5 million

On June 19, 2019, the Company received a demand letter via FedEx from Tanya Durkee Urbach, an attorney at Markun Zusman Freniere & Compton LLP representing Boustead Securities LLC (“Boustead”). The letter, dated May 22, 2019, claimed that the Company had breached the letter agreement dated October 25, 2017 (“Letter Agreement”) and the underwriting agreement dated September 28, 2018 (“UW Agreement”) entered into by and between Boustead and the Company. Boustead alleged that the parties in the Company’s private placement transactions in May 2019 were known to the Company prior to the 12-month period following the termination of Letter Agreement, therefore, Boustead would be entitled to a payment of $925,000 and warrants as a “success fee” equal to the amount paid to placement agent fee and placement warrants in the private placement transaction. Boustead stated they would proceed to file suit in New York if the payment is not made within 10 business days of May 22, 2019. The Company believes the claim is soundless and intends to engage a litigation counsel to settle with Boustead and to vigorously defend against it if there is any future litigation regarding this dispute with Boustead.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

China SXT Pharmaceuticals, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of China SXT Pharmaceuticals, Inc. and its subsidiaries and variable interest entity (collectively the “Company”) as of March 31, 2018 and 2017, and the related consolidated statements of operations and comprehensive income, stockholders’ equity, and cash flows for each of the two years in the period ended March 31, 2018, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2018 and 2017, and the results of its operations and its cash flows for each of the two years in the period ended March 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ ZH CPA, LLC

We have served as the Company’s auditor since 2018.

Denver, Colorado
August 17, 2018

CHINA SXT PHARMACEUITICALS, INC.

CONSOLIDATED BALANCE SHEETS

As of March 31, 2018 and 2017

(Expressed in US dollar, except for the number of shares)

	Note	For the Years Ended March 31,
		2018	2017

ASSETS
Current Assets
Cash and cash equivalents		$560,252	$65,570
Restricted cash		97,515	-
Accounts receivable	3	2,602,597	2,741,729
Notes receivable		303,379	-
Inventories	4	1,266,880	890,786
Advance to suppliers		227,204	127,625
Amounts due from related parties	13	133,757	1,028,128
Prepayments, receivables and other assets		910,606	51,278

Total Current Assets		6,102,190	4,905,116

Property, plant and equipment, net	6	862,453	485,294
Construction in progress		626,404	-
Intangible assets, net	7	60,673	41,004
Deferred tax assets, net		6,174	-

Total Non-current Assets		1,555,704	526,298

Total Assets		$7,657,894	$5,431,414

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Short-term bank borrowings	8	$-	$302,168
Notes payable		385,121	-
Accounts payable		2,407,359	1,264,584
Advances from customers		292,947	585,969
Amounts due to related parties	13	-	556,940
Accrued expenses and other current liabilities	9	416,226	575,431
Income tax payable/(recoverable)		870,466	293,676

Total Current Liabilities		4,372,119	3,578,768

Commitments and Contingencies		-	-

Shareholders' Equity
Common stocks (par value $0.001 per share, unlimited shares authorized; 20,000,000 and 20,000,000 shares issued and outstanding at March 31, 2018 and 2017, respectively*)	12	20,000	20,000
Additional paid-in capital	12	1,463,757	1,463,757
Retained earnings		1,544,645	357,064
Accumulated other comprehensive income		257,373	11,825

Total Shareholders’ Equity		3,285,775	1,852,646

Total Liabilities and Shareholders’ Equity		$7,657,894	$5,431,414

*	On July 4, 2017 and October 20, 2017, the Company issued 20,000,000 common shares in connection with the Restructuring (Note 1). All references to numbers of common shares and per-share data in the accompanying consolidated financial statements have been adjusted to reflect such issuance of shares on a retrospective basis.

The accompanying notes are an integral part of the financial statements

CHINA SXT PHARMACEUITICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

 For the years ended March 31, 2018 and 2017

(Expressed in US dollar, except for the number of shares)

	Note	For the Years Ended March 31,
		2018	2017

Revenues		$7,019,243	$4,881,523
Revenues generated from third parties		5,702,207	4,150,016
Revenue generated from related parties		1,317,036	731,507
Cost of revenue		(3,617,748)	(2,569,522)

Gross profit		3,401,495	2,312,001

Operating expenses
Selling expenses		(512,482)	(144,364)
General and administrative expenses		(1,256,747)	(565,455)

Total operating expenses		(1,769,229)	(709,819)

Income from operations		1,632,266	1,602,182

Other expenses, net
Interest expense, net		(779)	(40,390)
Other income, net		(3,803)	18,403

Total other expenses, net		(4,582)	(21,987)

Income before income taxes		1,627,684	1,580,195
Income tax expense	11	(440,103)	(395,049)

Net Income		1,187,581	1,185,146

Other comprehensive loss
Foreign currency translation adjustment		245,548	(75,267)

Comprehensive Income		$1,433,129	$1,109,879

Weighted average number of common shares
Basic		20,000,000	20,000,000
Diluted		20,000,000	20,000,000

Earnings per share
Basic		0.059	0.059
Diluted		0.059	0.059

The accompanying notes are an integral part of the financial statements

CHINA SXT PHARMACEUITICALS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

For the year ended March, 31, 2018 and 2017

(Expressed in US dollar, except for the number of shares)

	Common Stock (Note 12)		Additional Paid-in	(Accumulated deficits)/Retained	Accumulated other comprehensive	Total
	Shares	Amount	capital	earnings	income	equity

Balance as of March 31, 2016	20,000,000	$20,000	$1,463,757	$(828,082)	$87,092	$742,767

Net income	-	-	-	1,185,146	-	1,185,146
Foreign currency translation loss	-	-	-	-	(75,267)	(75,267)

Balance as of March 31, 2017	20,000,000	$20,000	$1,463,757	$357,064	$11,825	$1,852,646

Net income	-	-	-	1,187,581	-	1,187,581
Foreign currency translation loss	-	-	-	-	245,548	245,548

Balance as of March 31, 2018	20,000,000	$20,000	1,463,757	$1,544,645	$257,373	$3,285,775

The accompanying notes are an integral part of the financial statements

CHINA SXT PHARMACEUITICALS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the year ended March 31, 2018 and 2017

	For The Years Ended March 31,
	2018	2017
Cash Flows from Operating Activities:
Net income from operations	$1,187,581	$1,185,146
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, plant and equipment	123,270	94,409
Amortization of intangible assets	6,169	4,819
Deferred income taxes	(5,851)	-
Changes in operating assets and liabilities:
Accounts receivable	384,434	(942,970)
Inventories	(274,384)	384,224
Advance to suppliers	(82,618)	219,768
Amounts due from related parties	942,355	571,744
Prepayments, receivables and other assets	(809,706)	296,194
Accounts payable	966,573	(1,472,317)
Advances from customers	(331,693)	78,738
Amounts due to related parties	(579,147)	(266,023)
Accrued expenses and other current liabilities	(203,895)	(248,651)
Income tax payable	519,601	387,961
Notes receivable	(287,528)	-
Notes payable	365,000	-
Net Cash Provided by Operating Activities	1,920,161	293,042

Cash Flows from Investing Activities:
Purchase of property, plant and equipment	(436,017)	(179,176)
Purchase of intangible assets	(21,032)	(7,132)
Construction in progress	(593,676)	-
Restricted cash	(92,420)	-
Net Cash Used in Investing Activities	(1,143,145)	(186,308)

Cash Flows From Financing Activities:
Repayments of short-term bank borrowings	(314,216)	(50,560)
Net Cash Used in Financing Activities	(314,216)	(50,560)

Effect of Exchange Rate Changes on Cash	31,882	(2,043)

Net Increase/(Decrease) In Cash	494,682	54,131
Cash and cash equivalents at Beginning of Year	65,570	11,439
Cash and cash equivalents at End of Year	$560,252	$65,570

Supplemental Cash Flow Information
Cash paid for interest expense	$-	$197
Cash paid for income tax	$22,359	$7,088

The accompanying notes are an integral part of the financial statements

CHINA SXT PHARMACEUITICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION AND PRINCIPAL ACTITIVIES

China SXT Pharmaceutical, Inc. (“SXT” or the “Company”) is a holding company incorporated in British Virgin Islands on July 4, 2017. The Company focuses on the research, development, manufacture, marketing and sales of traditional Chinese medicine pieces (the “TCMP”), through its variable interest entity (“VIE”), Jiangsu Suxuantang Pharmaceutical Co., Ltd, (“Taizhou Suxuantang”) in China. The Company currently sells three types of TCMP products: Advanced TCMP, Fine TCMP and Regular TCMP. We currently have a product portfolio of 13 Directly Oral TCMP (“DO-TCMP”) and After-soaking-oral TCMP (“ASO-TCMP), more than 30 fine TCMP, and almost 600 regular TCMP that address a wide variety of diseases and medical indications. Most of our products are sold on a prescription basis across China. The Company’s principal executive offices are located in Taizhou, Jiangsu province, China.

Restructuring and Share Issuance

On July 4, 2017, we were incorporated in the British Virgin Islands by issuance of 10,300,000 common stocks at 0.001 par value to Ziqun Zhou, Di Zhou and Feng Zhou Management Limited (“China SXT Pharmaceuticals, Inc. shareholders”). Feng Zhou Management Limited is a BVI company 100% owned by Feng Zhou. Feng Zhou, Ziqun Zhou and Di Zhou collectively hold 100% shares of Taizhou Suxuantang. Later on October 20, 2017, the 10,300,000 shares common stocks were reallocated among China SXT Pharmaceuticals, Inc. shareholders. On October 20, 2017, the Company issued 9,700,000 common stocks at 0.001 par value to ten individual shareholders. (“Restructuring”)

On July 21, 2017, our wholly owned subsidiary China SXT Group Limited (“SXT HK”) was incorporated in Hong Kong. China SXT Group Limited in turn holds all the capital stocks of Taizhou Suxantang Biotechnology Co. Ltd. (“WFOE”), a wholly foreign owned enterprise incorporated in China on October 13, 2017. On the same day, Taizhou Suxuantang and its shareholders entered into such a series of contractual arrangements, also known as VIE Agreements.

Taizhou Suxuantang was incorporated on June 9, 2005 by Jianping Zhou, Xiufang Yuan (the spouse of Jianping Zhou) and Jianbin Zhou, who held 83%, 11.5% and 5.5% shares in the Company, respectively. On May 8, 2017, the three shareholders transferred all shares to Feng Zhou, Ziqun Zhou and Di Zhou (collectively “Taizhou Shareholders”), who hold 83%, 11.5% and 5.5% shares in the Company, respectively, after the transfer of shares. Feng Zhou and Ziqun Zhou are the children of Jianping Zhou and Xiufang Yuan, and Di Zhou is the child of Jianbin Zhou.

The discussion and presentation of financial statements herein assumes the completion of the Restructuring, which is accounted for retroactively as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements.

CHINA SXT PHARMACEUITICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION AND PRINCIPAL ACTITIVIES (CONTINUED)

The following diagram illustrates our corporate structure, including our subsidiary and consolidated variable interest entity as of the date of the financial statements assuming the completion of our Restructuring:

VIE Agreements with Taizhou Suxuantang

Due to PRC legal restrictions on foreign ownership in the pharmaceutical sector, neither the Company nor our subsidiaries own any equity interest in Taizhou Suxuantang. Instead, the Company control and receive the economic benefits of Taizhou Suxuantang’s business operations through a series of contractual arrangements. WFOE, Taizhou Suxuantang and its shareholders entered into such a series of contractual arrangements, also known as VIE Agreements, on October 13, 2017. The VIE agreements are designed to provide WFOE with the power, rights and obligations equivalent in all material respects to those it would possess as the sole equity holder of Taizhou Suxuantang, including absolute control rights and the rights to the assets, property and revenue of Taizhou Suxuantang.

According to the Exclusive Business Cooperation Agreement between WFOE and Taizhou Suxuantang, which is one of the VIE Agreements that was also entered into on October 13, 2017, Taizhou Suxuantang is obligated to pay service fees to WFOE approximately equal to the net income of Taizhou Suxuantang.

CHINA SXT PHARMACEUITICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION AND PRINCIPAL ACTITIVIES (CONTINUED)

Each of the VIE Agreements is described in detail below:

Exclusive Business Cooperation Agreement

Pursuant to the Exclusive Business Cooperation Agreement between Taizhou Suxuantang and WFOE, WFOE provides Taizhou Suxuantang with technical support, consulting services and other management services relating to its day-to-day business operations and management, on an exclusive basis, utilizing its advantages in technology, human resources, and information. Additionally, Taizhou Suxuantang granted an irrevocable and exclusive option to WFOE to purchase from Taizhou Suxuantang, any or all of Taizhou Suxuantang’s assets at the lowest purchase price permitted under the PRC laws. Should WFOE exercise such option, the parties shall enter into a separate asset transfer or similar agreement. For services rendered to Taizhou Suxuantang by WFOE under this agreement, WFOE is entitled to collect a service fee calculated based on the time of services rendered multiplied by the corresponding rate, plus the amount of the services fees or ratio decided by the board of directors of WFOE based on the value of services rendered by WFOE and the actual income of Taizhou Suxuantang from time to time, which is approximately equal to the net income of Taizhou Suxuantang.

The Exclusive Business Cooperation Agreement shall remain in effect for ten years unless it is terminated by WFOE with 30-day prior notice. Taizhou Suxuantang does not have the right to terminate the agreement unilaterally. WFOE may unilaterally extend the term of this agreement with prior written notice.

The CEO and president of WFOE, Mr. Feng Zhou, is currently managing Taizhou Suxuantang pursuant to the terms of the Exclusive Business Cooperation Agreement. WFOE has absolute authority relating to the management of Taizhou Suxuantang, including but not limited to decisions with regard to expenses, salary raises and bonuses, hiring, firing and other operational functions. The Exclusive Business Cooperation Agreement does not prohibit related party transactions. However, upon establishment of the Company’s audit committee at the consummation of this offering, the audit committee will be required to review and approve in advance any related party transactions, including transactions involving WFOE or Taizhou Suxuantang.

Share Pledge Agreement

Under the Share Pledge Agreement among WFOE and Feng Zhou, Ziqun Zhou, and Di Zhou, who together hold 100% shares of Taizhou Suxuantang (“Taizhou Suxuantang Shareholders”), the Taizhou Suxuantang Shareholders pledged all of their equity interests in Taizhou Suxuantang to WFOE to guarantee the performance of Taizhou Suxuantang’s obligations under the Exclusive Business Cooperation Agreement. Under the terms of the agreement, in the event that Taizhou Suxuantang or its shareholders breach their respective contractual obligations under the Exclusive Business Cooperation Agreement, WFOE, as pledgee, will be entitled to certain rights, including, but not limited to, the right to collect dividends generated by the pledged equity interests. The Taizhou Suxuantang Shareholders also agreed that upon occurrence of any event of default, as set forth in the Share Pledge Agreement, WFOE is entitled to dispose of the pledged equity interest in accordance with applicable PRC laws. The Taizhou Suxuantang Shareholders further agree not to dispose of the pledged equity interests or take any actions that would prejudice WFOE’s interest.

CHINA SXT PHARMACEUITICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION AND PRINCIPAL ACTITIVIES (CONTINUED)

The Share Pledge Agreement shall be effective until all payments due under the Exclusive Business Cooperation Agreement have been paid by Taizhou Suxuantang. WFOE shall cancel or terminate the Share Pledge Agreement upon with no additional expense.

The purposes of the Share Pledge Agreement are to (1) guarantee the performance of Taizhou Suxuantang’s obligations under the Exclusive Business Cooperation Agreement, (2) make sure the shareholders of Taizhou Suxuantang shall not transfer or assign the pledged equity interests, or create or allow any encumbrance that would prejudice WFOE’s interests without WFOE’s prior written consent and (3) provide WFOE control over Taizhou Suxuantang. Under the Exclusive Option Agreement (described below), WFOE may exercise its option to acquire the equity interests in Taizhou Suxuantang any time to the extent permitted by the PRC Law. In the event Taizhou Suxuantang breaches its contractual obligations under the Exclusive Business Cooperation Agreement, WFOE will be entitled to foreclose on the Taizhou Suxuantang Shareholders’ equity interests in Taizhou Suxuantang and may (1) exercise its option to purchase or designate third parties to purchase part or all of their equity interests in Taizhou Suxuantang and in this situation, WFOE may terminate the VIE agreements after acquisition of all equity interests in Taizhou Suxuantang or form a new VIE structure with the third parties designated by WFOE; or (2) dispose the pledged equity interests and be paid in priority out of the proceeds from the disposal in which case the VIE structure will be terminated.

Under the Exclusive Option Agreement, the Taizhou Suxuantang Shareholders irrevocably granted WFOE (or its designee) an exclusive option to purchase, to the extent permitted under PRC law, once or at multiple times, at any time, part or all of their equity interests in Taizhou Suxuantang. The option price is equal to the capital paid in by the Taizhou Suxuantang Shareholders subject to any appraisal or restrictions required by applicable PRC laws and regulations. As of the date of this prospectus, if WFOE exercised such option, the total option price that would be paid to all of the Taizhou Suxuantang Shareholders would be approximately $1.5 million, which is the aggregate registered capital of Taizhou Suxuantang. The option purchase price shall increase in case the Taizhou Suxuantang Shareholders make additional capital contributions to Taizhou Suxuantang, including when the registered capital is increased upon Taizhou Suxuantang receiving the proceeds from our initial public offering.

Under the Exclusive Option Agreement, WFOE may at any time under any circumstances, purchase, or have its designated person to purchase, at its discretion, to the extent permitted under PRC law, all or part of the shareholders’ equity interests in Taizhou Suxuantang.

The agreement remains effective for a term of ten years and may be renewed at WFOE’s election.

Power of Attorney

Under the Power of Attorney, the Taizhou Suxuantang Shareholders authorize WFOE to act on their behalf as their exclusive agent and attorney with respect to all rights as shareholders, including but not limited to: (a) attending shareholders’ meetings; (b) exercising all the shareholder’s rights, including voting, that shareholders are entitled to under the laws of China and the Articles of Association, including but not limited to the sale or transfer or pledge or disposition of shares in part or in whole; and (c) designating and appointing on behalf of shareholders the legal representative, the executive director, supervisor, the chief executive officer and other senior management members of Taizhou Suxuantang.

CHINA SXT PHARMACEUITICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION AND PRINCIPAL ACTITIVIES (CONTINUED)

Although it is not explicitly stipulated in the Power of Attorney, the term of the Power of Attorney shall be the same as the term of that of the Exclusive Option Agreement.

This Power of Attorney is coupled with an interest and shall be irrevocable and continuously valid for each shareholder from the date it is executed until the date he/she no longer is a shareholder of Taizhou Suxuantang.

The Exclusive Option Agreement, together with the Share Pledge Agreement and the Power of Attorney enable WFOE to exercise effective control over Taizhou Suxuantang.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Basis of presentation

The accompanying consolidated financial statements of the Company has been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”).

(b)	Basis of consolidation

The consolidated financial statements include the accounts of the Company and include the assets, liabilities, revenues and expenses of all majority-owned subsidiaries and VIE over which the Company exercises control and, when applicable, entities for which the Company has a controlling financial interest or is the primary beneficiary. All inter-company accounts and transactions have been eliminated in consolidation.

The VIE, Taizhou Suxuantang is owned by three shareholders, each of which act as the Company’s nominee shareholder. For the consolidated VIEs, the Company’s management made evaluations of the relationships between the Company and the VIE and the economic benefit flow of contractual arrangements with Taizhou Suxuantang. In connection with such evaluation, management also took into account the fact that, as a result of such contractual arrangements, the Company control the shareholders' voting interests in these VIEs. As a result of such evaluation, management concluded that the Company is the primary beneficiary of the consolidated VIEs. The Company do not have any VIEs that are not consolidated in the financial statements.

CHINA SXT PHARMACEUITICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(c)	Risks in relation to the VIE structure

It is possible that the Company's operation of certain of its operations and businesses through its VIE could be found by PRC authorities to be in violation of PRC law and regulations prohibiting or restricting foreign ownership of companies that engage in such operations and businesses. While the Company's management considers the possibility of such a finding by PRC regulatory authorities under current law and regulations to be remote. On January 19, 2015, the Ministry of Commerce of the PRC, or (the "MOFCOM") released on its Website for public comment a proposed PRC law (the "Draft FIE Law") that appears to include VIE within the scope of entities that could be considered to be foreign invested enterprises (or "FIEs") that would be subject to restrictions under existing PRC law on foreign investment in certain categories of industry. Specifically, the Draft FIE Law introduces the concept of "actual control" for determining whether an entity is considered to be an FIE. In addition to control through direct or indirect ownership or equity, the Draft FIE Law includes control through contractual arrangements within the definition of "actual control." If the Draft FIE Law was passed by the People's Congress of the PRC and went into effect in its current form and as a result the Company's VIE could become explicitly subject to the current restrictions on foreign investment in certain categories of industry. The Draft FIE Law includes provisions that would exempt from the definition of foreign invested enterprises entities where the ultimate controlling shareholders are either entities organized under PRC law or individuals who are PRC citizens. The Draft FIE Law is silent as to what type of enforcement action might be taken against existing VIEs that operate in restricted or prohibited industries and are not controlled by entities organized under PRC law or individuals who are PRC citizens. If a finding were made by PRC authorities, under existing law and regulations or under the Draft FIE Law if it becomes effective, about the Company's operation of certain of its operations and businesses through its VIEs, regulatory authorities with jurisdiction over the licensing and operation of such operations and businesses would have broad discretion in dealing with such a violation, including levying fines, confiscating the Company's income, revoking the business or operating licenses of the affected businesses, requiring the Company to restructure its ownership structure or operations, or requiring the Company to discontinue all or any portion of its operations. Any of these actions could cause significant disruption to the Company's business operations, and have a severe adverse impact on the Company’s cash flows, financial position and operating performance.

In addition, it is possible that the contracts among Taizhou Suxuantang, WFOE, and the nominee shareholders of Taizhou Suxuantang would not be enforceable in China if PRC government authorities or courts were to find that such contracts contravene PRC laws and regulations or are otherwise not enforceable for public policy reasons. In the event that the Company was unable to enforce these contractual arrangements, the Company would not be able to exert effective control over the VIEs. Consequently, the VIEs' results of operations, assets and liabilities would not be included in the Company's consolidated financial statements. If such were the case, the Company's cash flows, financial position, and operating performance would be materially adversely affected. The Company's contractual arrangements Taizhou Suxuantang, WFOE, and the nominee shareholders of Taizhou Suxuantang are approved and in place. Management believes that such contracts are enforceable, and considers the possibility remote that PRC regulatory authorities with jurisdiction over the Company's operations and contractual relationships would find the contracts to be unenforceable.

The Company's operations and businesses rely on the operations and businesses of its VIEs, which hold certain recognized revenue-producing assets. The VIEs also have an assembled workforce, focused primarily on research and development, whose costs are expensed as incurred. The Company's operations and businesses may be adversely impacted if the Company loses the ability to use and enjoy assets held by its VIE.

CHINA SXT PHARMACEUITICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(d)	Foreign currency translation

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in the statement of operations.

The reporting and functional currencies of the Company and SXT HK are the United States Dollars (“US$”) and the accompanying financial statements have been expressed in US$. In addition, the WFOE and the VIE maintain their books and records in their respective local currency, Renminbi (“RMB”), which is also the respective functional currency for each subsidiary as they are the primary currency of the economic environment in which each subsidiary operates.

In general, for consolidation purposes, assets and liabilities of its subsidiaries whose functional currency is not the US$ are translated into US$, in accordance with ASC Topic 830-30, “Translation of Financial Statement”, using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the period. The gains and losses resulting from translation of financial statements of a foreign subsidiary are recorded as a separate component of accumulated other comprehensive income within the statement of stockholders’ equity. Other equity items are translated using the exchange rates on the transaction date.

Translation of amounts from the local currencies of the Company into US$ has been made at the following exchange rates for the respective periods:

	For the years ended March 31,
	2018	2017
Balance sheet items, except for equity accounts	6.2807	6.8912

	For the years ended March 31,
	2018	2017
Items in the statements of operations and comprehensive loss, and statements of cash flows	6.6269	6.7304

CHINA SXT PHARMACEUITICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(e)	Use of estimates

The preparation of financial statements in conformity with U.S.GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. On an ongoing basis, management reviews these estimates and assumptions using the currently available information.

Changes in facts and circumstances may cause the Company to revise its estimates. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. The following are some of the areas requiring significant judgments and estimates as of March 31, 2018 and 2017: determinations of the useful lives of long-lived assets, estimates of allowances for doubtful accounts and valuation assumptions in performing asset impairment tests of long-lived assets.

(f)	Fair values of financial instruments

ASC Topic 825, Financial Instruments (“Topic 825”) requires disclosure of fair value information of financial instruments, whether or not recognized in the balance sheets, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Topic 825 excludes certain financial instruments and all nonfinancial assets and liabilities from its disclosure requirements. Accordingly, the aggregate fair value amounts do not represent the underlying value of the Company.

Level 1	inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2	inputs to the valuation methodology include quoted prices for similar assets and liabilities inactive markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3	inputs to the valuation methodology are unobservable and significant to the fair value.

As of March 31, 2018 and 2017, financial instruments of the Company primarily comprised of cash and cash equivalents, accounts receivables, amounts due from related parties, other receivables   prepayments, receivables and other assets, short-term borrowings, accounts payable, amounts due to related parties and other payables accrued expenses and other current liabilities and notes receivable, notes payable, tax payable. The carrying amounts of these financial instruments approximated their fair values because of their generally short maturities.

CHINA SXT PHARMACEUITICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(g)	Cash and cash equivalents

Cash and cash equivalents primarily consists of bank deposits with original maturities of three months or less, which are unrestricted as to withdrawal and use.

(h)	Accounts receivable

Accounts receivable are recorded at the invoiced amount less an allowance for any uncollectible accounts and do not bear interest, which are due on demand. Management reviews the adequacy of the allowance for doubtful accounts on an ongoing basis, using historical collection trends and aging of receivables. Management also periodically evaluates individual customer’s financial condition, credit history, and the current economic conditions to make adjustments in the allowance when it is considered necessary. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. As of March 31, 2018 and 2017, the Company determined the accounts receivable was not impaired.

Most of our clients are state-owned hospitals and pharmaceutical companies with which we have long-standing relationship. We generally granted three to six months credit term to these customers. The main reason of long days of sales outstanding is mainly due to the fact that the most of our products are in the catalog of medications that are reimbursable under the PRC's social insurance program. Generally hospitals will pay us after they receive the reimbursements from relevant government authorities and frequently defer the payment process when they do not receive reimbursements timely from local government authorities. Since most of customers are state-owned hospitals and local government will fully subsidize state-owned hospitals, the ability to pay is in no doubt.

(i)	Inventories

Inventories include raw materials and finished goods.

Inventories are stated at the lower of cost or net realizable value. Cost is determined by the weighted-average method. Raw material cost is based on purchase costs while work-in-progress and finished goods comprise direct materials, direct labor and an allocation of manufacturing overhead costs.

(j)	Advance to suppliers

Advance to suppliers represent amounts advanced to suppliers for future purchases of raw materials and for other services. The suppliers usually require advance payments when the Company makes purchase or orders service and the prepayments will be utilized to offset the Company’s future payments. These amounts are unsecured, non-interest bearing and generally short-term in nature.

CHINA SXT PHARMACEUITICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Allowances are recorded when utilization and collection of amounts due are in doubt. Delinquent prepayments are written-off after management has determined that the likelihood of utilization or collection is not probable and known bad debts are written off against the allowances when identified.

(k)	Property, plant and equipment

Property, plant and equipment primarily consists of machinery, electric equipment, office equipment and leasehold improvements, which is stated at cost less accumulated depreciation and amortization less any provision required for impairment in value. Depreciation and amortization are computed using the straight-line method with residual value based on the estimated useful life. The residual value rate and useful life of property, plant and equipment are summarized as follows:

Asset category	Residual value rate	Useful live

Machinery	5%	10 years

Electric equipment	5%	5 years

Office equipment	5%	5 years

Vehicles	5%	4 years

Leasehold improvement cost	5%	5 years

CHINA SXT PHARMACEUITICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Company reviews property, plant and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An asset is considered impaired if its carrying amount exceeds the future net undiscounted cash flows that the asset is expected to generate. If such asset is considered to be impaired, the impairment recognized is the amount by which the carrying amount of the asset, if any, exceeds its fair value determined using a discounted cash flow model. For the years ended March 31, 2018 and 2017, there was no impairment of property, plant and equipment.

Costs of repairs and maintenance are expensed as incurred and asset improvements are capitalized. The cost and related accumulated depreciation and amortization of assets disposed of or retired are removed from the accounts, and any resulting gain or loss is reflected in the consolidated income statements.

(l)	Intangible assets

Intangible assets are stated at cost less accumulated amortization. Intangible assets represented the trade mark registered in the PRC and purchased software which are amortized on a straight-line basis over a useful life of ten year.

The Company follows ASC Topic 350 in accounting for intangible assets, which requires impairment losses to be recorded when indicators of impairment are present and the undiscounted cash flows estimated to be generated by the assets are less than the assets’ carrying amounts. For the years ended March 31, 2018 and 2017, there was no impairment of intangible assets.

(m)	Construction in process

Construction in process records the cost of construction work, which is not yet completed

A construction in process item is not depreciated until the asset is placed in service.  Construction in process consist of the following:

	March 31, 2018	March 31, 2017
Factory	$138,325	$-
Workshop	488,079	-
	$626,404	$-

Construction in process respects unfinished factory and workshop. Construction in process will be transferred to building and leasehold improvement when it is finished, Depreciation is recorded starting at the time when assets are ready for the intended use.

CHINA SXT PHARMACEUITICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(n)	Impairment of long-lived assets

Long-lived assets primarily include property, plant and equipment and intangible assets. In accordance with the provision of ASC Topic 360-10-5, “Impairment or Disposal of Long-Lived Assets”, the Company generally conducts its annual impairment evaluation to its long-lived assets, usually in the fourth quarter of each year, or more frequently if indicators of impairment exist, such as a significant sustained change in the business climate. The recoverability of long-lived assets is measured at the reporting unit level, which is an operating segment or one level below an operating segment. If the total of the expected undiscounted future net cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying amount of the asset. There has been no impairment charge for the years ended March 31, 2018 and 2017, respectively.

(o)	Revenue recognition

Sales of pharmaceutical products represent the invoiced value of goods, net of value-added taxes, sales returns, trade discounts and allowances. Revenue is recognized when (i) persuasive evidence of an arrangement exists: (ii) the sales price is fixed or determinable; (iii) delivery of the product has occurred; and (iv) collection of the receivable is reasonably assured.

Shipping and handling costs charged to customers are classified as revenue, and the shipping and handling costs incurred are included in cost of sales.

(p)	Cost of revenue

Cost of revenue consists primarily of cost of materials, direct labors, overhead, and other related incidental expenses that are directly attributable to the Company’s principal operations.

(q)	Advertising expense

Advertising expenses relate mainly to advertisements of our pharmaceutical products. For the years ended March 31, 2018 and 2017, advertising expenses are included in selling expenses in our consolidated statements of operations and comprehensive income.

(r)	Income taxes

Current income tax expenses are provided for in accordance with the laws of the relevant taxing authorities. As part of the process of preparing financial statements, the Company is required to estimate its income taxes in each of the jurisdictions in which it operates. The Company accounts for income taxes using the liability method, under which deferred income taxes are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized as income or expense in the period that includes the enactment date. Valuation allowance is provided on deferred tax assets to the extent that it is more likely than not that the asset will not be realizable in the foreseeable future.

CHINA SXT PHARMACEUITICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Company adopts ASC 740-10-25 “Income Taxes” which prescribes a more likely than not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. It also provides guidance on derecognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods and income tax disclosures. The Company did not have significant unrecognized uncertain tax positions or any unrecognized liabilities, interest or penalties associated with unrecognized tax benefit as of and for the years ended March31, 2018 and 2017.

(s)	Comprehensive income

Comprehensive income includes net income and foreign currency adjustments. Comprehensive income is reported in the statements of operations and comprehensive income.

Accumulated other comprehensive income, as presented on the balance sheets are the cumulative foreign currency translation adjustments. As of March 31, 2018 and 2017, the balance of accumulated other comprehensive income amounted to $257,373 and $11,825, respectively.

(t)	Leases

Leases are classified as either capital or operating leases. Leases that transfer substantially all the benefits and risks incidental to the ownership of assets are accounted for as if there was an acquisition of an asset and incurrence of an obligation at the inception of the lease. All other leases are accounted for as operating leases wherein rental payments are recognized in the consolidated income statements on a straight-line basis over the lease terms. The Company had no capital or operating leases for the years ended March 31, 2018 and 2017.

CHINA SXT PHARMACEUITICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(u)	Segment reporting

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-maker, which is a strategic committee comprised of members of the Company's management team. In the respective periods presented, the Company had one single operating and reportable segment, namely the manufacture and distribution of TCMP. Although TCMP consist of different business units of the Company, information provided to the chief operating decision-maker is at the revenue level and the Company does not allocate operating costs or assets across business units, as the chief operating decision-maker does not use such information to allocate resources or evaluate the performance of the business units. As the Company's long-lived assets are substantially all located in the PRC and substantially all of the Company's revenue is derived from within the PRC, no geographical information is presented.

(v)	Significant risks and uncertainties

1)	Credit risk

Assets that potentially subject the Company to significant concentration of credit risk primarily consist of cash and cash equivalents, accounts receivable, notes receivable, due from related parry, other current assets and advances to suppliers. The maximum exposure of such assets to credit risk is their carrying amount as at the balance sheet dates. As at March 31, 2018 and 2017, the Company held cash and cash equivalents of $560,252 and $65,570, respectively, which were primarily deposited in financial institutions located in Mainland China, which were uninsured by the government authority. To limit exposure to credit risk relating to deposits, the Company primarily place cash deposits with large financial institutions in China which management believes are of high credit quality. The Company’s operations are carried out in Mainland China. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC as well as by the general state of the PRC’s economy. In addition, the Company’s business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, rates and methods of taxation, and the extraction of mining resources, among other factors.

The Company conducts credit evaluations of its customers and suppliers and generally does not require collateral or other security from them. The Company establishes an accounting policy for allowance for doubtful accounts on the individual customer’s or supplier’s financial condition, credit history, and the current economic conditions. As of March 31, 2018 and 2017, the Company did not make allowances for accounts receivable or advances to suppliers.

2)	Liquidity risk

The Company is also exposed to liquidity risk which is risk that it is unable to provide sufficient capital resources and liquidity to meet its commitments and business needs. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures. When necessary, the Company will turn to other financial institutions and the owners to obtain short-term funding to meet the liquidity shortage.

3)	Foreign currency risk

Substantially all of the Company’s operating activities and the Company’s assets and liabilities are denominated in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the Peoples’ Bank of China (“PBOC”) or other authorized financial institutions at exchange rates quoted by

CHINA SXT PHARMACEUITICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PBOC. Approval of foreign currency payments by the PBOC or other regulatory institutions requires submitting a payment application form together with suppliers ‘invoices and signed contracts. The value of RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market. Where there is a significant change in value of RMB, the gains and losses resulting from translation of financial statements of a foreign subsidiary will be significantly affected.

4)	Interest rate risk

Our main interest rate exposure relates to short-term bank borrowings. We manage our interest rate exposure with a focus on reducing our overall cost of debt and exposure to changes in interest rates. As of March 31 2017, 100% of the principal amount of our short-term bank borrowings was at fixed rates. As of March 31,2018 there was no short-term bank borrowing outstanding.

5)	Concentration risk

During the years ended March 31, 2018 and 2017, there are two and one customers generated sales which accounted for over 10% of total revenues generated for that year, respectively. The details are as follows:

	For the years ended
	March 31, 2018	March 31, 2017

Customer A	19.86%	26.20%
Customer B	11.76%	6.86%

As of March 31, 2018 and 2017, accounts receivable due from these customers as a percentage of consolidated accounts receivable were as follows:

CHINA SXT PHARMACEUITICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

	For the years ended
	March 31, 2018	March 31, 2017

Customer A (Note 3)	14.67%	21.96%
Customer B (Note 3)	23.00%	5.79%

(w)	Recently issued accounting standards

In January 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2017-01, Business Combinations (Topic 805): Clarifying the definition of a business. The amendments in this ASU is to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. The amendments are effective for public business entities for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. For all other entities, the amendments in this ASU are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019.

In November 2016, the FASB issued ASU 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash.” ASU 2016-18 requires that a statement of cash flows explain the change during the period in the total cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning and ending balances shown on the statement of cash flows. The guidance is effective for the Company in the first quarter of 2019 and early adoption is permitted. ASU 2016-18 must be applied retrospectively to all periods presented. The Company is currently evaluating what impact the adoption of this update will have on our statements of cash flows.

Update is effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted. The Company is currently evaluating the impact the adoption of this guidance will have on classifications in its consolidated statements of cash flows.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). Under the new guidance, lessees will be required recognize the following for all leases (with the exception of short-term leases) at the commencement date: 1) A lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and 2) A right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. The new lease guidance simplified the accounting for sale and leaseback transactions primarily because lessees must recognize lease assets and lease liabilities. Lessees will no longer be provided with a source of off-balance sheet financing. The amendments in this ASU are effective for fiscal years beginning after December 15, 2019, including interim periods within those years. The Company is evaluating this ASU and has not determined the effect of this standard on its ongoing financial reporting.

CHINA SXT PHARMACEUITICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In November 2015, the FASB issued ASU No. 2015-17, “Income Taxes, and Balance Sheet Classification of Deferred Taxes”. The new guidance requires that deferred tax assets and liabilities be classified as non-current on the balance sheet, as opposed to current guidance which requires a net current asset or liability and net non-current asset or liability on the balance sheet. The adoption of this ASU did not have a material effect on the Company’s financial statements.

In September 2015, the FASB issued updated guidance, which eliminates the requirement for an acquirer in a business combination to account for measurement-period adjustments retrospectively. Acquirers must recognize measurement-period adjustments during the period of resolution, including the effect on earnings of any amounts they would have recorded in previous periods if the accounting had been completed at the acquisition date. The adoption of this ASU did not have a material effect on the Company’s financial statements.

In April 2015, the FASB issued ASU No. 2015-03, simplifying the Presentation of Debt Issuance Costs, which changes the presentation of debt issuance costs in financial statements. Under this ASU, an entity presents such costs on the balance sheet as a direct deduction from the related debt liability rather than as an asset. The adoption of this ASU did not have a material effect on the Company’s financial statements.

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606)”. ASU 2014-09 supersedes the revenue recognition requirements in ASC Topic 605,“Revenue Recognition” and some cost guidance included in ASC Subtopic 605-35, :Revenue Recognition— Construction-Type and Production-Type Contracts.” The core principle of ASU 2014-09 is that revenue is recognized when the transfer of goods or services to customers occurs in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. ASU 2014-09 requires the disclosure of sufficient information to enable readers of the Company’s financial statements to understand the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts. ASU 2014-09 also requires disclosure of information regarding significant judgments and changes in judgments, and assets recognized from costs incurred to obtain or fulfill contract. ASU 2014-09 provides two methods of retrospective application. The first method would require the Company to apply ASU 2014-09 to each prior reporting period presented. The second method would require the Company to retrospectively apply ASU 2014-09 with the cumulative effect recognized at the date of initial application. ASU 2014-09 will be effective for the Company beginning in fiscal 2019 as a result of ASU 2015-14, “Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date,” which was issued by the FASB in August 2015 and extended the original effective date by one year. The Company is currently evaluating the impact of adopting the available methodologies of ASU 2014-09 and 2015-14   upon its financial statements in future reporting periods. The Company is in the process of evaluating the new standard against its existing accounting policies, including the timing of revenue recognition and its contracts with customers to determine the effect the guidance will have on its financial statements and what changes to systems and controls may be warranted.

CHINA SXT PHARMACEUITICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

There have been four new ASUs issued amending certain aspects of ASU 2014-09, ASU 2016-08,“Principal versus Agent Considerations (Reporting Revenue Gross Versus Net),” was issued in March, 2016   to clarify certain aspects of the principal versus agent guidance in ASU 2014-09. In addition, ASU 2016-10, “Identifying Performance Obligations and Licensing,” issued in April 2016, amends other sections of ASU2014-09 including clarifying guidance related to identifying performance obligations and licensing implementation. ASU 2016-12, “Revenue from Contracts with Customers —Narrow Scope Improvements and Practical Expedients” provides amendments and practical expedients to the guidance in ASU 2014-09in the areas of assessing collectability, presentation of sales taxes received from customers, noncash consideration, contract modification and clarification of using the full retrospective approach to adopts ASU 2014-09. Finally, ASU 2016-20, “Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers,” was issued in December 2016, and provides elections regarding the disclosures required for remaining performance obligations in certain cases and also makes other technical corrections and improvements to the standard. With its evaluation of the impact of ASU 2014-09, the Company will also consider the impact on its financial statements related to the updated guidance provided by these four new ASUs. These amendments have the same effective date as the new revenue standard. Preliminarily, the Company plans to adopt Topic 606 in the first quarter of its fiscal 2019 and is continuing to evaluate the impact of its pending adoption of Topic606 will have on its consolidated financial statements. The Company’s current revenue recognition policies are generally consistent with the new revenue recognition standards set forth in ASU 2014-09. Potential adjustments to input measures are not expected to be pervasive to the majority of the Company’s contracts. While no significant impact is expected upon adoption of the new guidance, the Company will not be able to make that determination until the time of adoption based upon outstanding contracts at that time.

3.	ACCOUNTS RECEIVABLE

The Company’s accounts receivable is net of the allowance for doubtful accounts. As of March 31, 2018 and 2017, the allowance for doubtful accounts was nil and nil, respectively.

As of March 31, 2018, two customers accounted for 14.67% and 23.00% of the accounts receivable. As of March 31, 2017, two customers accounted for 21.96% and 5.79% of the accounts receivable.

4.	INVENTORIES

As of March 31, 2018 and 2017, inventories consisted of the following:

	March 31, 2018	March 31, 2017

Raw material	$547,088	$489,433
Finished goods	744,489	401,353
Provision for inventory	(24,697)	-
	$1,266,880	$890,786

Inventory provision was $24,697 and nil as of March 31, 2018 and 2017, respectively.

CHINA SXT PHARMACEUITICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.	PREPAYMENTS, RECEIVABLES AND OTHER ASSET

As of March 31, 2018 and 2017, prepayments, receivables and other assets consisted of the following:

	March 31, 2018	March 31, 2017
Staff IOU	$622,445	$48,987
Receivable from third party Company	192,236	-
VAT and surcharges recoverable	58,713	1,216
Others	37,212	1,075
	$910,606	$51,278

The Staff IOU is a short term petty cash which should be paid off within one year, the company except to recoup it from the staff in September.

6.	PROPERTY, PLANT AND EQUIPEMENT, NET

Property, plant and equipment consist of the following:

	Useful life	March 31, 2018	March 31, 2017
Machinery	10 years	674,409	545,352
Electric equipment	5 years	142,328	104,061
Office equipment	5 years	55,636	50,707
Vehicles	4 years	23,807	12,142
Leasehold development cost	5 years	565,879	200,976
Less: accumulated depreciation		(599,606)	(427,944)
		$862,453	$485,294

Depreciation expense totaled $123,270 and $94,409 for the years ended March 31, 2018 and 2017, respectively.

7.	INTANGIBLE ASSETS, NET

	Useful life	March 31, 2018	March 31, 2017

Trademark	10	$48,458	$36,619
Software	10	26,013	11,029
Less: accumulated amortization		(13,798)	(6,644)
		$60,673	$41,004

Amortization expense totaled $6,169 and $4,819 for the years ended March 31, 2018 and 2017, respectively.

CHINA SXT PHARMACEUITICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.	SHORT-TERM BANK BORROWINGS

	March 31, 2018	March 31, 2017

Short-term bank borrowing	$	$302,168
	$	$302,168

As of the March 31, 2018 and 2017, the balance of bank borrowing of nil and $302,168 was overdue and payable to Bank of China. The term of the bank borrowing was one-year and matured on February 12, 2015. The interest rate of the borrowing was 7.65% per annum. The short-term bank borrowing was guarantee by Jiangsu Golden Abucas Guarantee Co., Ltd., Taizhou Jiutian Pharmaceutical Co., Ltd., Jiangsu Health Pharmaceutical Investment Co., Ltd., and Mr. Jianping Zhou and his spouse, who are immediate family member of two of Taizhou Suxuantang shareholders. In cases of default in repayment of bank borrowings, the bank charges interest expenses at an interest rate of 27.5% mark-up over the benchmark interest rate and penalties at 40% of the interest expenses.

As of March 31, 2018 and 2017, the Company has an amount of nil and$90,390 (Note 9) due to Jiangsu Golden Abucas Guarantee Co., Ltd., who repaid partial bank borrowings on behalf of the Company.

As of March 31, 2018 and 2017, the Company recorded accrued interest and penalty payable of nil and $78,351 (Note 9) for the outstanding balance, respectively. The principal and interest of outstanding short-term bank borrowing was repaid in May 2017.

9.	ACCRUED EXPENSES AND OTHER LIABILITIES

As of March 31, 2018 and 2017, accrued expenses and other liabilities consisted of the following:

	March 31, 2018		March 31, 2017
Receipts on behalf of customers	$		$99,903
Accrued payroll and welfare		154,379	68,017
Other payable for leasehold improvements		105,175	44,267
Payable due to a guarantor of a short-term bank borrowing		-	90,390
Accrued interest and penalty payable		-	78,351
Accrued professional service expenses		9,553	5,805
Other current liabilities		147,119	188,698
		$416,226	$575,431

CHINA SXT PHARMACEUITICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.	ACCRUED EXPENSES AND OTHER LIABILITIES (CONTINUED)

As of March 31, 2017 the balance of other current liabilities represented amount due to suppliers for operating expenses and to staff who paid for operating expenses on behalf of the Company.

As of March 31, 2018 the balance of other current liabilities mainly represented amount due to contractors for leasehold improvements.

10.	EMPLOYEE BENEFIT PLAN

The Company has made employee benefit contribution in accordance with relevant Chinese regulations, including retirement insurance, unemployment insurance, medical insurance, housing fund, work injury insurance and maternity insurance. The Company recorded the contribution in the salary and employee charges when incurred. The contributions made by the Company were $98,463 and$51,575 for the years ended March 31, 2018 and 2017, respectively.

As of March 31, 2018 and 2017, the Company did not make adequate employee benefit contributions in the amount of $26,899 and $11,632. The Company accrued the under-contributed amount in accrued payroll and welfare (Note 9).

11.	INCOME TAXES

a)	Corporate Income Taxes

Under the current laws of the British Virgin Islands (“BVI”), the Company is not subject to tax on its income or capital gains. In addition, upon payments of dividends by the Company to its shareholders, no BVI withholding tax is imposed. The Company's subsidiaries incorporated in Hong Kong were subject to the Hong Kong profits tax rate at 16.5% for the years ended March 31, 2018 and 2017. The Company's subsidiaries incorporated in China were subject to PRC Enterprise Income Tax (“EIT”) on the taxable income in accordance with the relevant PRC income tax laws. The EIT rate for companies operating in the PRC is 25%.

For the years ended March 31, 2018 and 2017, income tax expenses consisted of the following:

	Years ended March 31,
	2018	2017

Current income tax expense	$445,954	$395,049
Deferred income tax expense	(5,851)	-
Total income tax expense	$440,103	$395,049

CHINA SXT PHARMACEUITICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.	INCOME TAXES (CONTINUED)

The following is a reconciliation of the Company’s total income tax expense to the amount computed by applying the PRC statutory income tax rate of 25% to its income from operations before income taxes for the years ended March 31, 2018 and 2017:

	Years ended March 31,
	2018	2017

Income before income taxes	$1,627,684	$1,580,195

Income tax expense at the PRC statutory rate	406,921	395,049
Non-deductible expenses	39,033	-
Deferred tax expense	(5,851)	-
	$440,103	$395,049

b)	Deferred Tax

Deferred income tax was measured using the enacted income tax rates for the periods in which they are expected to be reversed. Significant components of the Company’s deferred income tax assets and liabilities consist of follows:

	Years ended March 31,
	2018	2017

Impairment provision for inventory	$6,174	$-

	$6,174	$-

CHINA SXT PHARMACEUITICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.	INCOME TAXES (CONTINUED)

The Company evaluates the level of authority for each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. For the years ended March 31, 2018 and 2017, the Company had no unrecognized tax benefits.

The Company does not anticipate any significant increase to its asset for unrecognized tax benefit within the next 12 months. The Company will classify interest and penalties related to income tax matters, if any, in income tax expense.

12.	COMMON STOCKS

The Company is authorized to issue unlimited shares of $0.001 par value common stock. On July 4, 2017 and October 20, 2017, the Company issued common stocks of an aggregate of 20,000,000 shares of 0.001 par value to thirteen shareholder, three among whom together hold 100% shares of Suxuantang and over 50% shares of SXT. In connection with Restructuring, all shares and per share amounts have been retroactively restated as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements.

13.	RELATED PARTY TRANSACTIONS AND BALANCES

1)	Nature of relationships with related parties

Name	Relationship with the Company
Jianping Zhou	Father of major shareholders of the Company and two of Taizhou Suxuantang shareholders, controlling shareholder of Taizhou Suxuantang from its inception to May 8, 2017
Jianbin Zhou	Father of major shareholders of the Company and one of Taizhou Suxuantang shareholders
Taizhou Jiutian Pharmaceutical Co. Ltd.	An entity controlled by Jianping Zhou
Taizhou Su Xuan Tang Chinese Medicine Co., Ltd.	An entity controlled by Jianping Zhou
Jiangsu Health Pharmaceutical Investment Co., Ltd.	An entity controlled by Jianping Zhou
Taizhou Su Xuan Tang Chinese Medicine Clinic	An entity controlled by Jianping Zhou

CHINA SXT PHARMACEUITICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.	RELATED PARTY TRANSACTIONS AND BALANCES (CONTINUED)

2)	Related party balances

a.	As of March 31, 2018 and 2017, the amount due from related parties was as follows:

	March 31, 2018		March 31, 2017
Jianping Zhou	$		$521,077
Jianbin Zhou		796
Taizhou Jiutian Pharmaceutical Co. Ltd.		132,961	308,410
Taizhou Su Xuan Tang Chinese Medicine Co., Ltd.		-	155,848
Jiangsu Health Pharmaceutical Investment Co., Ltd.		-	42,793
Taizhou Su Xuan Tang Chinese Medicine Clinic		-	-
		$133,757	$1,028,128

As of March 31, 2018 , amounts due from Jianbin Zhou were $796 . As of March 31, 2017, amounts due from Jianping Zhou were $521,077. The balance is interest-free and payable on demand.

The amounts due from Taizhou Jiutian Pharmaceutical Co. Ltd. and Taizhou Su Xuan Tang Chinese Medicine Co., Ltd. were primarily generated from sales transactions with both related parties. The transactions were at arm’s length and credit terms were three months from delivery of goods. The balances are expected to be settled on demand. The management assessed the repayment ability and intention of both customers and determined no impairment was necessary. The balances were fully repaid in July, 2018.

The amounts due from Jiangsu Health Pharmaceutical Investment Co., Ltd. were primarily caused by operating expenses paid by the Company on behalf of the related parties. The balances were unsecured and were repaid as of March 31, 2018.

CHINA SXT PHARMACEUITICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.	RELATED PARTY TRANSACTIONS AND BALANCES (CONTINUED)

b.	As of March 31, 2018 and 2017, the amount due to related parties was as follows:

	March 31, 2018	March 31, 2017
Taizhou Jiutian Pharmaceutical Co. Ltd.	$-	$272,219
Jiangsu Health Pharmaceutical Investment Co., Ltd.	-	284,721
	$-	$556,940

The balances due to related parties are unsecured and due on demand...

3)	Related party transactions

During the years ended March 31, 2018 and 2017, the Company generated revenue of $681,280 and $573,863, respectively, from sales transactions with Taizhou Jiutian Pharmaceutical Co. Ltd.

During the years ended March 31, 2018 and 2017, the Company generated revenue of $635,756 and $157,644 respectively, from sales transactions with Taizhou Su Xuan Tang Chinese Medicine Clinic.

14.	GUARANTEE

During the twelve months ended March 31, 2018, the Company provided financial guarantee services for Taizhou Jiutian Pharmaceutical Co. Ltd. in one bank borrowing of $501,538 (equivalent of RMB 3,150,000) for two-year period from maturity of bank borrowing on April 24, 2018, and the other of $668,718 (equivalent of RMB 4,200,000) for a two-year period from maturity of bank borrowing on May 2, 2018. The Company was obliged to pay on behalf the related party the principal, interest, penalty and other expenses if the related party defaults in payment. The Company did not charge financial guarantee fees over Taizhou Jiutian Pharmaceutical Co. Ltd.

 CHINA SXT PHARMACEUITICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15.	COMMITMENT

The following table sets forth the Company’s operating lease commitment as of March 31, 2018:

Office Rental
Year Ended March 31,
2019	$79,673
2020	79,673
Thereafter	617,465
Total	$776,811

For the years ended March 31, 2018 and 2017, rental expenses were $32,459 and $17,830 respectively.

16.	SUBSEQUENT EVENT

The Company evaluated all events and transactions occurred after March 31, 2018 through the date the Company issued the audited financial statements and noted no significant events need to be disclosed.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

Our M&A provides that the Company shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who is a director of the Company or a party in a legal proceeding by reason of the fact that the person is or was a director of the Company. According to our M&A, the indemnity only applies if the person acts honestly and in good faith with a view to the best interests of the Company and in the case of criminal proceedings, the person has no reasonable cause to believe that his or her conduct was unlawful.

Item 7. Recent Sales of Unregistered Securities

As inducement for Ziqun Zhou, Di Zhou and Feng Zhou “Suxuantang Shareholders”) who together hold 100% shares of Taizhou Suxuantang to enter into the VIE Agreements pursuant to which the Company shall obtain absolute control rights and the rights to the assets, property and revenue of Taizhou Suxuantang, the Company should have issued an aggregate of 20 million shares to the Suxuantang Shareholders. In July, 2017, three entities and seven individuals agreed to purchase an aggregate of 9.7 million shares of the Company at a per share price of $3.00 in a private transfer from the Suxuantang Shareholders in anticipation of the IPO of the Company. Therefore, instead of issuance of 20 million shares to the Suxuantang Shareholders, the Company issued 10.3 million shares to the Suxuantang Shareholders and issue 9.7 million shares to the three entities and seven individuals. As such on July 4, 2017, We issued 8,549,000 Ordinary Shares to Feng Zhou Management Limited, a BVI company 100% owned by Feng Zhou, 1,184,500 Ordinary Shares to Ziqun Zhou, and 566,500 Ordinary Shares to Di Zhou. Such percentages mirror the equity ownership of the Suxuantang Shareholders in Taizhou Suxuantang as of July 2017.

On October 20, 2017, we issued an aggregate of 9,700,000 Ordinary Shares to the three entities and seven individuals who purchased the shares from the Suxuantang Shareholders. more founders for the same nominal consideration at the purchase price of par value. We issued 1,900,000 Ordinary Shares to Suxuantang Medicine Healthcare Limited, 1,900,000 Ordinary Shares to Suxuantang Pharmaceutical Trading Limited, 1,900,000 Ordinary Shares to SXT Investment Management Ltd., 600,000 Ordinary Shares to Sijun Shen, 600,000 Ordinary Shares to Cuigui Yue, 400,000 Ordinary Shares to Zhaosen Chen, 400,000 Ordinary Shares to Changhong Zhang, 940,000 Ordinary Shares to Jun Qiu, 460,000 Ordinary Shares to Yan Zhang, and 600,000 Ordinary Shares to Jiaqi Chen. Each of the number of shares is based on their respective purchase price each of the purchasers paid to the Suxuantang Shareholders.

On October 20, 2017, Feng Zhou Management Limited transferred 49,000 Ordinary Shares to Di Zhou at a purchase price of $0.001 per share. Ziqun Zhou transferred 284,500 Ordinary Shares to Di Zhou at a purchase price of $0.001 per share. These 333,500 Ordinary Shares were transferred as gift as Di Zhou is a relative to both Feng Zhou and Ziqun Zhou. All transfers were conducted in private transactions under British Virgin Islands laws.

Item 8. Exhibits and Financial Statement Schedules

Exhibits and Financial Statement Schedules

(a) Exhibits

See Exhibit Index beginning on page II-6 of this registration statement.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the unaudited condensed consolidated financial statements or the Notes thereto.

Item 9. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)  If the Registrant is relying on Rule 430B (§230.430B of this chapter):

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) To file a post-effective amendment to the registration statement to include any financial statements required by item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(7) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(8) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Taizhou, People’s Republic of China, June 21, 2019.

China SXT Pharmaceuticals, Inc.

By:	/s/ Feng Zhou
Mr. Feng Zhou
Chief Executive Officer,
Chairman of the Board of Directors
(Principal Executive Officer)

/s/ Yao Shi
Mr. Yao Shi
Chief Financial Officer
Principal Accounting and Financial Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Feng Zhou as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended and all post-effective amendments thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Feng Zhou	Chief Executive Officer & Chairman of the Board	June 21, 2019
Feng Zhou

/s/ Yao Shi	Chief Financial Officer	June 21, 2019
Yao Shi

/s/ Jingzhen Deng	Chief Operating Officer & Chief Scientific Officer	June 21, 2019
Jingzhen Deng

/s/ Jun Zheng	Director	June 21, 2019
Jun Zheng

/s/ Junsong Li	Director	June 21, 2019
Junsong Li

/s/ Tulin Lu	Director	June 21, 2019
Tulin Lu

/s/ Wenwei Fan	Director	June 21, 2019
Wenwei Fan

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement thereto in New York, NY on June 21, 2019.

Hunter Taubman Fischer & Li LLC

By:	/s/ Joan Wu
Name: Joan Wu
Title: Partner

EXHIBIT INDEX

Exhibit No.	Description

3.1	Memorandum and Article of Association (1)
4.1	Series A Senior Convertible Note, dated May 2, 2019, by and among China SXT Pharmaceuticals, Inc. and Alto Opportunities Master Fund, SPC – Segregated Master Portfolio B *
4.2	Series A Senior Convertible Note, dated May 2, 2019, by and among China SXT Pharmaceuticals, Inc. and Hudson Bay Master Fund Ltd. *
4.3	Series B Senior Secured Convertible Note, dated May 2, 2019, by and among China SXT Pharmaceuticals, Inc. and Alto Opportunities Master Fund, SPC – Segregated Master Portfolio B *
4.4	Series B Senior Secured Convertible Note, dated May 2, 2019, by and among China SXT Pharmaceuticals, Inc. and Hudson Bay Master Fund Ltd. *
4.5	Secured Promissory Notes, dated May 2, 2019, issued from Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B to the Company under the Note Purchase Agreement *
4.6	Secured Promissory Notes, dated May 2, 2019, issued from Hudson Bay Master Fund Ltd. to the Company under the Note Purchase Agreement *
4.7	Series A Investor Warrant, dated May 2, 2019 issued to Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B *
4.8	Series A Investor Warrant, dated May 2, 2019 issued to Hudson Bay Master Fund Ltd. *
4.9	Series B Investor Warrant, dated May 2, 2019 issued to Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B *
4.10	Series B Investor Warrant, dated May 2, 2019 issued to Hudson Bay Master Fund Ltd. *
4.11	Series A Placement Agent Warrant, dated May 2, 2019 issued to FT Global Capital, Inc. *
4.12	Series B Placement Agent Warrant, dated May 2, 2019 issued to FT Global Capital, Inc. *
5.1	Opinion of Campbells regarding the validity of the Ordinary Shares being Registered *
10.1	Securities Purchase Agreement, dated April 15, 2019, among China SXT Pharmaceuticals, Inc. and the investor parties thereto (2)
10.2	Amendment No. 1 to Securities Purchase Agreement, dated May 2, 2019, by and among China SXT Pharmaceuticals, Inc. and the investors thereto (3)
10.3	Registration Rights Agreement, dated May 2, 2019, by and among China SXT Pharmaceuticals, Inc. and the investors under the Securities Purchase Agreement *
10.4	Note Purchase Agreement, dated May 2, 2019, by and among China SXT Pharmaceuticals, Inc. and Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B under the Securities Purchase Agreement *
10.5	Note Purchase Agreement, dated May 2, 2019, by and among China SXT Pharmaceuticals, Inc. and Hudson Bay Master Fund Ltd. under the Securities Purchase Agreement *
10.6	Master Netting Agreement, dated May 2, 2019, by and among China SXT Pharmaceuticals, Inc. and Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B under the Securities Purchase Agreement *
10.7	Master Netting Agreement, dated May 2, 2019, by and among China SXT Pharmaceuticals, Inc. and Hudson Bay Master Fund Ltd. under the Securities Purchase Agreement *
10.8	Employment Agreement by and between CEO Feng Zhou and China SXT Pharmaceuticals, Inc. dated November 28, 2017 (4)
10.9	Employment Agreement by and between CFO Yao Shi and China SXT Pharmaceuticals, Inc. dated November 28, 2017 (5)
10.10	Employment Agreement by and between COO Jingzhen Deng and China SXT Pharmaceuticals, Inc. dated November 28, 2017 (6)
22.1	List of Subsidiaries *
23.1	Consent of ZH CPA, LLC *
23.2	Consent of Campbells (included in Exhibit 5.1) *

(1)	Incorporated by reference to our Form F-1, exhibit 3.1, filed on April 20, 2018
(2)	Incorporated by reference to our Form 6-K, exhibit 10.1, filed on April 17, 2019
(3)	Incorporated by reference to our Form 6-K, exhibit 10.1, filed on May 3, 2019
(4)	Incorporated by reference to our Form F-1, exhibit 10.3, filed on December 4, 2017
(5)	Incorporated by reference to our Form F-1, exhibit 10.4, filed on December 4, 2017
(6)	Incorporated by reference to our Form F-1, exhibit 10.5, filed on December 4, 2017

*	Filed herein